PURCHASE AGREEMENT
Dated as of June 7, 2023
by and among
Avanos Medical, Inc.,
the Sellers party hereto
and
SunMed Group Holdings, LLC

i

ii

iii

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of June 7, 2023 (the “Agreement Date”), is made by and among Avanos Medical, Inc., a Delaware corporation (“Parent”), each of the Sellers (as defined herein) by its execution and delivery of a counterpart signature page hereto, whether as of the Agreement Date or at any time after the Agreement Date, and SunMed Group Holdings, LLC, a Delaware limited liability company (“Buyer”). Each of Parent, the Sellers and Buyer are collectively referred to from time to time herein as the “Parties” and each individually as a “Party.”
WHEREAS, Parent, directly and through its various Affiliates, including the Sellers, is engaged in, among other things, the Business at various locations around the world; and
WHEREAS, Parent and Sellers desire to sell, or cause to be sold, to Buyer (or a Designated Purchaser thereof), and Buyer (or a Designated Purchaser thereof) desires to purchase from Parent and Sellers, certain properties, rights and assets of Parent and Sellers used or held for use in the operation of the Business, and in connection therewith Buyer (or a Designated Purchaser thereof) is willing to assume certain liabilities relating to the Business, all upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01    Certain Defined Terms. For purposes of this Agreement:
“Accounting Principles” means the same accounting methods, practices, principles, policies and procedures, with consistent classifications and valuation and estimation methodologies that were used by Parent in the preparation of the Annual Financial Statements solely to the extent consistent with GAAP (and, if not consistent with GAAP, then methodologies that are consistent with GAAP).
“Action” means any action, arbitration, audit, charge, investigation, litigation, examination, settlement or other suit or legal proceeding (whether civil, criminal, administrative, investigative, or informal and whether brought at law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, mediator or arbitrator.
“Adjustment Amount” means an amount (which may be a positive or negative number) equal to the Closing Purchase Price minus the Estimated Purchase Price.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, “Affiliate” shall include, with respect to each party hereto, any Person resulting from any internal reorganization, provided such resulting Person is an Affiliate. For purposes of this Agreement, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.
“Affiliate Arrangement” means any Contract between or among Parent and/or one or more Subsidiaries of Parent, in each case, relating to the Business, including any professional services, management services, consulting, fee, reimbursement or other arrangements.
“Aggregate SKU-Level Excess” means the aggregate sum of all Applicable SKU-Level Excess (which in no event shall be a negative number).
“Aggregate SKU-Level Shortfall” means the aggregate sum of all Applicable SKU-Level Shortfalls (which in no event shall be a negative number).
“Ancillary Agreements” means the Transfer Agreements, the Transition Services Agreements, the Supply Agreement, the Distribution Agreements, Bills of Sale, the Escrow Agreement and any other agreements that Parent and Buyer may mutually agree upon prior to the Closing (or, with respect to any Later Closing, the applicable Later Closing Date).
“Annual Financial Statements” means the consolidated balance sheet and related consolidated statements of income, changes in equity and cash flows of Avanos as of and for the year ended December 31, 2022, filed by Avanos with the Securities and Exchange Commission.
“Applicable SKU-Level Excess” means, with respect to each of the twenty (20) Specified NWC SKUs set forth on Appendix I, the amount (if any) by which (x) the aggregate value of all Acquired Inventory within such Specified NWC SKU (determined as of the Reference Time in accordance with the Accounting Principles) is greater than (y) the Applicable SKU-Level Target for such Specified NWC SKU. If the amount in clause (x) for any particular Specified NWC SKU is less than or equal to the amount in clause (y) for such Specified NWC SKU, then the “Applicable SKU-Level Excess” for such Specified NWC SKU shall be $0 (and in no event shall any Applicable SKU-Level Excess be a negative number).
“Applicable SKU-Level Shortfall” means, with respect to each of the twenty (20) Specified NWC SKUs set forth on Appendix I, the amount (if any) by which (x) the aggregate value of all Acquired Inventory within such Specified NWC SKU (determined as of the Reference Time in accordance with the Accounting Principles) is less than (y) the Applicable SKU-Level Target for such Specified NWC SKU. If the amount in clause (x) for any particular Specified NWC SKU is equal to or greater than the amount in clause (y) for such Specified NWC SKU, then the “Applicable SKU-Level Shortfall” for such Specified NWC SKU shall be $0 (and in no event shall any Applicable SKU-Level Shortfall be a negative number).
“Applicable SKU-Level Target” means, with respect to each of the twenty (20) Specified NWC SKUs set forth on Appendix I, the amount set forth on Appendix I opposite such Specified NWC SKU under the heading “Applicable SKU-Level Target”.
“Assumed Liabilities” means, collectively, the Initial Assumed Liabilities and the Later Assumed Liabilities.
“Assumed Net Working Capital” means the sum of (x) the aggregate value of the Acquired Inventory (but excluding any Acquired Inventory within the Specified NWC SKUs) plus operating supplies and spare parts, determined on a consolidated basis, without duplication, as of the Reference Time in accordance with the Accounting Principles, and (y) the Aggregate SKU-Level Excess (if any).

“Assumption Agreement” means, an Assignment and Assumption Agreement to be executed by Buyer (or a Designated Purchaser) at the Closing, in form and substance reasonably satisfactory to Parent and Buyer.
“Base Purchase Price” means (a) $110,000,000 minus (b) the India Purchase Price.
“Bills of Sale” means the Bills of Sale and Assignment to be executed by Parent and its Affiliates at the Closing or any Later Closing, as applicable.
“Books, Records and Files” means any files, ledgers, correspondence (including e-mails), studies, reports, records (including shipping and personnel records), books of account, invoices, instruments, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, diskettes, tapes, marketing plans, customer lists and records, supplier lists and records, distributor lists and records, manuals, quality control records, research and development files, policies and procedures, marketing materials, correspondence and other documents, other than Tax Returns, existing as of the Closing Date or any Later Closing Date, as applicable (or, with respect to such Books, Records and Files relating to Continuing Employees, as of the applicable Delayed Transfer Date), whether in hard copy or computer or other electronic format.
“Business” means the respiratory health business of Parent and its Affiliates, which business involves the development, design, manufacture, quality control, marketing, sourcing, distribution and sale by Parent and its Affiliates of consumable health care medical devices, supplies and solutions for respiratory care, including all Business Products. For purposes of this Agreement, references to the Business shall be deemed to include the Purchased Assets, if the context so requires; provided, that in the event that, after the date of this Agreement, Parent or its Affiliates acquire any business line or operations in respect of the digestive care operations within the Retained Business that include, as part of and incidental to such acquired operations, neonatal respiratory operations, such neonatal respiratory operations shall not be included in the Business.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York.
“Business Intellectual Property” means, collectively, the Business Transferred Intellectual Property and the Seller Licensed Marks.
“Business Products” means (a) all Products within the product families to be set forth on Section 1.01(BP) of the Seller Disclosure Schedule (to include endotracheal tubes (and clearing systems), closed suction catheters, mini-bal catheters, airway heat moisture exchangers, oral care kits and related accessories), including all Ballard* and MicroCuff* product lines, and (b) any other Products manufactured, performed, marketed, licensed, sold, distributed and/or otherwise made commercially available by Parent or its Affiliates primarily relating to the Business as of immediately prior to the Closing or during the twelve (12) month period prior thereto.
“Business Transferred Intellectual Property” means all Patents owned or purported to be owned by Parent or its Affiliates, the subject matter of which is used in the Business, and all other Intellectual Property owned or purported to be owned by the Parent or its Affiliates that is primarily relating to or primarily used in the Business, including all Intellectual Property listed on Section 1.01(B) of the Seller Disclosure Schedule.
“Buyer Related Party” means any of Buyer’s former, current or future general or limited partners, equityholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, Representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, equityholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, Representative, agent, assignee or successor of any of the foregoing.
“Cash” means, with respect to any Person, as of any particular time of determination, all cash and cash equivalents required to be reflected as cash and cash equivalents on a balance sheet (including any short term investments) of such Person as of such time of determination, however derived, as determined in accordance with the Accounting Principles, expressly including all outstanding deposits, deposits in transit, any received and uncleared checks, wires or drafts, but expressly excluding any security deposits or similar collateral held by third parties.
“Closing Indebtedness” means the outstanding amount of Indebtedness, on a consolidated basis, without duplication, calculated as of the Reference Time, in each case, for which any of Buyer or its Subsidiaries (including any Designated Purchaser) is reasonably likely to have any Liability as a result of assuming the other Assumed Liabilities.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contingent Workers” means all of the independent contractors, consultants, contractors, sub-contractors, temporary employees, leased employees or other agents used by the Business, Parent, or Sellers (as applicable) primarily in connection with the Business and classified by the Business, Parent, or the Sellers (as applicable) as other than employees, or compensated other than through Form W-2 wages paid by the Business, Parent, or the Sellers (as applicable) through its or their payroll function.
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, sublease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, arrangement, commitment or instrument (whether written or oral), including all amendments thereto.
“Delayed Transfer Date” shall mean a date, following the Closing Date, on which a Continuing Employee becomes an employee of the Buyer or one of its Affiliates, as determined in the sole discretion by Buyer. Section 1.01(DT) of the Seller Disclosure Schedule sets forth the expected (but not final and binding) Delayed Transfer Date for each applicable jurisdiction as agreed by Parent and Buyer as of the date hereof.
“Distribution Agreements” means distribution services agreements to be entered into between Buyer or its Affiliates and those Affiliates of Parent listed on Section 1.01(C) of the Seller Disclosure Schedule (the “Distribution Parties”), substantially in the form of Exhibit A together with any revision thereto reasonably necessary to comply with local Laws.
“Employee Benefit Plan” means collectively, each pension, provident, retirement, gratuity, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plan, fund, policy, benefit, program, practice, custom, agreement, arrangement or understanding for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (a) arrived at through collective bargaining or otherwise, (b) funded or unfunded, (c) covered or qualified under the Code, ERISA or any other applicable Law or scheme rules, (d) set forth in an employment agreement or consulting agreement and (e) written or oral.

“Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, security interest, title defect, voting trust, shareholders’ agreement, proxy, encumbrance, lien, burden, license, charge or other similar restriction, lease, sublease, title retention agreement, option, right of first refusal, easement, covenant, encroachment or other adverse claim, other than, with respect to Business Intellectual Property, any nonexclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice.
“Endoclear Purchase Agreement” means that certain Asset Purchase Agreement, dated as of September 18, 2019, by and between Endoclear LLC and Avanos Medical, Inc.
“Enterprise-Wide Contract” means any Contract to which Parent or any of its Subsidiaries is a party which provides for the purchase, ownership, sale, lease, license or other provision of materials, supplies, goods, equipment, Intellectual Property or services of, to, or by, Parent or any of its Subsidiaries on an enterprise-wide basis and not primarily for any particular business, division, franchise or subsidiary, including all Contracts with respect to Parent Plans, IT Assets, insurance policies, transportation, and accounting, legal or similar professional services; provided, that “Enterprise-Wide Contracts” shall not include any Occupancy Agreements related to the Transferred Leased Real Property, the Assumed Contracts or any other Contracts primarily relating to the Business.
“Environmental Laws” means all Laws concerning (a) public health and safety, worker health and safety, pollution or the environment or (b) the presence, Release, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of, or exposure to, any Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Parent.
“Excluded Taxes” means (a) all Taxes (or the non-payment thereof) of Parent, Sellers and their Affiliates, or for which Parent, any Seller or any of their Affiliates is otherwise liable (including by Contract or pursuant to any Law, as a transferee, or as a successor), for any taxable period, including all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Parent or any Seller (or any predecessor thereof) is or was a member on or prior to the Closing Date or any Later Closing (as applicable), including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (b) all Taxes (or the non-payment thereof) relating to the Excluded Assets and Excluded Liabilities for any taxable period; (c) all Taxes (or the non-payment thereof) relating to the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (d) all Conveyance Taxes for which Parent (or its Affiliates) is responsible as provided in Section 7.04; and (e) any VAT for which Parent (or its Affiliates) is responsible as provided in Section 7.05.
“FDA” means the United States Food and Drug Administration.
“Fraud” means an actual and intentional fraud of a Party with respect to any representations or warranties set forth in this Agreement or in any certificate delivered pursuant to this Agreement, and not with respect to any other matters, in each case, as finally determined by a court of competent jurisdiction; provided, that Fraud will only be deemed to exist if such party had actual knowledge (as opposed to imputed or constructive knowledge) that the representation or warranty made by such party was actually breached with the intention that another party rely thereon to its detriment and such other party did so rely and suffer the Losses being claimed.
“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization, Authority and Qualification), Section 3.02(a)-(b) (No Conflict), Section 3.03 (Governmental Consents and Approvals), Section 3.16 (Assets; Title to Assets; Sufficiency), Section 3.17 (Brokers), Section 4.01 (Organization, Authority and Qualification), and Section 4.04 (Brokers).
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
“Governing Documents” means, as appropriate, the charter, articles or certificate of incorporation, certificate of formation, articles of organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, memorandum of association, articles of association or analogous governing documents of any Person.
“Government Contract” means any Contract between any Person, on the one hand, and any Governmental Authority on the other hand; provided, however, that a task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Authority” means any domestic or foreign federal, state, provincial, commonwealth, county, district or local government, governmental, quasi-governmental, regulatory or administrative authority, agency, department, instrumentality, board, bureau or commission, or any court, tribunal, or judicial or arbitral body (public or private), or any other Person empowered by any of the foregoing to enforce or seek compliance with any Law or exercise executive, legislative, judicial, regulatory or administrative functions of government.
“Governmental Order” means any order, writ, judgment, injunction, ruling, decree, settlement, stipulation, determination or award put into effect or imposed or entered into by or with any Governmental Authority, whether temporary, preliminary or permanent.
“Hazardous Materials” means (a) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons, heavy metals, mold, mycotoxins, per- or polyfluoroalkyl substances, chlorinated solvents, and ozone-depleting substances, and (b) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by any Governmental Authority or pursuant to any Environmental Law, including Resource Conservation and Recovery Act hazardous wastes and Comprehensive Environmental Response Compensation and Liability Act hazardous substances.
“Health Care Laws” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., the Public Health Service Act, 42 U.S.C. § 201 et seq., the federal Anti-Kickback Law, 42 U.S.C. § 1320a-7b(b), the Stark Law, 42 U.S.C. § 1395nn, the federal False Claims Act, 31 U.S.C. § 3279, et seq., the exclusion laws (42 U.S.C. §1320a-7), the federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the U.S. Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h, the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, HIPAA false statement provisions, 18 U.S.C. § 1035, and the HIPAA health care fraud provisions, 18 U.S.C. § 1347, or comparable state and local Laws, regulations, orders, or administrative guidance and requirements promulgated pursuant to or related to such Laws, and any other similar laws or Laws of foreign jurisdictions.
“Inactive Business Employee” means a Business Employee who as of the Closing Date or Delayed Transfer Date, as applicable, is absent from employment due to military service, approved leave under the Family and Medical Leave Act or other similar Law or any other authorized absence.
“Indebtedness” means, with respect to any Person, as of any particular time of determination, without duplication, the aggregate sum of the following (including any unpaid principal, accrued interest, premiums, prepayment penalties, make-whole premium, consent or other fees, reimbursements, and all other amounts or similar contractual charges payable in connection with the repayment or discharge in full thereof): (a) the amount of Liabilities of such Person for borrowed money (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due), (b) the amount of Liabilities such Person evidenced by notes, bonds, debentures or similar instruments or debt securities, (c) any hedging, derivative or swap, collar, cap or similar arrangement of such Person, determined as if such instrument were terminated on the Closing Date, (d) any Liabilities of such Person in respect of letters of credit, surety bonds or bank guarantees, contingent or otherwise, (e) unpaid Taxes of Parent or the Sellers (or their Affiliates) relating to the Business, the Purchased Assets, or the Assumed Liabilities for any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in accordance with Section 7.06) and for which Buyer is responsible for remitting under applicable Law; (f) with respect to Business Employees, all defined benefit pension, defined contribution pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, up to 40 hours of accrued paid time off, accrued but unpaid medical claims, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of Parent or any of its Subsidiaries who terminated employment or whose services to Parent or any of its Subsidiaries have ceased (as applicable) prior to the Closing, and deferred compensation Liabilities, in each case for which Parent or any of its Subsidiaries has any Liability, together, in each case, with any associated employer payroll Taxes, (g) any Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by Parent or the Sellers, (h) any Liabilities secured by an Encumbrance (other than a Permitted Encumbrance) on the assets of such Person, (i) any Liabilities under leases (i) that are required by GAAP to be recorded as capital leases and (ii) under which Parent or a Seller is liable as lessee, (j) other than the Liabilities under the Endoclear Purchase Agreement, any Liabilities for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise as obligor, including earn-outs, holdbacks, seller notes, and similar deferred payment obligations (other than trade payables), in each case, assuming the maximum amount thereof is earned or payable, (k) with respect to the Endoclear Purchase Agreement, only those Liabilities for deferred purchase price which are due and payable by such Person on or prior to the Closing Date; provided, that, for the avoidance of doubt, such Liabilities shall include the Earn-out Payment (as defined in the Endoclear Purchase Agreement) of $1,000,000 contemplated by Section 2.7(b)(i) of the Endoclear Purchase Agreement and (l) all Liabilities related to any guarantees by such Person of any of the foregoing described in clauses (a) through (k) of any other Person (whether or not such obligations are assumed by such Person).
“Indemnified Parties” means the Buyer Indemnified Parties and the Parent Indemnified Parties.
“India Purchase Agreement” means a business transfer agreement to be entered into by and among the Parent Indian Subsidiary and the Buyer Indian Subsidiary, in form and substance reasonably satisfactory to Parent and Buyer.

“India Purchase Price” means the purchase price payable to any Seller in respect of the acquisition of the Specified OUS Assets pursuant to the India Purchase Agreement.
“Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (a) patents, patent applications of any kind, and patent rights (collectively, “Patents”), (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all applicable goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Trademarks”), (c) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights, and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”), (d) rights under applicable trade secret Law in trade secrets and other confidential or proprietary information (including know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures, testing results and business, financial, sales and marketing plans) (collectively “Trade Secrets”), (e) other intellectual property rights and/or proprietary rights recognized by Law and (f) goodwill associated with the foregoing and claims of infringement and misappropriation of any and all of the forgoing against third parties.
“IRS” means the Internal Revenue Service of the United States.
“IT Assets” means collectively: (a) information technology related tangible physical components, parts and materials such as hardware and data processing equipment including computers, servers, routers, hubs, switches, workstations, data communications lines, telecommunications devices, and all other comparable tangible information technology related equipment (collectively, “IT Hardware Assets”); and (b) information technology related systems, programs and applications including information and data processing systems, networks, firmware, middleware, platforms, interfaces, source code, object code, functions, capabilities, instructions, manuals, materials and all other comparable information technology related systems, programs and applications including, as defined in 17 U.S.C. § 101 of the US Copyright Act, any “set of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result” (collectively, “IT Software Assets”), but in each case excluding any Intellectual Property covering the foregoing.
“Knowledge” means, when used in connection with (a) Buyer with respect to any matter in question, the actual knowledge of Buyer’s officers, after reasonable inquiry, and (b) Parent and Sellers with respect to any matter in question, the actual knowledge of Parent’s officers that are identified on Section 1.01(D) of the Seller Disclosure Schedule, in each case, after reasonable inquiry.
“Law” means, with respect to any Person, any United States federal, state, commonwealth, local or any non-United States (whether federal, provincial or local) statute, law, ordinance, treaty, regulation, rule, code, Governmental Order, directive, or other requirement or rule of law enacted, issued, adopted, or promulgated by any Governmental Authority that is binding upon or applicable to such Person or the operations or assets thereof.

“Leased Real Property” means each parcel of real property leased by Parent or its Affiliates that is used in any material respect in the Business as set forth on Section 1.01(E) of the Seller Disclosure Schedule.
“Liabilities” means any and all debts, liabilities, obligations, Taxes, penalties, judgments, damages, awards, fines and expenses, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, but not limited to, those arising under any Law, Action or Governmental Order and those arising under any Contract or undertaking.
“Local Mexico Assets” means any Purchased Assets owned or held for use by the Maquila (excluding the Maquila Assets owned by the Maquila Sponsor).
“Look-Back Date” means the date that is five (5) years prior to the date of this Agreement provided, that for Section 3.07 (other than Section 3.07(a)), Section 3.15 and Sections 3.21(a)-(c) the “Look-Back Date” means the date that is six (6) years prior to the date of this Agreement.
“Maquila” means Avent S. de R.L. de C.V.
“Maquila Assets” means any and all Purchased Assets that are owned by the Maquila Sponsor and used (or held for use) in the operation of the Maquila.
“Maquila Sponsor” means Avent, Inc.
“Mexico Assets” means (i) the Maquila Assets and (ii) any Local Mexico Assets, but excluding any Mexico Unfinished Inventory.
“Mexico Unfinished Inventory” means all Inventory owned by Avanos Medical Sales, LLC and held for use by the Maquila that is not finished product, including all raw materials, works in process, and semi-finished products.
“Occupancy Agreement” means any lease, sublease, license or other occupancy agreement with respect to real property.
“Parent Indian Subsidiary” means Avanos Medical India Private Limited, an Indian company.
“Parent Plan” means any Employee Benefit Plan that (a) is sponsored, maintained or contributed to by Parent or any of its Affiliates and (b) covers or provides benefits to employees of the Business.
“Parent Related Parties” means any of Parent’s former, current or future Affiliates and any of the foregoing’s respective former, current or future officers, directors, employees, Affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.
“Parent Retained Intellectual Property” means all Intellectual Property owned by Parent or its Affiliates other than the Business Transferred Intellectual Property.
“Participate In” shall mean having a direct or indirect pecuniary, financial or ownership interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or lending money to or rendering any direct or indirect service or assistance to permitting the use of his, her or its name by, managing, controlling, promoting, aiding, assisting, operating, or participating in, any Person (whether as a director, officer, manager, general or limited partner, member, supervisor, employee, agent, consultant or in any other capacity), or working for or providing services to any Person, whether with or without compensation.
“Permit Grant Date” means with respect to any Business Products for which the applicable Registration in a particular jurisdiction cannot be transferred to or obtained by Buyer or its Affiliates on or prior to the Closing Date, the date on which Buyer or its Affiliate receives a Registration for such product in such jurisdiction.
“Permits” means approvals, clearances, authorizations, certificates, filings, franchises, licenses, notices, permits, and Registrations of or with Governmental Authorities.
“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due or delinquent (or that may be paid without interest or penalties) or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s and carrier’s Encumbrances arising in the ordinary course of business consistent with past practice for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (c) Encumbrances arising in the ordinary course of business consistent with past practice in respect of deposits held by third parties included in the Purchased Assets, (d) restrictions on the transfer of securities imposed by state, provincial or federal securities Laws, (e) general utility easements serving real property and other instruments and encumbrances affecting real property, recorded in the public records where the real property is located and that arise in the ordinary course of business consistent with past practice and that do not materially interfere with the operation of any real property of the Business in the manner in which it is currently used, taken as a whole, (f) Encumbrances that would be shown on a current and accurate survey of real property (other than those securing Indebtedness (other than Indebtedness of landlords)), (g) zoning laws, ordinances and other similar restrictions on real property, none of which materially interferes with the present use of the related real property and (h) Encumbrances in favor of landlords under Occupancy Agreements that constitute Purchased Assets.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, joint venture or other entity.
“Personal Information” means any and all information that relates to or can reasonably be used to identify a natural person. Personal Information also includes any information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or any similar term by the Parent in its privacy policies or other public-facing statements or otherwise under any applicable Privacy Laws. Personal Information includes information in any form, including paper, electronic and other forms.
“Post-Closing Tax Period” means any taxable period (or portion thereof) commencing after the Closing Date (or with respect to any foreign jurisdiction, the Later Closing Date with respect to such jurisdiction), including the portion of any Straddle Period commencing after the Closing Date (or with respect to any foreign jurisdiction, the Later Closing Date with respect to such jurisdiction).
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date (or with respect to any foreign jurisdiction, the Later Closing Date with respect to such jurisdiction), including the portion of any Straddle Period ending on the Closing

Date (or with respect to any foreign jurisdiction, the Later Closing Date with respect to such jurisdiction).
“Privacy Laws” means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, privacy, data security, data or security breach notification, any penalties and compliance with any Governmental Order, including, without limitation, Section 5 of the Federal Trade Commission Act, the Electronic Communications Privacy Act of 1986, the Stored Communications Act, Fair Credit Reporting Act (FCRA), HIPAA, the Gramm-Leach-Bliley Act, the California Consumer Privacy Act and other United States state-level privacy law equivalents, the Children’s Online Privacy Protection Act, the Illinois Biometric Information Privacy Act and all other Laws governing the processing of biometric data, the CAN-SPAM Act, the Telephone Consumer Protection Act the Massachusetts Data Security Regulations set forth at 201 CMR 17.00, Canada’s Personal Information Protected and Electronic Documents Act, Canada’s Anti-Spam Legislation, the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation or), EU Directive 95/46/EC, EU Directive 2002/58/EC and any laws or regulations implementing either or both of the GDPR, EU Directive 95/46/EC, and EU Directive 2002/58/EC (each as amended from time to time) and any analogous Privacy Laws in any foreign jurisdiction in which the Business carries on its business and / or from which the Business collects Personal Information.
“Products” means the products and services developed, produced, manufactured, marketed, licensed, sold, distributed or performed by or on behalf of a Person and all products and services currently under development by a Person.
“Purchased Assets” means, collectively, the Initial Purchased Assets and the Later Purchased Assets.
“Reference Time” means 12:01 a.m. Eastern time on the Closing Date.
“Registrations” means authorizations, permits, licenses, certificates, filings, notices, authorizations or approvals issued by any Governmental Authority (including marketing approvals or clearances, investigational device exemptions, establishment registrations, product listings, manufacturing approvals or authorizations, CE markings, pricing and reimbursement coverage decisions and approvals, labeling approvals or their foreign equivalent), in each case that are required to conduct the Business under applicable Health Care Laws, including the development, manufacture, distribution, marketing, labeling, import, export, preclinical and clinical testing or sale of the Business Products currently being sold by or on behalf of the Business or future Products or product lines being developed by the Business.
“Registration Transition Period” means, with respect to any Business Products for which the applicable Registration in a particular jurisdiction cannot be transferred to or obtained by Buyer or its Affiliates on or prior to the Closing Date, the period beginning on the Closing Date and ending on the earlier of (a) 45 days after the Permit Grant Date and (b) the third (3rd) anniversary of the Closing Date.
“Release(d)” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, abandonment, leaching, migrating or disposing into or through the indoor or outdoor environment.
“Representatives” means with respect to any Person, such Person’s directors, officers, employees, managers, members, partners (whether limited or general), principals, agents, investment bankers, attorneys, accountants and other advisors or representatives, including in the case of Buyer, any existing or potential financing source (including lenders and co-investors).

“Restricted Area” means anywhere in the world, including the United States, Mexico, Canada, the United Kingdom, the European Union, India, Japan, China, Australia or any other country, including any political subdivision or geographical region thereof.
“Restricted Business” shall mean any Person or business conducted anywhere in the Restricted Area that is engaged in the Business, or otherwise competes with any line of business conducted by the Business as of the Closing Date or conducted by the Business during the twenty four (24) month period prior to the Closing Date.
“Restricted Parties” means Parent and any Subsidiaries, directly or indirectly, controlled by Parent from and after the Closing, and their respective successors and assigns.
“Restricted Period” means the period from the Closing Date through the fifth (5th) anniversary of the Closing Date.
“Retained Business” means the business and operations of Parent and its Subsidiaries other than the Business or the Purchased Assets.
“Retained Employee” means any employee that is not a Business Employee as of the Closing Date and any other employee set forth on Section 1.01(RE) of the Seller Disclosure Schedule.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under Sanctions Laws, including (a) any Person identified in any list of restricted Persons maintained by (i) the United States Department of the Treasury, Office of Foreign Assets Control (including but not limited to the Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List), the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State; (ii) His Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union or any member state thereof; (b) any Person that is located, organized, or ordinarily resident in a Sanctioned Territory; (c) any Person that is a Governmental Authority of, or is otherwise a representative, political subdivision, agency or instrumentality of the government of, any Sanctioned Territory or of Venezuela; and (d) any Person directly or indirectly, individually or in the aggregate, 50% or more owned or controlled by a Person or Person(s) described in the foregoing clauses (a), (b) or (c).
“Sanctioned Territory” means any country, region or territory that is itself subject to embargoes or comprehensive restrictions under Sanctions Laws (as of the date of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic (DNR) and so-called Luhansk People’s Republic (LNR) regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctions Laws” means all Laws concerning trade, financial and economic sanctions, including embargoes, export restrictions, import restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, the ability to take an ownership interest in assets of specified Persons or located in a specified country or similar restrictive measures, and any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior, that are administered and enforced by the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Kingdom (including His Majesty’s Treasury), the European Union and any member state thereof, the United Nations or any similar Governmental Authority with jurisdiction over Parent or any Seller (in each case, solely with respect to the Business).

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto, dated as of the Agreement Date, delivered by Parent to Buyer in connection with this Agreement.
“Seller Material Adverse Effect” means any one or more events, developments, circumstances, occurrences, changes or effects (collectively, “Effects”) that, individually or in the aggregate, (a) has had or would reasonably be expected to have a materially adverse effect on the business, financial condition, or results of operations of the Business, taken as a whole, or the Purchased Assets or the Assumed Liabilities or (b) has prevented, materially impaired or materially impeded, or would reasonably be expected to prevent, materially impair or materially impede, the ability of Parent or the Sellers (i) to timely perform their obligations under this Agreement or (ii) to consummate the transactions contemplated hereby; provided, however, that for purposes of the foregoing clauses (a) and (b)(i), Seller Material Adverse Effect shall not include any Effect resulting from (i) changes in general economic or financial, credit or securities market conditions or prevailing interest rates, (ii) general changes in the industries in which the Business operates, (iii) changes or proposed changes in Law or GAAP or interpretations or enforcement thereof by any Governmental Authority, in each case, first occurring after the Agreement Date, (iv) changes or proposed changes in reimbursement rates or coverage limitations applicable to the products of the Business, in each case, first occurring after the Agreement Date, (v) the announcement of this Agreement or any of the transactions contemplated hereby, the fulfillment of the Parties’ obligations under this Agreement (other than the obligation to operate in the ordinary course of business consistent with past practice), or the consummation of the transactions contemplated hereby, (vi) actions or omissions of the Parent or any of its Affiliates at Buyer’s written request or with Buyer’s written consent (excluding actions or omissions required to be taken by the terms of this Agreement to operate in the ordinary course of business consistent with past practice), or (vii) weather, natural disasters, earthquakes, pandemics, epidemics, disease outbreaks, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any hostilities, acts of war, sabotage or terrorism or military actions; provided, further, that notwithstanding the foregoing, any Effect described in the foregoing exclusions in (i)-(iv) and (vii) may be taken into account in determining whether or not there has been or would reasonably likely to be a “Seller Material Adverse Effect” solely to the extent, and only to the extent, that such Effect is disproportionately adverse to the Business, taken as a whole, as compared to other companies operating in the industries in which the Business operates.
“Sellers” means, individually or collectively, those Affiliates of Parent that own Purchased Assets, each of which is identified (including the jurisdiction of such Seller) in Section 1.01(F) of the Seller Disclosure Schedule; provided, however, that Parent may, with the consent of Buyer (not to be unreasonably withheld, conditioned or delayed), update Section 1.01(F) of the Seller Disclosure Schedule on or before the Closing Date to the extent that other Affiliates of Parent are after the date hereof identified as owning Purchased Assets and provided, further, that such updates do not introduce any new foreign jurisdictions other than those jurisdictions of Sellers identified in Section 1.01(F) of the Seller Disclosure Schedule as of the Agreement Date.
“Shared Contract” means a Contract, other than an Enterprise-Wide Contract, between Parent or any of its Affiliates, on the one hand, and a third Person, on the other hand, pursuant to which both (i) the Business and (ii) one or more other businesses of Parent, a Seller or any of their respective Affiliates, receives the benefits of tangible or intangible goods and/or services or is bound.
“Solvent” means, with respect to any Person or business, taken as a whole, that: (a) the fair saleable value (determined on a going concern basis) of the assets of such Person and its Subsidiaries, or such business, in either case, taken as a whole, shall be greater than the total amount of the Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of such Person and its Subsidiaries, or such business, in either case, (b) such Person and its Subsidiaries, or such business, in either case, shall be able to pay their Liabilities in the ordinary course of business as they become due, and (c) such Person and its Subsidiaries, or such business, in either case, shall have adequate capital to carry on their businesses and all businesses in which they are engaging or are about to engage.
“Specified NWC SKUs” means each of the twenty (20) specific line-item SKUs of inventory set forth on Appendix I, based on the code set forth under the heading “Specified NWC SKU”.
“Specified OUS Assets” means the assets set forth in Section 1.01(G) of the Seller Disclosure Schedule.
“Specified OUS Liabilities” means the liabilities set forth on Section 1.01(G) of the Seller Disclosure Schedule.
“Straddle Period” means any taxable period beginning on or before the Closing Date (or with respect to any foreign jurisdiction, the Later Closing Date with respect to such jurisdiction) and ending after the Closing Date (or with respect to any foreign jurisdiction, the Later Closing Date with respect to such jurisdiction).
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Supply Agreement” means supply agreement to be entered into between Buyer or its Affiliates and Avanos Medical Sales, LLC, substantially in the form of Exhibit B.
“Target Assumed Net Working Capital” means $49,314,000.
“Tax” or “Taxes” means any United States federal, state or local or non-United States (whether federal, state, provincial, local or otherwise) taxes, charges, fees, duties, tariffs, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real property, personal property, sales, use, escheat, unclaimed property, franchise, excise, value added, goods and services, harmonized sales, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, alternative or add-on minimum, registration, estimated, withholding, social security (or similar), or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not, including any liability for Taxes as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period and any liability for Taxes of another Person pursuant to a Contract, as a transferee or successor, or under Treasury Regulations Section 1.1502-6 or analogous state, local or foreign Law or otherwise, and including any liability for abandoned or unclaimed property.
“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Taxation Authority” means any Governmental Authority having any responsibility for (a) the determination, assessment or collection or payment of any Tax, or (b) the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“ToGC” means the transfer of a business as a going concern, whether pursuant to Article 19 of the Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any applicable Laws implementing such Article, or any equivalent Laws outside of the European Union.
“Trade Laws” means all applicable import, export control and anti-boycott Laws, including the Export Control Reform Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the import and customs Laws administered by the U.S. Department of Homeland Security’s Customs and Border Protection, the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and any other similar Laws maintained by the United States or any other jurisdiction having regulatory authority over Parent or any Seller (in each case, solely with respect to the Business) or the Business.
“Transaction Expenses” means, whether or not paid prior to the Closing, (a) all out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, experts and consultants to a party) incurred by Parent or its Affiliates or on their behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby, and all other matters contemplated by this Agreement, the Closing and any Later Closings, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise, (b) any obligations under any Affiliate Arrangements, including any management or success fees (and any interest thereon), expense reimbursements, indemnification payments, or other similar payments (including any amounts due in connection with the termination thereof), (c) any change of control, transaction, retention payments or bonuses, severance or similar payments, phantom equity or other equity-linked payment obligations, in each case, payable by Parent or its Affiliates, including to any Continuing Employees, at or following the Closing as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any other event or the passage of time or both, but excluding any “double trigger” change of control or severance arrangements that arise as a result of Buyer’s or any of its Affiliate’s termination of any employee after the Closing) and the employer portion of all payroll, employment and similar Taxes payable on the foregoing amounts described in this clause (c) and (d) any VAT payable on or in respect of any of the foregoing.
“Transfer Agreements” means with respect to the Purchased Assets and Assumed Liabilities, the Bills of Sale, the Assumption Agreements, and such deeds, endorsements, assignments, instruments of assumption, invoices, affidavits and other instruments or agreements of sale, conveyance, transfer and assignment between Parent and the Sellers on the one hand, and Buyer or an Affiliate of Buyer on the other hand, as shall be necessary under Law in order to transfer all right, title and interest of Parent and the applicable Sellers in, to and under the Purchased Assets and Assumed Liabilities in accordance with the terms hereof, in each case, in any jurisdiction where the Business is organized or operates, which agreements or instruments shall be in form and substance reasonably satisfactory to both Parent and Buyer.

“Transferred IT Assets” means all IT Hardware Assets that are (x) owned by Parent or its Subsidiaries as of immediately prior to the Closing, and (y) primarily related to or primarily used in the Business;
“Transferred Leased Real Property” the Leased Real Property set forth on Section 1.01(RP) of the Seller Disclosure Schedule, including leasehold interests and leasehold improvements and tenant fixtures in the Leased Real Property (and any security deposits relating thereto).
“Transition Services Agreement” means a transition services agreement, among Buyer, Parent and certain Affiliates of Parent, on the terms summarized pursuant to that certain term sheet set forth on Exhibit C attached hereto.
“Union” means any union or labor organization or other Person purporting to act as exclusive bargaining representative of any employees or Contingent Workers.
“VAT” means any value-added tax, goods and services tax or similar tax.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law.
Section 1.02    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Section
Acquired Inventory	Section 2.01(a)(iv)
Acquisition Proposal	Section 5.08
Adjustment Accounting Firm	Section 2.05(c)
Adjustment Report	Section 2.05(b)
Agreed-Upon Allocation	Section 2.03(d)
Agreement	Preamble
Agreement Date	Preamble
Allocation Accounting Firm	Section 2.03(d)
Alternative Financing	Section 5.09(b)
Anti-Corruption Laws	Section 3.21(a)
Assumed Contracts	Section 2.01(a)(vi)
Assumed Liabilities	Section 2.02(a)
Business Employees	Section 6.02(a)
Business Insurance Policies	Section 3.19
Business Permits	Section 3.07(e)
Business Representatives	Section 5.02(a)
Buyer	Preamble
Buyer Indemnified Parties	Section 10.02(a)
Buyer Indian Subsidiary	Section 5.13
Buyer Representatives	Section 5.02(a)
Buyer Terminating Breach	Section 9.01(e)

Claim	Section 10.05(a)
Closing	Section 2.06
Closing Date	Section 2.06
Closing Payment	Section 2.03(b)
Closing Purchase Price	Section 2.05(b)
Closing Statement	Section 2.05(a)
Commitment Letter	Section 4.07
Confidential Information	Section 5.15(a)(iv)
Confidentiality Agreement	Section 5.02(b)
Continuing Employees	Section 6.02(b)
Conveyance Taxes	Section 7.04
Deferral Notice	Section 2.01(b)
Deferred Purchase Amounts	Section 2.03(c)
Designated Purchaser	Section 2.10
Designation Notice	Section 2.10
Disputed Item	Section 2.05(b)
Employee Documentation	Section 6.02(b)
Enforceability Exceptions	Section 3.01(a)
Escrow Account	Section 2.03(b)
Escrow Agent	Section 2.03(b)
Escrow Agreement	Section 2.03(b)
Escrow Amount	Section 2.03(b)
Estimated Closing Statement	Section 2.04
Estimated Purchase Price	Section 2.04
Estimated Recoverable Amount	Section 10.04(c)(i)
Excess Recovery	Section 10.04(b)(i)
Excluded Assets	Section 2.01(b)
Excluded Claim	Section 10.05(b)
Excluded Liabilities	Section 2.02(b)
Expiration Date	Section 9.01(b)
FCPA	Section 3.21(a)
FDA Application Integrity Policy	Section 3.07(d)
Final Allocation	Section 2.03(d)
Financial Statements	Section 3.04
Financing	Section 4.07
Financing Sources	Section 4.07
General Pre-Closing Liability	Section 10.04(c)(i)
GPO	Section 3.18
Indemnification Payment	Section 10.04(b)(i)
Indemnifying Party	Section 10.05(a)
Indian Subsidiary	Section 5.13

Information Security Reviews	Section 3.23(c)
Initial Assumed Liabilities	Section 2.02(a)
Initial Purchased Assets	Section 2.01(a)
Initial Submissions	Section 2.05(c)
Inventory	Section 2.01(a)(iv)
Joint Business Records	Section 2.01(a)(viii)
Joint Litigation Matter	Section 5.17
Later Assumed Liabilities	Section 2.01(b)
Later Purchased Assets	Section 2.01(b)
Losses	Section 10.02(a)
Material Contract	Section 3.14(a)
Material Customer	Section 3.18
Material Supplier	Section 3.18
Non-Continuing Employees	Section 6.02(b)
Non-Party Affiliates	Section 11.09(b)
Non-Recoverable VAT	Section 7.05
Offer Letter	Section 6.02(b)
Offered Employees	Section 6.02(b)
Parent	Preamble
Parent Confidential Information	Section 5.15(b)
Parent Indemnified Parties	Section 10.03(a)
Parent Settlement Payment	Section 2.05(f)
Parent Terminating Breach	Section 9.01(d)
Party	Preamble
PCI-DSS	Section 3.23(a)
Post-Closing Covenants	Section 10.01
Privacy Requirements	Section 3.23(a)
Product Labels	Section 5.04(a)(ii)
Proposed Allocation	Section 2.03(d)
Purchase Price	Section 2.03(a)
Purchased Assets	Section 2.01(a)
R&W Policy	Section 4.08
R&W Shortfall	Section 10.04(c)(i)
Recoverable Amounts	Section 10.04(c)(i)
Recoverable VAT	Section 7.05
Referenced Affiliated Party	Section 3.22
Registered Intellectual Property	Section 3.09(a)
Released Parties	Section 11.16
Releasing Parties	Section 11.16
Relevant Jurisdiction	Section 7.05(b)
Required Amount	Section 4.07

Resolved Item	Section 2.05(c)
Retained Contracts	Section 2.01(c)(xvii)
Retained Shared Contract	Section 5.05(b)(i)
Retained TSA Contract	Section 5.05(b)(ii)
Seller Insurance Policies	Section 5.18
Seller Licensed Marks	Section 5.04(a)
Sell-Off Period	Section 5.04(a)(ii)
Settlement Date	Section 2.05(d)
Stand-Alone Contract	Section 5.05(b)(i)
Subsequent Recovery	Section 10.04(b)(i)
Tangible Property	Section 2.01(c)(ii)
Third Party Claim	Section 10.05(b)
Third Party IP	Section 3.09(b)(v)
Trade Approvals	Section 3.21(e)
Transferred Leased Real Property	Section 2.01(a)(i)
Transferred Personal Property	Section 2.01(a)(ii)
Transferred Shared Contract	Section 5.05(b)(i)
TSA Schedules	Section 5.14
UKBA	Section 3.21(a)
Willful Breach	Section 9.02(a)

ARTICLE II

PURCHASE AND SALE
Section 2.01    Purchase and Sale of Purchased Assets.
(a)    Initial Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing (but subject to Section 2.09), Parent and each Seller shall sell, convey, assign and transfer to Buyer or one of its Designated Purchasers, and Buyer shall, or shall cause one of its Designated Purchasers to, purchase from Parent and each Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Parent’s and Sellers’ right, title and interest in and to all Purchased Assets, other than any Later Purchased Assets (such assets, the “Initial Purchased Assets”). The “Purchased Assets” shall mean any and all assets, rights, goodwill, claims, interests and properties (of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed) that are primarily relating to or primarily used in the Business (but expressly excluding the Excluded Assets), including all of Parent’s and Sellers’ right, title and interest in and to each of the following:
(i)    the Transferred Leased Real Property (and the Occupancy Agreements related thereto);
(ii)    all tangible personal property, including machinery, equipment, printed or other physical training materials and training equipment, mechanical and spare parts, supplies, packaging materials, owned and leased motor vehicles and trucks, PDA bar code readers, fixtures, trade fixtures, tools, tooling, dyes, cap and component molds, furniture, furnishings, office equipment, testing devices and supplies, spare parts, other supplies, and other tangible property of any kind (other than IT Assets) (collectively, “Tangible Property”), in each case that is primarily relating to or primarily used in the Business (collectively, the “Transferred Personal Property”);
(iii)    the Business Transferred Intellectual Property (notwithstanding anything to the contrary in Section 2.01(a), Business Transferred Intellectual Property includes all Patents owned or purported to be owned by the Parent or its Affiliates, the subject matter of which is used in the Business);
(iv)    all inventory used or held for use primarily in the operation of the Business or the Business Products, including all raw materials, works in process, semi-finished and finished products, and inventories of finished products on consignment, whether in transit or deposited in a warehouse (“Inventory” and such acquired Inventory, the “Acquired Inventory”);
(v)    all Permits (including all Registrations) that are primarily used in or primarily relate to the Business, in each case to the extent transferrable (assuming, for such purposes, that any required consents or approvals of such transfers are validly obtained) (the “Business Permits”), including: (A) the original documents, to the extent originals are available, under the possession of Parent or the Sellers (or that are accessible to Parent or the Sellers using commercially reasonable efforts) evidencing such Business Permits and all related Business Permit applications; and (B) all other nonclinical and clinical documents required to be kept by Health Care Laws and other Law with respect to such Business Permits, including all documents required to be kept under the FDA Quality System Regulation (21 C.F.R. Part 820) or any other Health Care Law or other Law regulating the design or manufacture of medical devices, design history files, technical files, drawings, manufacturing, packaging and labeling specifications, validation documentation, quality control standards, other documentation, research tools, laboratory notebooks, files and correspondence with Governmental Authorities, and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters;
(vi)    subject to Section 5.05(b), any Contract primarily relating to the Business, including all Transferred Shared Contracts, all Contracts set forth on Section 2.01(a)(vi) of the Seller Disclosure Schedule (all of which are deemed to be “primarily related to” the Business for purposes of this clause (vi)) and the portion of any Retained Shared Contracts relating to the Business, but excluding the portion of any Retained Shared Contracts not relating to the Business (collectively, the “Initial Assumed Contracts”);
(vii)    all prepayments, security and utility deposits, rebates, refunds and credits (other than refunds and credits for Taxes attributable to a Pre-Closing Tax Period) and other prepaid expenses exclusively related to the Business;
(viii)    except with respect to the assets described in Section 2.01(a)(v) or Section 2.01(a)(xiii) (which are solely dealt with pursuant to such Sections), the portion of all Books, Records and Files relating to the Business and all originals and copies of the foregoing (provided that Parent may keep copies, solely to the extent such retention is required by applicable Law, for audit or evidentiary purposes, for review of the Purchase Price adjustment in accordance with Section 2.05 and with respect to indemnification under Section 10.02 or Section 10.03; provided further that use of and access to same shall be limited to such purposes); provided, that in the case of any Books, Records and Files relating to both the Business and the Retained Business (“Joint Business Records”), the Purchased Assets shall only include a right of co-ownership (subject to Section 5.15(a)(iv) and Section 5.15(b), with each party retaining the right to use and disclose the same), and copies of the same, except as prohibited under applicable Law or otherwise excluded under this Agreement, and such Joint Business Records may be provided in a form that redacts the portion of the information relating to the Retained Business, unless such information is reasonably necessary for Buyer or its Affiliates to prepare Tax Returns (collectively, the “Initial Transferred Books and Records”);
(ix)    all goodwill of the Business;
(x)    all Tax Returns exclusively related to the Purchased Assets or the Business;
(xi)    all claims, causes of action, rights of recovery, rights of set-off, rights of recoupment, reimbursements, and indemnifications of any kind or nature to the extent related to the Business or any of the other Initial Purchased Assets or the Initial Assumed Liabilities, including rights arising under warranties, representations, indemnities and guarantees made by suppliers, distributors and vendors or in connection with any prior acquisitions relating to the Business or under any confidentiality, non-competition, assignment of inventions or similar agreements with current or former employees, consultants and independent contractors who provided services to the Business and/or participated in the development of the Business Transferred Intellectual Property (but excluding all such claims, causes of action, rights of recovery, rights of set-off, rights of recoupment, reimbursements, and indemnifications to the extent related to the Excluded Assets, the Excluded Liabilities (as defined below) or the Retained Business);
(xii)    all unreinvested insurance proceeds with respect to any casualty loss occurring between January 1, 2023 and the Closing Date, paid or payable at any time (whether prior to or following the Closing), to the extent related to the Purchased Assets, the Assumed Liabilities or the Continuing Employees;
(xiii)    all personnel records and employee data (including all human resources and other records) which relate to any and all Continuing Employees (provided, that Parent may keep copies of all such records and data with respect to any Continuing Employee who has a Delayed Transfer Date, until such Delayed Transfer Date);
(xiv)    all Business Products;
(xv)    all Transferred IT Assets; and
(xvi)    the properties, assets and rights set forth on Section 2.01(a)(xvi) of the Seller Disclosure Schedule.
(b)    Later Purchased Assets. Notwithstanding anything in Section 2.01(a) to the contrary, at the applicable Later Closings as described in Section 2.06(c) (but subject to Section 2.09), Buyer may, in its sole determination, elect to defer the acquisition of any particular Purchased Assets (other than Acquired Inventory) that are not located in the United States (and the Assumed Liabilities related thereto) (each, a “Later Purchased Asset”, and such Assumed Liabilities relating thereto, a “Later Assumed Liability”) until a Later Closing Date. At each such Later Closing Date, upon the terms and subject to the conditions of this Agreement, Parent and each Seller shall sell, convey, assign and transfer to Buyer or one of its Designated Purchasers, and Buyer shall, or shall cause one of its Designated Purchasers to, purchase from Parent and each Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Parent’s and Sellers’ right, title and interest in and to any and all Later Purchased Assets that are to be transferred on such Later Closing Date. Except as mutually agreed by the Parties, all Later Purchased Assets in a particular jurisdiction shall transfer on the same Later Closing Date. Any Later Purchased Assets shall be held and administered by Parent and its Affiliates in continued compliance with the terms of this Agreement (including Section 5.01) and, where applicable, the terms of the Supply Agreement and the Distribution Agreements, in each case, for the benefit of Buyer or its Designated Purchaser until the applicable Later Closing Date on which such Later Purchased Assets are transferred to Buyer or its Designated Purchaser. Any election by Buyer pursuant to this Section 2.01(b) shall be made by delivery of a written notice to Seller (a “Deferral Notice”) not less than ten (10) Business Days prior to the Closing Date, identifying the jurisdiction (by country) in which any particular Purchased Assets are to be treated as Later Purchased Assets. A Deferral Notice may be rescinded by Buyer at any time prior to Closing. This Agreement hereby constitutes the initial Deferral Notice, whereby all Purchased Assets (other than Acquired Inventory) outside of the U.S. shall be deemed to be Later Purchased Assets, which may be modified, waived or rescinded by subsequent Deferral Notices.
(c)    Excluded Assets. Notwithstanding anything in Section 2.01(a) or Section 2.01(b) to the contrary, Buyer shall not purchase, and the Purchased Assets shall not include, any of the following assets, rights and properties of Parent or its Affiliates (the “Excluded Assets”):
(i)    any Cash;
(ii)    any accounts receivable;
(iii)    any bank accounts or bank account records;
(iv)    any Tax Returns not exclusively related to the Purchased Assets and the Business and any refunds or credits for Taxes attributable to a Pre-Closing Tax Period;
(v)    except as otherwise expressly set forth in this Agreement or the Ancillary Agreements, including Section 2.01(a), all Tangible Property that is not Transferred Personal Property;
(vi)    any assets, rights and properties that are not primarily relating to or primarily used in the Business, except as otherwise expressly set forth in this Agreement or any Ancillary Agreement;
(vii)    all rights of Parent and its Affiliates in real property, other than the Transferred Leased Real Property;
(viii)    (A) all Books, Records and Files related to corporate organization of Parent and its Subsidiaries, including minute books and (B) the portion of the Books, Records and Files that do not relate to the Business;
(ix)    subject to Section 5.04 and any license granted in accordance therewith, the Seller Licensed Marks;
(x)    any Parent Plans;
(xi)    the Parent Retained Intellectual Property;
(xii)    (A) all rights of Parent and its Affiliates arising under this Agreement or from the consummation of the transactions contemplated hereby, (B) Contracts to which Parent or its Subsidiaries are a party that are (w) the portion of Retained Shared Contracts not relating to the Business, (x) any Enterprise-Wide Contracts; or (y) unrelated to the Business, or (C) those Contracts listed on Section 2.01(c)(xii) of the Seller Disclosure Schedule (collectively, such Contracts in (A), (B) and (C), the “Retained Contracts”);
(xiii)    all IT Assets, other than the Transferred IT Assets;

(xiv)    all Permits, other than the Business Permits;
(xv)    any Affiliate Arrangements;
(xvi)    except as otherwise expressly set forth in Section 2.01(a)(xii) and Section 5.18, all insurance policies and rights thereunder; and
(xvii)    any other assets listed on Section 2.01(c)(xvii) of the Seller Disclosure Schedule.
Section 2.02    Assumption and Exclusion of Liabilities. (a) Initial Assumed Liabilities. Upon the terms and subject to the conditions and exclusions set forth in this Agreement, at the Closing (but subject to Section 2.02(b) and Section 2.09), Buyer shall, or shall cause its Affiliates to, assume and agree to pay, perform and discharge when due all Assumed Liabilities, other than Later Assumed Liabilities (the “Initial Assumed Liabilities”). The “Assumed Liabilities” are limited to the following Liabilities of Parent and its Affiliates to the extent related to or arising out of the Business or Purchased Assets, regardless of when made or asserted and regardless of whether arising prior to, at or after the Closing, expressly excluding the Excluded Liabilities:
(i)    those Liabilities relating to or arising under the Occupancy Agreements relating to the Transferred Leased Real Property or under the Initial Assumed Contracts (other than any accrued rent, accounts payable or trade payables pursuant thereto arising prior to the Closing or Later Closing, as applicable);
(ii)    Liabilities expressly assumed by Buyer or its Affiliates pursuant to ARTICLE VI or Appendix VI;
(iii)    any “double trigger” change of control or severance arrangements that arise as a result of Buyer’s or any of its Affiliate’s termination of any Continuing Employee after the Closing;
(iv)    any Closing Indebtedness; and
(v)    those Liabilities set forth on Section 2.02(a)(iv) of the Seller Disclosure Schedule.
(b)    Later Assumed Liabilities. Notwithstanding anything in Section 2.02(a) to the contrary, no Later Assumed Liabilities shall be assumed by Buyer or its Designated Purchasers on the Closing Date, and such Later Assumed Liabilities shall be assumed by Buyer (or its Designated Purchaser) on the applicable Later Closing Date on which the Later Purchased Assets to which such Later Assumed Liability relates transfer to Buyer or its Designated Purchaser pursuant to Section 2.01(b) and Section 2.06(c).
(c)    Excluded Liabilities. Notwithstanding anything in Section 2.02(a) or Section 2.02(b) to the contrary, Parent or its Affiliates shall retain or assume, as applicable, and shall be responsible for paying, performing and discharging when due, and none of Buyer or its Affiliates shall assume or have any responsibility for, any and all Liabilities of Parent and its Affiliates that are not expressly Assumed Liabilities (the “Excluded Liabilities”), including each of the following:
(i)    Liabilities to the extent not relating to or arising out of the Business or the Purchased Assets;

(ii)    Liabilities to the extent relating to the Excluded Assets or the Retained Business;
(iii)    except as otherwise expressly set forth in Section 2.02(a)(ii), (A) Liabilities relating to or arising from any current or former employee or Contingent Worker of Parent or its Subsidiaries (including any current or former Business Employee), regardless of when such Liability arose or occurred (whether on, prior to, or after the Closing Date), including those Liabilities for which Parent or its Affiliates are responsible pursuant to ARTICLE VI, any Liability under a Parent Plan, and all Liabilities related to wages, salaries and other compensation and employee benefits (including any vacation pay, severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to all current Business Employees, former Business Employees, current Contingent Workers, and former Contingent Workers based on or arising under their employment or engagement, or termination of employment or engagement, with Parent or one of its Affiliates (including Sellers) and (B) all Liabilities relating to or arising out of the WARN Act in connection with the transactions contemplated by this Agreement;
(iv)    all accounts payable, Transaction Expenses and Indebtedness (other than Closing Indebtedness) of Parent or its Affiliates;
(v)    all intercompany payables and loans between Parent and any of its Affiliates or between any Affiliates of Parent;
(vi)    all Liabilities for which Parent or its Subsidiaries expressly has responsibility pursuant to the terms of this Agreement;
(vii)    all Excluded Taxes;
(viii)    all Liabilities with respect to or arising out of pending or threatened (A) Actions relating to the conduct or operation of the Business prior to or as of the Closing and (B) recall, market withdrawal, field notification, correction, removal, field action, seizure, safety alert, warning or “dear doctor” letter or similar Action in respect of any Business Product (I) performed, sold, or distributed prior to the Closing Date or (II) manufactured prior to the Closing Date and performed, sold or distributed on or after the Closing Date but only if such Business Product was marketed, stored, tested, performed, sold, and distributed on or after the Closing Date in compliance with applicable Law;
(ix)    except as otherwise expressly set forth in Section 2.02(a), all other Liabilities to the extent relating to, arising out of or otherwise in any way in respect of the Business or the conduct or operation of the Business and activities related thereto prior to or as of the Closing, or the ownership, use or operation of any Purchased Assets prior to or as of the Closing, in each case, whether or not presently asserted;
(x)    all Liabilities under Affiliate Arrangements; and
(xi)    those Liabilities set forth on Section 2.02(c)(xi) of the Seller Disclosure Schedule.
Section 2.03    Purchase Price; Allocation of Purchase Price.
(a)    Subject to the terms and conditions of this Agreement, the purchase price for the Purchased Assets (other than the Specified OUS Assets) (such amount, the “Purchase

Price”) shall equal: (i) the Base Purchase Price, minus (ii) the Closing Indebtedness, minus (iii) the amount by which the Assumed Net Working Capital is less than the Target Assumed Net Working Capital, if any (provided, for purposes of clarity, in no event shall the Purchase Price be increased if the Assumed Net Working Capital is greater than the Target Assumed Net Working Capital), minus (iv) the Aggregate SKU-Level Shortfall.
(b)    Buyer shall pay to (i) Parent at the Closing (the “Closing Payment”), for the benefit of Parent and Sellers, cash in an amount equal to (A) the Estimated Purchase Price minus (B) the Escrow Amount and (ii) Wilmington Trust, N.A. (the “Escrow Agent”), in accordance with the terms of the escrow agreement to be entered into at or prior to the Closing by and among Buyer, Parent and the Escrow Agent (in customary form reasonably acceptable to Buyer and Parent) (the “Escrow Agreement”), an amount equal to $2,500,000 (the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement.
(c)    The Closing Payment shall be paid at the Closing by wire transfer of immediately available funds to a bank account designated by Parent in writing no later than three (3) Business Days prior to the Closing. For the avoidance of doubt, after Buyer pays the Closing Payment at the Closing, Buyer shall not be obligated to make any additional or duplicate payments to Parent with respect to any portion of Purchase Price attributable to the acquisition and transfer of any Purchased Assets after the Closing (such portions of the Purchase Price, the “Deferred Purchase Amounts”), which Deferred Purchase Amounts shall be deemed to have been paid by Buyer (on behalf of the applicable Designated Purchaser of such deferred Purchased Assets) to Parent (on behalf of the applicable Seller of such deferred Purchased Assets), to be held for administrative convenience to fund the payment of such deferred Purchased Assets at the subsequent closing, in accordance with Section 2.06(c).
(d)    Prior to Closing, Parent and Buyer shall cooperate in good faith to determine (i) the allocation of the Purchase Price (and any other capitalizable costs, such as Assumed Liabilities, for Tax purposes) by country (and the methodologies used in determining such good faith estimate) and (ii) a general methodology(ies) of allocating the portion of the Purchase Price (and such other capitalizable costs) attributable to each jurisdiction among the Purchased Assets acquired in each such jurisdiction (such methodologies described in clauses (i) and (ii), the “Allocation Methodology”). As soon as practicable, and in any event not later than thirty (30) days after the determination of the final Purchase Price pursuant to Section 2.05 or such earlier date as may be required by applicable Law in any relevant jurisdiction in which Purchased Assets are transferred (including, without limitation, to comply with Laws relating to applicable VAT or Conveyance Taxes), Buyer shall provide for Parent’s review and comment a proposed allocation of the Purchase Price as adjusted for all relevant tax purposes to take into account the Assumed Liabilities (1) by country (the “By Country Allocation”) and (2) among the Purchased Assets and the Assumed Liabilities by asset category within each country (the “Within Country Allocation”) in accordance with the methodologies set forth in the Allocation Methodology Schedule, the principles of Section 1060 of the Code, the Treasury Regulations promulgated thereunder, and other applicable Law (collectively, the “Proposed Allocation”). Parent shall have the right to consent or object to the Proposed Allocation during the thirty (30) day period immediately following delivery of the Proposed Allocation. If Parent delivers a notice of objection to Buyer during that thirty (30) day period, Parent and Buyer shall negotiate in good faith to resolve their differences with respect to the Proposed Allocation. If Parent makes no objection during that thirty (30) day period or Parent and Buyer agree on an allocation within the thirty (30) day period following Parent’s delivery of such a notice of objection, the Proposed Allocation or the agreed allocation, as applicable, shall be final and binding on Parent, on behalf of itself and Sellers, and Buyer (the “Agreed-Upon Allocation”). If Parent and Buyer are unable to reach agreement on the By Country Allocation within thirty (30) days following the delivery to Buyer of Parent’s notice of objection to the Proposed Allocation, the By Country

Allocation shall be determined by an internationally recognized independent accounting firm mutually selected by Buyer and Parent (the “Allocation Accounting Firm”); provided, however, that (i) the Allocation Accounting Firm’s determination shall be made in a manner consistent with the methodologies set forth in the Allocation Methodology (as applicable) and (ii) the Allocation Accounting Firm shall make its determination within thirty (30) days following the date on which the Allocation Accounting Firm is selected pursuant to this Section 2.03(d). The determination made by the Allocation Accounting Firm of the By Country Allocation shall be, absent manifest error, final and binding on Parent, on behalf of itself and Sellers, and Buyer (the “Final By Country Allocation”). Following the receipt of the Final By Country Allocation, Parent and Buyer shall negotiate in good faith for fifteen (15) days to resolve any remaining differences with respect to the Within Country Allocation. If Parent and Buyer are unable to reach agreement on the Within Country Allocation within such period, the Parties may use their own Within Country Allocation otherwise prepared in accordance with this Section 2.03(d) (the “Separate Party Allocations”). All negotiations pursuant to this Section 2.03(d) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Allocation Accounting Firm, and the dispute resolution proceedings under this Section 2.03(d) shall be treated as confidential information. The fees and expenses of the Allocation Accounting Firm for its services rendered pursuant to this Section 2.03(d) shall be borne by Parent, on the one hand, and by Buyer, on the other, in accordance with the terms of Section 2.05(c), mutatis mutandis. The Agreed-Upon Allocation or the Separate Party Allocations, as applicable, may be revised by mutual agreement between the Buyer and the Parent, from time to time, prior to and following the Closing so as to reflect any matters that need updating (including adjustments to the Purchase Price under Article X, if any, and, if necessary, any updates to allocations among any Later Purchased Assets in connection with any Later Closings); provided, that any such revisions shall be made in a manner consistent with the provisions of this Section 2.03(d) and the methodologies set forth on the Allocation Methodology (as applicable).
(e)    Each of Parent, Buyer and each of their respective Affiliates shall prepare and file, and cause its Affiliates to prepare and file, its Tax Returns, including IRS Form 8023 and IRS Form 8594 if applicable on a basis consistent with the Agreed-Upon Allocation or the Separate Party Allocations, as applicable. None of Parent, Buyer or their respective Affiliates shall take any position inconsistent with the Agreed-Upon Allocation or the Separate Party Allocations, as applicable, in any Tax Return, in any refund claim for any Tax, in any litigation or administrative proceeding relating to any Tax, or otherwise unless required by final determination by an applicable Taxation Authority. In the event that the Agreed-Upon Allocation or the Separate Party Allocations, as applicable, is disputed by any Taxation Authority in an Action for which the Buyer (or its Affiliates) or Seller (or its Affiliates), as applicable, is not also party, the party receiving notice of the dispute shall promptly notify the other parties hereto.
Section 2.04    Closing Purchase Price Adjustment. No later than three (3) Business Days, but not more than five (5) Business Days, before the Closing Date, Parent shall prepare and deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) its good faith estimate of (A) the Closing Indebtedness, (B) the Assumed Net Working Capital and (C) the Aggregate SKU-Level Shortfall, and the resulting calculation of the estimated Purchase Price based thereon (the “Estimated Purchase Price”), in each case including reasonable detail with supporting documentation. The Estimated Closing Statement shall be prepared in accordance with the definitions in this Agreement and consistent with the Accounting Principles (where applicable). Following delivery of the Estimated Closing Statement, Parent shall consult in good faith with Buyer regarding the amounts and calculations therein, provide Buyer and its Representatives with reasonable access to any documents, schedules or workpapers used by Parent in its calculation of the Estimated Closing Statement, and consider in good faith any comments or modifications from Buyer with respect to such amounts and calculations; provided, that, for the avoidance of doubt, the Estimated Closing Statement as referred to in this Agreement shall refer to the statement delivered pursuant to this Section 2.04 as modified to reflect such comments or modifications from Buyer accepted by Parent (acting in good faith).
Section 2.05    Post-Closing Purchase Price Adjustment.
(a)    Buyer shall prepare and deliver to Parent within one hundred and twenty (120) days after the Closing Date a written statement (the “Closing Statement”) setting forth its calculation of the Closing Indebtedness, the Assumed Net Working Capital and the Aggregate SKU-Level Shortfall and the resulting calculation of the Purchase Price, in each case including reasonable detail with supporting documentation. Parent and any accountants and advisors engaged by Parent shall be permitted reasonable access to any documents, schedules or workpapers used by Buyer in its calculation of the Closing Statement for purposes of evaluating Buyer’s calculation and making its own calculations of such amounts.
(b)    Within thirty (30) days after the Closing Statement is delivered to Parent pursuant to Section 2.05(a), Parent shall deliver to Buyer either (i) a written acknowledgement accepting the Closing Statement and the calculation of the Closing Indebtedness, the Assumed Net Working Capital and the Aggregate SKU-Level Shortfall and resulting calculation of the Purchase Price as set forth therein or (ii) a written report setting forth in reasonable detail those specific items and amounts to which Parent objects (each, a “Disputed Item”) and any proposed adjustments to the Closing Indebtedness, the Assumed Net Working Capital and the Aggregate SKU-Level Shortfall and resulting calculation of the Purchase Price, along with supporting documentation (the “Adjustment Report”). If Parent fails to respond to Buyer within such thirty (30) day period, Parent shall be deemed to have accepted and agreed to the Closing Statement, including the calculations the Closing Indebtedness, the Assumed Net Working Capital and the Aggregate SKU-Level Shortfall and the resulting calculation of the Purchase Price and the Adjustment Amount as set forth therein. Any calculations not specifically objected to as a Disputed Item in a timely-delivered Adjustment Report will be final and binding upon, and not appealable or subject to further review by, the Parties.
(c)    Following Buyer’s receipt of the Adjustment Report, if any, the parties shall work in good faith to resolve the Disputed Items set forth therein. In the event Parent and Buyer fail to agree on any Disputed Items within thirty (30) days after Buyer receives the Adjustment Report (or such longer period as they may mutually agree), then Parent and Buyer agree to submit any remaining disputed amounts to Grant Thornton LLP, or such other national independent accounting or valuation firm mutually acceptable to Buyer and Parent (the “Adjustment Accounting Firm”) for computation or verification in accordance with the terms of this Agreement. If Parent and Buyer reach a final resolution with respect to any particular Disputed Item in a written document signed by Parent and Buyer (each, a “Resolved Item”), such Resolved Item shall be final and binding upon, and not appealable or subject to further review by, the Parties. Buyer and Parent shall direct the Adjustment Accounting Firm to review the remaining Disputed Items and, within thirty (30) days following its engagement (or within the shortest time frame as the Adjustment Accounting Firm agrees), deliver a written report to Buyer and Parent setting forth its determination of the proper amounts of the Disputed Items. The Adjustment Accounting Firm shall consider only the Disputed Items. Each of Buyer and Parent shall be entitled to make a single written presentation to the Adjustment Accounting Firm regarding the Disputed Items, (the “Initial Submissions”), which Initial Submissions shall be provided to the Adjustment Accounting Firm, if at all, no later than ten (10) days after the date on which the Adjustment Accounting Firm is officially retained, but neither Buyer nor Parent shall separately meet with or discuss the Disputed Items with the Adjustment Accounting Firm without the other Party’s prior written consent. The Adjustment Accounting Firm shall forward a copy of each applicable Party’s Initial Submission to the other applicable Party. In making its determination, the Adjustment Accounting Firm shall (i) be bound by the terms and conditions of this Agreement, including the definitions of Closing Indebtedness, Assumed Net Working Capital and Aggregate SKU-Level Shortfall, the methodology for calculating such amounts, and the terms of this Section 2.05(c), and (ii) not assign any value with respect to a disputed amount that is in excess of, or less than, the greatest or lowest value, respectively, claimed for such item in the submission of the Disputed Items to the Adjustment Accounting Firm. Buyer and Parent shall, and shall cause their accountants to, provide the Adjustment Accounting Firm all reasonable and timely access to the work papers and other books and records and information as reasonably necessary for the Adjustment Accounting Firm to perform its function as arbitrator (subject, in the case of accountant’s working papers, to the execution of a customary work paper access agreement), and each of Buyer and Parent agrees that the Adjustment Accounting Firm shall be acting as an expert and not arbitrator. The remedies provided this Section 2.05(c) shall be the exclusive remedy for resolving disputes related to the determination of Closing Indebtedness, Assumed Net Working Capital and Aggregate SKU-Level Shortfall, and the decision of the Adjustment Accounting Firm shall be final and binding on Parent and Buyer absent manifest error; provided, that the final written determination of the Adjustment Accounting Firm may be submitted by either Party to a court of competent jurisdiction for specific enforcement thereof; provided, further, that nothing in this Section 2.05 shall limit the rights of any Person under ARTICLE X or under any R&W Policy, if bound. All negotiations pursuant to this Section 2.05(c) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Adjustment Accounting Firm, and the dispute resolution proceedings under this Section 2.05(c), shall be treated as confidential information. The fees and expenses of the Adjustment Accounting Firm shall be borne on a proportionate basis by Buyer, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person. For example, if (i) Buyer submits an adjustment of $1,000 for a specific item to the Adjustment Accounting Firm, (ii) Parent contests only $500 of the amount claimed by Buyer for such specific item, (iii) such specific item is the only item submitted to the Adjustment Accounting Firm, and (iv) the Adjustment Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Adjustment Accounting Firm shall be allocated 40% (i.e., $200/$500) to Buyer and 60% ($300/$500) to Parent.
(d)    The date on which the Closing Indebtedness, the final Assumed Net Working Capital, the final Aggregate SKU-Level Shortfall, the final calculation of the Purchase Price resulting therefrom (the “Closing Purchase Price”) and the Adjustment Amount are finally determined pursuant to this Section 2.05 shall hereinafter be referred to as the “Settlement Date.”
(e)    If the Adjustment Amount as finally determined pursuant to this Section 2.05 is positive, then Buyer shall pay to Parent an amount equal to the Adjustment Amount. If the Adjustment Amount is negative, then Parent shall pay to Buyer an amount equal to the Adjustment Amount.
(f)    Any payment required pursuant to (i) the first sentence of Section 2.05(e) shall be made within five (5) Business Days after the Settlement Date by the transfer of immediately available funds to a bank account designated by Parent in writing within three (3) Business Days after the Settlement Date, or (ii) the second sentence of Section 2.05(e) shall be satisfied first out of any funds then available in the Escrow Account within five (5) Business Days after the Settlement Date, in an amount of cash equal to the Adjustment Amount (the “Parent Settlement Payment”); provided, however, that in the event that the Parent Settlement Payment owed to Buyer exceeds the Escrow Amount, then Parent shall pay to Buyer by the transfer of immediately available funds to a bank account designated by Buyer in writing within three (3) Business Days after the Settlement Date, an amount equal to such deficiency, which balance shall be required to be paid with such five (5) Business Day period referenced above.

Any funds remaining in the Escrow Account, if any, after all payments under this Section 2.05(f) shall be released to Parent within five (5) Business Days after the Settlement Date in accordance with the Escrow Agreement. Buyer and Parent shall jointly instruct the Escrow Agent to make such distributions in accordance with the Escrow Agreement as and when required by this Agreement. All such payments shall be considered an adjustment to the Purchase Price, including for purposes of any Tax, and this adjustment to the Purchase Price will include any applicable VAT in relation to the Purchase Price as provided in Section 7.05, to the extent permitted under applicable Law.
Section 2.06    Closings.
(a)    Closing. Subject to the terms and conditions of this Agreement, including Section 2.06(c), the sale and purchase of the Initial Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309 at 10:00 a.m., Eastern time, on the date most promptly practicable following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in ARTICLE VIII (other than those conditions that by their terms cannot be satisfied until Closing), but in no event later than the third (3rd) Business Day following such date, or at such other place or at such other time or on such other date as Parent and Buyer may mutually agree in writing (the date of the Closing, the “Closing Date”) via the remote, electronic, mutual exchange of executed copies of documents by e-mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (unless original copies of such documents are required in any foreign jurisdiction). The Closing shall be deemed effective as of 12:01 a.m., local time, in each jurisdiction where any Initial Purchased Assets are transferring on the Closing Date. Notwithstanding any provision of this Agreement to the contrary, without the prior written consent of or waiver by Buyer, in no event shall Buyer be obligated to consummate the Closing prior to October 2, 2023.
(b)    [RESERVED].
(c)    Later Closings. Notwithstanding anything in this Agreement to the contrary, the Closing contemplated by Section 2.06(a) shall not involve the sale and purchase of any Later Purchased Assets or the assumption of any Later Assumed Liabilities. Accordingly, the sale and purchase of the Later Purchased Assets in any given country shall take place at a later closing to be held at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309 at 10:00 a.m., Eastern time, on the date most promptly practicable, but in no event later than the third (3rd) Business Day following the time that Buyer delivers a notice to Parent that Buyer (or its applicable Designated Purchaser) is ready to purchase the Later Purchased Assets and assume the Later Assumed Liabilities. Any such closing pursuant to this Section 2.06(c) shall be referred to as a “Later Closing” and the date on which any such closing occurs shall be referred to herein as a “Later Closing Date”. The Parties shall consummate the Later Closing of the Mexico Assets on the date that the Supply Agreement terminates, and all other Later Closings as promptly as possible following the Closing (and in any event prior to December 31, 2024); provided, that the obligation of the Parties to consummate any Later Closing shall be subject to the condition that no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law that is then in effect and has the legal effect of restraining, enjoining or otherwise making illegal consummation of the sale of the applicable Later Purchased Assets, and in such event, the Parties shall use reasonable best efforts to contest and overturn such Governmental Order and shall further delay the Later Closing until such transaction may be lawfully consummated.

(d)    Effective Time. The Closing and any Later Closings shall be deemed effective as of 12:01 a.m., local time in each jurisdiction where any Purchased Assets are transferring on the Closing Date or Later Closing Date, as applicable.
Section 2.07    Closing Deliveries by Parent.
(a)    At the Closing, Parent shall deliver, or cause to be delivered, to Buyer:
(i)    copies of the resolutions (or local equivalent) of the board of directors (or local equivalent) and, where required, the stockholders or other equity holders, of each Seller, authorizing and approving the transactions contemplated by this Agreement and the applicable Ancillary Agreements, to the extent applicable to such Seller, certified by the respective corporate secretary (or local equivalent) or a director to be true and complete and in full force and effect and unmodified as of the Closing;
(ii)    counterparts of the Transition Services Agreement and each other Ancillary Agreement (other than Transfer Agreements for Later Purchased Assets) to which Parent or a Seller is a party, in each case duly executed by Parent or the applicable Seller;
(iii)    with respect to the Closing only (and not any Later Closing), the certificate required by Section 8.02(a);
(iv)    with respect to any Seller that is a U.S. person for U.S. federal income tax purposes, a validly executed IRS Form W-9 dated on or before the Closing Date and with respect to any Seller that is not a U.S. person for U.S. federal income tax purposes, a validly executed applicable IRS Form W-8 dated on or before the Closing Date;
(v)    intellectual property lien termination documentation and other customary release and termination documentation (including arrangement for return of any possessory collateral promptly post-Closing), in each case in form and substance reasonably satisfactory to the Buyer and, to the extent applicable, fully executed and in form ready for filing at Closing, necessary to effect the termination and release of all Encumbrances (other than Permitted Encumbrances) on the Initial Purchased Assets as of the Closing;
(vi)    executed counterparts of agreements, in a form reasonably acceptable to Buyer, evidencing the assignment of the Patents and Trademarks included in the Business Transferred Intellectual Property to Buyer, in each case duly executed by Parent or the applicable Seller;
(vii)    a non-possessory pledge agreement and other documents reasonably satisfactory to Buyer that provide Buyer or any of its Subsidiaries with a senior secured first priority Encumbrance on all of the Mexico Assets on the Closing Date; and
(viii)    with respect to the Transferred Leased Real Property, (i) assignments of lease for the Occupancy Agreements relating thereto assigning the tenant’s interest thereunder to Buyer effective at the applicable Later Closing in form acceptable to Buyer and (ii) landlord consents from the landlords under the Occupancy Agreements consenting to the assignment of each Occupancy Agreement to Buyer effective at the applicable Later Closing and to the transaction contemplated by this Agreement.
(b)    At each Later Closing, Parent shall deliver, or cause to be delivered, to Buyer:

(i)    counterparts of Transfer Agreements for the applicable Later Purchased Assets to which Parent or a Seller is a party, in each case duly executed by Parent or the applicable Seller;
(ii)    intellectual property lien termination documentation and other customary release and termination documentation (including arrangement of return of any possessory collateral promptly following such Later Closing), in each case in form and substance reasonably satisfactory to the Buyer and, to the extent applicable, fully executed and in form ready for filing at the Later Closing, evidencing and, upon or prior to the Later Closing, effecting the termination and release of all Encumbrances (other than Permitted Encumbrances) on the applicable Later Purchased Assets as of such Later Closing; and
(iii)    such other instruments, in form and substance reasonably satisfactory to Buyer, as may be reasonably requested by Buyer at least five (5) Business Days prior to the applicable Later Closing Date to the extent necessary under applicable Law to effect the transfer of the applicable Later Purchased Assets to Buyer (or its Designated Purchaser) and to evidence such transfer in the public records, to the extent applicable, in each case duly executed by Parent.
Section 2.08    Closing Deliveries by Buyer.
(a)    At the Closing, Buyer shall deliver, or cause to be delivered, to Parent:
(i)    the Closing Payment;
(ii)    copies of the resolutions of the board of managers of Buyer and, if required, the equityholders of Buyer, authorizing and approving the transactions contemplated by this Agreement and the applicable Ancillary Agreements to the extent applicable to Buyer, certified by the corporate secretary or a manager to be true and complete and in full force and effect and unmodified as of the Closing;
(iii)    counterparts of the Transition Services Agreement and each other Ancillary Agreement to which Buyer (or its Designated Purchaser) is a party, in each case duly executed by Buyer (or its Designated Purchaser, as applicable); and
(iv)    the certificate required by Section 8.03(a).
(b)    At each Later Closing, Buyer shall deliver, or cause to be delivered, to Parent:
(i)    counterparts of Transfer Agreements for the applicable Later Purchased Assets to which Buyer (or its Designated Purchaser) is a party, in each case duly executed by Buyer (or its Designated Purchaser, as applicable); and
(ii)    such other instruments, in form and substance reasonably satisfactory to Parent, as may be reasonably requested by Parent at least five (5) Business Days prior to the applicable Later Closing Date to the extent necessary under applicable Law to effect the transfer of the applicable Later Purchased Assets to Buyer (or its Designated Purchaser) and to evidence such transfer in the public records, to the extent applicable, in each case duly executed by Buyer (or its Designated Purchaser, as applicable).
Section 2.09    Specified OUS Assets and Specified OUS Liabilities. Notwithstanding anything herein to the contrary, at the Closing and any Later Closing, (a) neither Parent nor any of its Affiliates shall sell, convey, assign or transfer, or cause to be sold, conveyed, assigned and transferred, to Buyer, and Buyer and its Affiliates shall not purchase, any Specified OUS Assets and (b) neither Buyer nor any of its Affiliates shall assume or agree to pay, perform and discharge any Specified OUS Liabilities; provided, that all of the Specified OUS Assets and Specified OUS Liabilities shall be treated as Later Purchased Assets and Later Assumed Liabilities for all other purposes under this Agreement, but which shall only be conveyed at a Later Closing Date pursuant to the the India Purchase Agreement.
Section 2.10    Designated Purchasers. Notwithstanding any other provision of this Agreement to the contrary, with respect to the acquisition of any particular Purchased Assets or Assumed Liabilities, Buyer may, upon written notice to Parent, which written notice(s) (each, a “Designation Notice”) must be delivered after the date of this Agreement but not less than two (2) Business Days prior to the anticipated Closing Date (or Later Closing Date, as applicable), designate one or more Affiliates of Buyer (whether or not existing as of the date hereof), as a “Designated Purchaser” hereunder (each such designee, a “Designated Purchaser”). Each Designation Notice contemplated hereby shall (a) set forth the name and jurisdiction of organization of the Designated Purchaser, and (b) specify which specific Purchased Assets or Assumed Liabilities (or combination of the foregoing) shall be acquired or assumed by such Designated Purchaser. Upon the designation contemplated hereby, each Designated Purchaser shall be deemed a Buyer for purposes of any particular Bill of Sale, Assumption Agreement, Transfer Agreement or other instruments of transfer and assignment as may be reasonably necessary in order to give effect to the consummation of such purchases and transfers by such Designated Purchaser. Subject to the immediately preceding sentence, Buyer may amend or alter the Designated Purchaser designations at any time prior to two (2) Business Days before the Closing (or any Later Closing, as applicable).
Section 2.11    Payment on Behalf of Designated Purchasers. Any payment of the Closing Payment (or any other portion of the Purchase Price) to Parent by or on behalf of Buyer or the applicable Designated Purchaser shall be deemed to have been made solely for purposes of ease of administration and shall be treated as having been made to the applicable Seller in respect of the applicable Purchased Assets, as reflected in the applicable Transfer Agreements, unless otherwise required by applicable Law.
Section 2.12    Withholding. Buyer (or any other applicable withholding agent) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable under this Agreement such amounts as Buyer (or such other applicable withholding agent), in its reasonable judgment, determines is required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable Law. At least three (3) Business Days prior to making any deduction or withholding (other than in connection with any deduction or withholding (a) in respect of any payments treated as compensation for U.S. federal income Tax purposes or (b) under Section 1445 of the Code or resulting from a failure by any Seller to deliver the documentation described in Section 2.07(a)(iv)), Buyer (or such other applicable withholding agent) shall use commercially reasonable efforts to notify the recipient of such amount of its intent to withhold, and the Parties shall use commercially reasonable efforts to reduce or eliminate the amount to be deducted or withheld. Such amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in the Seller Disclosure Schedule, Parent and Sellers hereby, jointly and severally, represent and warrant to Buyer as follows as of the Agreement Date and at and as of the Closing Date:
Section 3.01    Organization, Authority and Qualification.
(a)    Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to (i) own, operate or lease the properties, rights and assets owned, operated or leased by it that are related to the Business (including the Purchased Assets) and to carry on the Business as it has been and is currently conducted, (ii) enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and any document, instrument or certificate specifically contemplated by this Agreement or the Ancillary Agreements to which it is or will be a party, (iii) carry out its obligations hereunder and thereunder and (iv) consummate the transactions contemplated hereby and thereby. Parent is duly authorized, licensed or qualified to do business and is in good standing (or its local equivalent) under the Laws in each jurisdiction in which the properties, rights or assets owned or leased by it or the operation of the Business by it makes such authorization, licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Seller Material Adverse Effect. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Parent is or will be a party is or will be, (i) duly and validly executed and delivered by Parent, and, (ii) assuming due authorization, execution and delivery by each of the other parties hereto and thereto (other than Affiliates of Parent), a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity) (the “Enforceability Exceptions”).
(b)    Each Seller has been duly incorporated or formed, is a validly existing legal entity and, where applicable, is in good standing (or its local equivalent) under the Laws of the jurisdiction of its incorporation or formation, and has all necessary corporate power and authority to (i) own, operate or lease the properties, rights and assets now owned, operated or leased by it that are related to the Business (including the Purchased Assets), (ii) enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, (iii) carry out its obligations hereunder and thereunder and (iv) consummate the transactions contemplated hereby and thereby. Each Seller is duly authorized, licensed or qualified to do business and is in good standing (or its local equivalent) under the Laws in each jurisdiction in which the properties, rights or assets owned or leased by it or the operation of the Business by it makes such authorization, licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Seller Material Adverse Effect. Each Seller is a wholly owned, direct or indirect, subsidiary of Parent. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby will be, when executed as provided in this

Agreement, duly authorized by all requisite corporate action on the part of such Seller. This Agreement and each Ancillary Agreement to which a Seller is or will be a party will be, when executed as provided in this Agreement, (i) duly and validly executed and delivered by such Seller and, (ii) assuming due authorization, execution and delivery by each of the other parties hereto and thereto (other than Parent or any Affiliates of Parent), a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
Section 3.02    No Conflict. The execution, delivery and performance by Parent and each Seller of this Agreement and the Ancillary Agreements to which it is or will be a party do not and will not (with or without the giving of notice, the lapse of time or both), (a) conflict with or violate the Governing Documents of Parent, Sellers or any of their respective Subsidiaries, (b) assuming all required consents, waivers, approvals, orders, authorizations and other actions of any Governmental Authority have been obtained, and all required filings, registrations and notifications to any Governmental Authority have been made, conflict with, breach, give rise to default under, or violate any Law or Governmental Order applicable to the Parent or the Sellers, as applicable, or by which any of their respective properties or assets (including the Purchased Assets or the Business) are bound or affected, or (c) conflict with, result in a breach of or constitute a default under, or give rise to any right of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation or imposition of an Encumbrance, other than a Permitted Encumbrance, on any of the properties or other assets of the Business.
Section 3.03    Governmental Consents and Approvals. The execution, delivery and performance by each of Parent and each Seller of this Agreement and each Ancillary Agreement to which it is a party do not and will not require any material consent, approval, waiver, authorization or permit of, or filing or registration with or notification to, any Governmental Authority, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates (other than simply the change of the owner or operator of the Business), and (b) such other consents, approvals, waivers, authorizations or permits, the failure of which to obtain would not have a Seller Material Adverse Effect.
Section 3.04    Financial Statements.
(a)    Section 3.04(a) of the Seller Disclosure Schedule sets forth (i) true, complete and correct income statements for the operations of the Business for each of the twelve (12) month periods ended September 30, 2022 and December 31, 2021 and (ii) true, complete and correct listings of the inventory balances for the Business (i.e. finished goods, raw materials, works in progress, operating supplies and spare parts) as of (x) December 31, 2022 and (y) May 1, 2023, (collectively, the “Financial Statements”).
(b)    The Financial Statements have been prepared in good faith based on reasonable estimates and assumptions by management of Parent, and have been extracted by such management from financial statements prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, and other books and records relating to the Business. The Financial Statements contemplated by clause (i) of Section 3.04(a) fairly present the gross profits of the Business for the periods covered thereby. Parent and its Subsidiaries maintain internal controls which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.
(c)    All Inventory held for use by the Maquila is owned by Avanos Medical Sales, LLC.
Section 3.05    Absence of Certain Events. Since December 31, 2022, (a) the Business has been conducted in the ordinary course of business consistent with past practice, (b) there has not been any Seller Material Adverse Effect and (c) neither Parent nor any of its Subsidiaries has taken any action (or failed to take any action) that, if taken (or having failed to have been taken) after the date hereof and prior to the Closing, would require the consent of Buyer pursuant to any of the sub-clauses of Section 5.01(a) (determined without regard to the exceptions or caveats in the lead-in thereto).
Section 3.06    Litigation. (a) Except as set forth in Section 3.06(a) of the Seller Disclosure Schedule, there is not any Action, and since the Look-Back Date there has not been, any material Action, pending or to the Knowledge of the Sellers, threatened against the Business or the Purchased Assets or against Parent or its Subsidiaries relating to or affecting the Business or the Purchased Assets, and, to the Knowledge of the Sellers, there are no facts, circumstances, actions or omissions that would reasonably be likely to result in any such Action being instituted against any of them. There is no Action by Parent or its Subsidiaries pending, or which any of Parent or its Subsidiaries intends to initiate, in each case, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.
(b)    Except as set forth in Section 3.06(b) of the Seller Disclosure Schedule, neither Parent nor any of its Subsidiaries is currently, nor since the Look-Back Date has been, subject to any Governmental Order, settlement agreement, deferred prosecution agreement, corporate integrity agreement, monitoring agreement, enforcement, regulatory, or administrative proceedings or consent decree arising from any Action at Law or in equity, or with any Governmental Authority, in each case, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities and, to the Knowledge of the Sellers, there are no such Governmental Orders or investigations threatened to be imposed against any of them, in each case, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities and, to the Knowledge of the Sellers, there is no act, omission, event or circumstance that would or reasonably would be expected to result in any such Action.
Section 3.07    Compliance with Laws; Permits.
(a)    Parent and its Subsidiaries are, and since the Look-Back Date have been, in compliance in all material respects with all Laws (including Health Care Laws) and Governmental Orders in respect of and applicable to the Business, the Purchased Assets and the Assumed Liabilities. Parent and its Subsidiaries are not, and since the Look-Back Date have not been, subject to any pending or asserted material fine, penalty, or Liability as a result of a failure to comply with any requirement of any applicable Law in respect of the Business, the Purchased Assets or the Assumed Liabilities, and neither Parent nor any Seller has received any written or, to the Knowledge of the Sellers, oral notice of such noncompliance. All material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to applicable Governmental Authorities concerning the products of the Business have been so filed, maintained or furnished. All such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) and no such filing with any Governmental Authority contained any false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, that has not been subsequently corrected.
(b)    All Business Products are and have since the Look-Back Date been appropriately supported by applicable Registrations and have been labeled, promoted, and advertised in material compliance with applicable Health Care Laws. All manufacturing operations related to the Business Products have been conducted and are being conducted in material compliance with the Quality System Regulation (21 C.F.R. Part 820) and applicable comparable foreign Laws.

(c)    The Business has not (i) made any materially false statements on, or material omissions from, any Registrations or related submissions to the FDA or other United States or foreign Governmental Authorities, or (ii) made any materially false statements on, or material omissions from, any other records or documentation prepared or maintained to comply with the requirements of the FDA or other United States or foreign Governmental Authorities or applicable Law with respect to the development, testing, manufacture, clearance, distribution, sale, labeling or marketing of the Business Products. The Business is not subject to any current obligation or requirement arising under any consent decree, Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice issued by or entered into with the FDA or any other United States or foreign Governmental Authorities with regard to the development, testing, manufacture, clearance, distribution, sale, labeling or marketing of any of the Business Products.
(d)    Neither the Business nor, any officer, director, owner or employee, or, to the Knowledge of the Sellers, contractor or agent thereof has been convicted of any crime or engaged in any conduct that has previously caused or which would reasonably be expected to result in disqualification or debarment by the FDA under 21 U.S.C. § 335a, exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law, or any similar Action under any Law, rule, or regulation of any other Governmental Authority. The Business has not retained or employed debarred or disqualified Persons. No debarment or exclusion Actions are pending or, to the Knowledge of the Sellers, threatened against Parent or any of its Subsidiaries, or any of their respective officers, directors, owners or employees or, to the Knowledge of the Sellers, agents. Neither the Business nor any officer, director, owner or employee or, to the Knowledge of the Sellers, contractor or agent is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46,191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy. Neither Parent nor any of its Subsidiaries (with respect to the Business) nor any officer, director, owner or employee or, to the Knowledge of the Sellers, contractor or agent has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy, in each case with respect to the Business.
(e)    The Business has held since the Look-Back Date, and has in effect, all material Permits, including all Registrations, required by Law or any Governmental Authority necessary for the Business to own, lease or operate its properties and other assets and to carry on its activities and operations as currently conducted and as currently proposed to be conducted, including but not limited to, the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Business Products. The Purchased Assets include all Permits necessary to conduct the Business as presently conducted and as presently proposed to be conducted, without material disruption. All of the Business Permits are current and valid, in full force and effect, being complied with in all material respects and no suspension, restriction, cancellation, limitation, adverse modification or notice of non-renewal of any such Business Permit is pending or, to the Knowledge of the Sellers, threatened. No violation, default, Governmental Order or deficiency exists, or has existed since the Look-Back Date, with respect to any of the Business Permits and no fact or circumstance exists which, with or without the giving of notice, the lapse of time or both, would result in any of the foregoing. Since the Look-Back Date, none of Parent nor any of its Subsidiaries has received written notice that a Governmental Authority issuing or authorizing any Business Permit intends to terminate or refuse to renew or reissue such Business Permit. Section 3.07(e) of the Seller Disclosure Schedule sets forth a correct and complete list of all material Business Permits.

Section 3.08    Environmental Matters.
(a)    Parent and its Subsidiaries have since the Look-Back Date have complied and are currently in compliance in all material respects with all applicable Environmental Laws, including possessing and complying in all material respects with all Permits required under Environmental Laws for the operation of the Business and for the occupation of their properties or facilities, (b) since the Look-Back Date, neither Parent nor its Subsidiaries have received any written or, to the Seller’s Knowledge, oral notice, report, claim, demand, information request or other information regarding any violation of, or Liability under, Environmental Laws with respect to their past or current operations, properties or facilities of the Business, (c) since the Look-Back Date there is and has not been any Action or Governmental Order pending or, to the Knowledge of the Sellers, threatened against the Business (or Parent or any Seller with respect to the Business) that is based on or alleges liability under Environmental Laws and (d) neither Parent nor its Subsidiaries nor, to the Knowledge of the Sellers, any predecessor of the Business, have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released, or exposed any Person to, any Hazardous Material, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance), in each case, in a manner that has given or would give rise to any material Liabilities or investigative, corrective or remedial obligations against the Business pursuant to any applicable Environmental Law.
(b)    The Business does not own or operate any underground storage tanks and, to Sellers’ Knowledge, there are no underground storage tanks located in, at, on or under any Leased Real Property.
(c)    Except to the extent in compliance with applicable Environmental Laws, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products that contain PCBs, lead paint or asbestos, located in, at, on, or under the Leased Real Property (including any building, structure or other improvement that is part of the Leased Real Property).
(d)    Parent has provided to Buyer complete and correct copies of all environmental audits, reports and other material environmental documents, if any, in its or any Seller’s possession relating to the Business, including the Leased Real Property.
(e)    Neither Parent nor its Subsidiaries, in relation to the Business, has expressly assumed by contract or provided an express contractual indemnity with respect to any Liability (including any investigatory, corrective or remedial obligation) of any other Person arising under Environmental Laws.
Section 3.09    Intellectual Property.
(a)    Section 3.09(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Patents, registered Trademarks, applications for registered Trademarks, domain names, social media accounts, registered Copyrights (if any), and applications for registered Copyrights (if any) that are included in the Business Transferred Intellectual Property, in each case that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (the “Registered Intellectual Property”), including, to the extent applicable, (i) the owner of such filing, issuance or registration, (ii) the date of filing, issuance or registration, (iii) the filing, issuance or registration number and (iv) in the case of domain names and social media accounts, the domain registrar and social media handles. Section 3.09(a) of the Seller Disclosure Schedule also sets forth a complete and accurate list (in all material respects) of all material unregistered Trademarks that are currently in use by the Sellers in connection with the Business and are included in the Business Intellectual Property.
(b)    Except as set forth on Section 3.09(b) of the Seller Disclosure Schedule:
(i)    all Registered Intellectual Property is (A) registered in the name of Parent or a Seller; (B) is currently in compliance with the registration and maintenance requirements in the applicable jurisdictions governing the Registered Intellectual Property, including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications, and is not expired, cancelled or abandoned; and (C) is subsisting, valid and enforceable. None of the Registered Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable;
(ii)    none of the Registered Intellectual Property is subject to any maintenance fees or Taxes or actions falling due within 90 days after the date of this Agreement;
(iii)    no Patent included in the Business Transferred Intellectual Property has been or is now involved in any reissue, re examination, inter-partes review, post-grant review, or opposition proceeding; all Products made, used or sold under the Patents included in the Business Transferred Intellectual Property have been marked with the proper patent notice;
(iv)    Parent or a Seller, as applicable, exclusively owns each item of Business Transferred Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances;
(v)    neither the operation of the Business nor any activity of Parent or any Affiliate in the operation of the Business infringes, misappropriates or otherwise violates (or in the past infringed, misappropriated or otherwise violated) the Intellectual Property of any other Person or subject matter thereof (“Third Party IP”);
(vi)    there are no, and since the Look-Back Date there have been no, Actions by or before any Governmental Authority pending or, to the Knowledge of the Sellers, threatened in writing, alleging that any of the operation of the Business or any activity by Parent or its Affiliates in the operation of the Business infringes, misappropriates or otherwise violates (or in the past infringed, misappropriated or violated) the rights of others in or to any Third Party IP, or challenging the ownership, validity, patentability, enforceability, registrability or use of any Business Transferred Intellectual Property;
(vii)    there is no, nor has there been any, infringement, misappropriation or other violation by any person or entity of any of the Business Transferred Intellectual Property or the subject matter thereof;
(viii)    all former and current employees, consultants and contractors of Parent or any of its Affiliates who have created or developed, while employed or engaged by Parent or any of its Affiliates, any inventions, improvements, ideas, discoveries, developments, writings, works of authorship (including software and documentation), know-how, processes, methods, technology, trademarks, service marks, data, information or other intellectual property that relates to the Business or its actual or demonstrably anticipated research or development, was developed in the performance of the services for Parent or any of its Affiliates, or was developed using equipment, supplies, facilities or trade secret information of Parent or any of its Affiliates, either were subject to written engagement terms and conditions under which there is an assignment of, or have executed written instruments that assign to Parent or its Affiliates, as applicable, all rights, title and interest (including all Intellectual Property) in and to all of the forgoing included in the Business Transferred Intellectual Property; Sellers include all Persons who were granted or received any right, title or interest in or to Business Transferred Intellectual Property by each such employee, consultant or contractor under such terms and conditions, instruments, or by operation of law;
(ix)    each of Parent and its Affiliates have taken all reasonable actions to protect the confidentiality and value of the Trade Secrets and confidential information included in the Business Transferred Intellectual Property;
(x)    each Business Product performs in accordance with its specifications, as documented within the Avanos Quality System maintained by Parent and as Parent or any of its Affiliates have warranted to its customers;
(xi)    following the Closing, Buyer will have the same rights and privileges in the Business Transferred Intellectual Property and Transferred IT Assets as Parent or any of its Affiliates had in the Business Transferred Intellectual Property and Transferred IT Assets immediately prior to the Closing.
Section 3.10    Real Property.
(a)    Except as set forth on Section 3.10(a) of the Seller Disclosure Schedule, neither Parent nor any Seller owns (or has ever owned) any real property that is used or held for use in connection with the Business.
(b)    Section 3.10(b) of the Seller Disclosure Schedule sets forth a list of the Transferred Leased Real Property with the Occupancy Agreement related thereto and the address thereof. True, correct and complete copies of such Occupancy Agreements and all other ancillary agreements or documents pertaining to such Occupancy Agreements, including, without limitation all memoranda of lease, estoppel certificates, consents, commencement date letters, subordination, non-disturbance and attornment agreements, and extension letters have been made available to Buyer and none of the Occupancy Agreements has been modified or amended except as set forth in Section 3.10(b) of the Seller Disclosure Schedule. A Seller has a good and valid leasehold interest in the Transferred Leased Real Property and the right to use and occupy the Transferred Leased Real Property for the full term of the Occupancy Agreement relating thereto. Each such Occupancy Agreement is in full force and effect and is a legal, valid and binding obligation of the Seller party thereto and, to the Sellers’ Knowledge, the other parties thereto, enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions. No Seller has assigned its interest under any such Occupancy Agreement or sublet any part of the Transferred Leased Real Property or otherwise transferred, conveyed, mortgaged, or encumbered any of its rights and interest in the leasehold or subleasehold estate under any of the Occupancy Agreements. Neither the Seller party thereto nor, to the Knowledge of the Sellers, the other parties to any such Occupancy Agreement is in default with respect to any such Occupancy Agreement and no event has occurred which, with notice or the lapse of time, would constitute a default by the Seller party thereto or, to the Knowledges of the Sellers, the other parties thereto or permit the other party thereto to terminate, modify or accelerate any such Occupancy Agreements. None of Parent or any Seller has received written or, to the Seller’s Knowledge, oral notice that any of the buildings, structures, fixtures or other improvements on the Transferred Leased Real Property do not conform in all material respects to all applicable Laws and use restrictions and all such buildings, structures, fixtures or other improvements are in good condition or repair. Parent has not, and no Seller has, received any written or, to the Sellers’ Knowledge, oral notice since the Look-Back Date of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes affecting the Transferred Leased Real Property.

There have been no improvements or construction of value in excess of $50,000 in the aggregate made to or constructed on any Transferred Leased Real Property within the applicable period for the filing of mechanics liens.
Section 3.11    Labor and Employment Matters.
(a)    Section 3.11(a) of the Seller Disclosure Schedule contains a complete and accurate list of all current Business Employees as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) the entity that employs the individual; (iii) whether classified as exempt or non-exempt for wage and hour purposes; (iv) whether paid on a salary, hourly or commission basis; (v) the employee’s annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (vi) bonus and commission targets, as applicable; (vii) accrued but unused paid time off balance; (viii) average scheduled hours per week (for non-exempt employees only); (ix) date of hire; (x) business location (e.g., country, U.S. state); (xi) status (i.e., active or inactive and if inactive, the type of leave and, if known, estimated duration); (xii) any visa or work permit status and the date of expiration, if applicable; and (xiii) the total amount of bonus, retention, change of control, severance and other amounts, if any, to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.
(b)    Section 3.11(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Contingent Workers as of the date of this Agreement, showing for each Contingent Worker: (i) such Contingent Worker’s role in the Business; (ii) fee and other compensation arrangements, as applicable; (iii) any notice period required prior to termination of the services engagement; (iv) fees and other compensation paid and accrued to such Contingent Worker during calendar year 2022; (v) fees and other compensation accrued to such Contingent Worker thus far during calendar year 2023; (vi) estimate of average hours of services performed in connection with the Business per week; and (vii) the primary location (e.g., country, U.S. state) from which services are performed.
(c)    Parent and its Subsidiaries currently classify and treat and, since the Look-Back Date, have properly classified and treated each current and former Business Employee as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws (as applicable), and is and, since the Look-Back Date, has been otherwise in compliance with such Laws (including but not limited to with respect to the payment of wages, social security and overtime). To the extent that any Contingent Workers are or, since the Look-Back Date, were engaged by Parent or its Subsidiaries, Parent and its Subsidiaries currently classifies and treats them, and, since the Look-Back Date, has properly classified and treated them, as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable Law.
(d)    Each of Parent and its Subsidiaries is, and since the Look-Back Date has been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, including but not limited to fair employment practices, social security, pay equity, profit sharing, overtime, freedom of unionization and collective bargaining, the classification of independent contractors, the classification of current and former Business Employees as exempt or non-exempt, workplace safety and health, work authorization and immigration (including with respect to the Immigration Reform Control Act of 1986 and all applicable Laws and policies with respect to collecting, verifying, and retaining complete and accurate copies of U.S. Citizenship and Immigration Services Form I-9 for each current and former Business Employee), unemployment compensation, workers’ compensation, accommodation of disabilities, interactive process, discrimination, harassment, whistleblowing, retaliation, affirmative action, hiring (including background checks, credit reports and “Ban the

Box” Laws), prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave (including but not limited to sick leave, parental leave, family and medical leave, leave related to COVID-19, vacation leave, and paid time off), meal and rest breaks, wage statements, and wages and hours (including but not limited to payment of minimum wages and overtime).
(e)    Except as would not result in material liability to any of Parent and its Subsidiaries, each of Parent and its Subsidiaries has fully and timely paid all wages, wage premiums, salaries, bonuses, commissions, severance payments, seniority premium, vacation payouts, vacation premiums, expense reimbursements, social security contributions and other amounts that have come due and payable to its current and former Business Employees and, to the extent due and payable by Parent or its applicable Subsidiary, Contingent Workers, in each case pursuant to applicable Law and any applicable employment contract. Neither Parent nor any of its Subsidiaries is liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice), in each case solely with respect to Business Employees.
(f)    Currently and since the Look-Back Date, neither Parent nor any of its Subsidiaries is or has been a party to or the subject of any form of material litigation, arbitration, mediation, investigation by any Governmental Authority, audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment, social security (where applicable) or labor matters concerning current and former Business Employees or Contingent Workers (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with profit sharing, wage and hour Laws, the misclassification of employees or independent contractors, violation of restrictive covenants, sexual or other harassment or misconduct, or unfair labor practices), and no such matters are pending or, to the Knowledge of the Sellers, threatened against Parent or any of its Subsidiaries or any current and former Business Employee or current and former Contingent Worker, as applicable. To the Knowledge of the Sellers, none of the employment policies or practices of Parent or any Seller is currently being audited or investigated, and since the Look-Back Date none has been audited or investigated, by any Governmental Authority and, to the Knowledge of the Sellers, no such audit or investigation is planned, threatened, or imminent.
(g)    Neither Parent nor any Seller is a party to or bound by any collective bargaining agreement, works council or other similar agreement or work rules regarding the rates of pay, hours, working conditions, or other terms and conditions of employment of any Business Employees or Contingent Workers, and no such collective bargaining agreement, works councils or other similar agreement is being negotiated. Neither Parent nor any Seller has any duty to bargain with any Union with respect to the rates of pay, hours, working conditions, or other terms and conditions of employment of any Business Employees or Contingent Workers. To the Knowledge of the Sellers, there are no, and since the Look-Back Date there have been no, union organizing efforts with respect to any current or former Business Employees. There is no, and since the Look-Back Date there have been no, actual, pending, or to the Knowledge of the Sellers, threatened labor strike, picketing of any nature, organizational campaign, material labor dispute, slowdown, work stoppage, lockout, or any other concerted interference with normal operations by any employees of Parent or any Seller or that is or has otherwise been threatened against or affected the Business. Since the Look-Back Date, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice.
(h)    Since the Look-Back Date, neither Parent nor any Seller in connection with the Business has (i) effectuated a “plant closing”, “mass layoff”, or similar group employment loss as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act.
(i)    In the past twelve (12) months (i) no director, officer, executive, or management-level Business Employee or other Business Employee whose annual base salary exceeds $150,000 has been terminated or furloughed for any reason; and (ii) to the Knowledge of the Sellers, no director, officer, executive, or management-level Business Employee or Business Employee whose annual base salary exceeds $150,000, or group of Business Employees or Contingent Workers, has expressed any plans to terminate his, her or its employment or service arrangement with any of Parent or its Subsidiaries.
(j)    Section 3.11(j) of the Seller Disclosure Schedule identifies each Business Employee who is not subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with any of Parent or its Subsidiaries. Parent has provided a form of each such agreement to Buyer.
(k)    Section 3.11(k) of the Seller Disclosure Schedule identifies each Business Employee who has not executed a written offer letter or employment agreement with the Parent.
(l)    All Business Employees based in the United States are employed at-will and no such Business Employee is subject to any employment Contract with any of Parent or its Subsidiaries, whether oral or written, that provides for a fixed term of employment.
(m)    Since the Look-Back Date, no allegations of sexual harassment or sexual misconduct have been made in writing or, to the Knowledge of the Sellers, orally to any of Parent or its Subsidiaries against any current or former Business Employee or current or former Contingent Worker. To the Knowledge of the Sellers, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or sexual misconduct against or involving any of Parent or its Subsidiaries (in connection with the Business) or any officer who provides or provided services to the Business, director who provides or provided services to the Business, current or former Business Employee, or current or former Contingent Worker. Since the Look-Back Date, there have not been any internal investigations by or on behalf of any of Parent or its Subsidiaries with respect to any claims or allegations of sexual harassment or sexual misconduct against or involving any of Parent or its Subsidiaries (and in connection with the Business) or any officer who provides or provided services to the Business, director who provides or provided services to the Business, current or former Business Employee, or current or former Contingent Worker, nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.
Section 3.12    Employee Benefit Matters.
(a)    Section 3.12(a) of the Seller Disclosure Schedule contains a complete and accurate list, as of the Agreement Date, of each Parent Plan.
(b)    Each Parent Plan has been maintained and administered in all material respects in accordance with the terms of such Parent Plan and applicable Law. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened with respect to any Parent Plan, and, to the Knowledge of the Sellers, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Parent Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Plan and applicable law. The Parent Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.
(c)    Neither Parent nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither Parent nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full. None of the Parent Plans, nor any Liability of any kind thereunder or with respect thereto, will be required by operation of law or otherwise (except as expressly provided herein) to be transferred to Buyer and/or its Affiliates as a result of the transactions contemplated hereby.
(d)    Each Parent Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Parent Plan for any period for which such Parent Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Sellers, no event or omission has occurred that would cause any Parent Plan to lose such qualification or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification.
(e)    With respect to each Parent Plan that is subject to the laws of a jurisdiction outside of the United States (a “Foreign Parent Plan”), the fair market value of the assets of each funded Foreign Parent Plan (including the liability of any insurer to any such Foreign Parent Plan) is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Parent Plan according to the actuarial assumptions and valuations most recently used to determined employer contributions to such Foreign Parent Plan and none of the transactions contemplated by this Agreement will cause such assets or insurance obligations to be materially less than such benefit obligations. Each Foreign Parent Plan required or intended to be registered, qualified or approved under applicable law has in fact been registered, qualified or approved, as the case may be, under applicable law and has been maintained in good standing with applicable regulatory authorities in all material respects, and if intended to qualify for favorable tax treatment, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely such favorable tax treatment with respect to such Foreign Parent Plan.
(f)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other events) could, subject to Buyer’s compliance with its obligations under Section 6.02 of this Agreement, result in or cause the accelerated vesting, funding or delivery of or increase the amount of any, material payment or benefit to any Business Employee, in each case, except for arrangements relating to the exercise by a Business Employee of any rights under applicable Law (including any right to object to a mandatory transfer of employment to Buyer or any of its Affiliates and any right to reject an offer of employment from Buyer or any of its Affiliates). No amount paid or payable (whether in the form of cash, property or other benefits) by Parent or a Seller in connection with the transactions contemplated hereby (whether alone or together with any other events) could be an “excess parachute payment” within the meaning of Section 280G of the Code.
Section 3.13    Taxes.

(a)    All Tax Returns required by applicable Law to have been filed with any Taxation Authority by Parent or any Seller with respect to the Purchased Assets or the Business have been filed in a timely manner (taking into account any valid extension), all such Tax Returns are true, correct and complete in all material respects, and all Taxes due and payable with respect to the Purchased Assets or the Business (whether or not shown on any Tax Return) have been timely paid. Neither Parent nor any Seller is currently the beneficiary of an extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets, other than automatic extensions permitted under applicable Law.
(b)    No written notification has been received by Parent, any Seller or any of their Affiliates that any audit, examination or similar proceeding is current, ongoing, pending, threatened, proposed or asserted with regard to any Taxes or Tax Returns with respect to the Purchased Assets or the Business, which could reasonably be expected to result in Liability to, or otherwise affect the Tax positions of, Buyer or any of its Affiliates. No Seller or any Affiliate of a Seller has received any written claim by a Taxation Authority in a jurisdiction alleging that such Seller or any of such Affiliates has a duty to file Tax Returns and pay any Tax with respect to any Purchased Asset or the Business.
(c)    There are no Encumbrances for Taxes upon any of the Purchased Assets or any other assets of the Business, except for Encumbrances for Taxes not yet due or delinquent.
(d)    There are no outstanding agreements or consents extending or waiving (or having the effect of extending or waiving) the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due in respect of or in relation to the Business or the Purchased Assets for any taxable period for which Buyer or its Affiliates would reasonably be expected to have any Liability and no request for any such waiver or extension is currently pending.
(e)    No power of attorney has been granted by Parent or any Seller (or any Affiliate of either) that would be binding on Buyer with respect to Taxes in respect of or in relation to the Business or the Purchased Assets for any taxable period for which the statute of limitations (including any waivers or extensions) has not yet expired.
(f)    Neither Parent nor any Seller is a party to any agreement relating to the sharing, allocation or indemnification of Taxes related to the Purchased Assets or the Business, or any similar Contract (other than commercial agreements entered into in the ordinary course of business consistent with past practice, the principal purpose of which is not Taxes).
(g)    Neither Parent nor any Seller has ever been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4.
(h)    Parent and each Seller have (i) timely and properly withheld all required amounts from payments to its employees, agents, contractors, nonresidents, equityholders, lenders and other Persons with respect to the Business and (ii) timely remitted and reported all withheld Taxes described in the immediately preceding clause (i) to the proper Governmental Authority in compliance with all applicable.
(i)    None of the Purchased Assets is subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulations Section 1.467-1(c).
(j)    None of the Purchased Assets include (i) any interest in any joint venture, partnership or other arrangement or Contract treated or that could reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes, (ii) stock in a corporation or company or (iii) any other equity interests in a juridical entity.
Section 3.14    Material Contracts; Shared Contracts; Government Contracts.
(a)    Section 3.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Contracts relating to the Business (whether written or oral, contingent or otherwise) to which Parent, any Seller or any of their respective Affiliates is a party or by which the Purchased Assets are bound, and under which any party thereto has continuing obligations, with respect to any of the following (each, a “Material Contract”):
(i)    the employment or engagement of any current Business Employee providing for an annual base salary in excess of $150,000 (USD), other than those terminable at-will without any severance obligation;
(ii)    any covenant limiting the right of Parent or any of its Affiliates to engage in any line of business or to compete with any Person in any line of business or in any geographic location, or prohibiting Parent or any of its Affiliates from engaging in business with any Person or levying a fine, charge or other payment for doing so, including any Contract that contains a provision or covenant that by its express terms provides for any non-compete, non-solicitation, no-hire, exclusive dealings, right of first offer, right of first refusal, “most favored nation” or other terms or similar requirements in favor of any Person (other than customary non-solicitation employee covenants contained in Contracts entered into in the ordinary course of business consistent with past practice);
(iii)    any Contract that contains (A) minimum purchase or supply requirements, or requirements regarding the allocation or dedication of production capacity, (B) restrictions on the ability of the Business to change or increase the pricing of any of its products or services or (C) provisions permitting a vendor or supplier of the Business to change or materially increase the pricing of any of their products or services, in each case in which the expenditure, payment or receipt by Parent or any of its Affiliates under such Contract during 2022 or expected in 2023 (calculated using the average expenditure, payment or receipt per month from January through May 2023 multiplied by twelve (12)) is more than $1,000,000 in the aggregate;
(iv)    the acquisition or disposition (directly or indirectly including by merger, stock or asset purchase or otherwise) by Parent or any of its Affiliates of a material portion of the assets of or any ownership interest in any other Person or other business enterprise;
(v)    the incurrence, assumption, or guarantee of any or otherwise evidencing any Indebtedness, other than accounts receivables and payables incurred in the ordinary course of business consistent with past practice;
(vi)    grants an Encumbrance, other than a Permitted Encumbrance, on all or any part of any Purchased Assets (including, without limitation, any of the assets or capital stock of Parent or any Subsidiary of Parent);
(vii)    licenses, sublicenses or other agreements under which (A) any Seller is granted rights by others in Intellectual Property that primarily relates to or is primarily used in the Business, other than (x) non-exclusive, commercially available licenses for commercial off-the-shelf software that is made available for a total cost of less than $50,000 and (y) non-exclusive licenses that are merely incidental to the transaction contemplated in the Contract, or (B) any Seller has granted rights to others in Intellectual Property that primarily relates to or is primarily used in the Business, and in the case of any licenses, sublicenses or other agreements disclosed pursuant to this clause, Section 3.14(a)(vii) of the Seller Disclosure Schedule also sets forth whether each such license, or sublicense or other agreement is exclusive or non-exclusive;
(viii)    the expenditure, payment or receipt by Parent or any of its Affiliates during 2022 or expected in 2023 (calculated using the average expenditure, payment or receipt per month from January through May 2023 multiplied by twelve (12)) of more than $1,000,000 in the aggregate;
(ix)    the resolution or settlement of any Action in an amount greater than $50,000 that has not been fully performed by Parent or its Subsidiaries or otherwise imposes any continuing material obligations on the Business;
(x)    joint venture, partnership or similar arrangement of Parent or any of its Affiliates, including any agreement to share profits or losses;
(xi)    any obligation, such as a put or similar right, pursuant to which Parent or any of its Affiliates could be required to purchase, redeem, or otherwise acquire any equity securities of another Person;
(xii)    any Affiliate Arrangement, other than pursuant to an employment agreement with Parent or any of its Affiliates or any salary or other compensation or benefits under the Parent Plans;
(xiii)    (A) that provides for severance or any other post-termination payments or benefits to any current Business Employee, (B) with any current or former Business Employee or current or former Contingent Worker pursuant to which Parent or any Seller, as of the Closing Date, is or will be paying, or is or will have an obligation to pay, severance or other post-termination pay to such individual, or (C) that may entitle any current or former Business Employee or Contingent Worker to bonus, retention, change of control, severance or other amounts to be paid to such individual at the Closing or otherwise in connection with the transactions contemplated by this Agreement;
(xiv)    providing for an indemnity in favor of a third party (except to the extent in respect of the commercial obligations of Parent or its Subsidiaries in favor of such third party entered into in the ordinary course of business consistent with past practice);
(xv)    any collective bargaining agreement or similar Contract executed with a Union or similar organization;
(xvi)    any deferred purchase price for property or services (excluding trade accounts payable arising in the ordinary course of business and excluding any deferred revenue), including any “earn-out” payments, “holdbacks”, purchase price adjustment obligations, contingent consideration or any other similar obligations;
(xvii)    any Occupancy Agreement with respect to the Transferred Leased Real Property;
(xviii)    with a Material Customer (as defined below);
(xix)    with a Material Supplier (as defined below);
(xx)    any Government Contract in the United States and any Government Contract outside the United States under which the expenditure, payment or receipt by Parent or any of its Affiliates during 2022 or expected in 2023 (calculated using the average expenditure, payment or receipt per month from January through May 2023 multiplied by twelve (12)) is more than $500,000 in the aggregate;
(xxi)    (A) brokerage, import/export or similar services in respect of Business Products (or components thereof, including Inventory), (B) logistics services or third party warehousing or similar Contracts or (C) freight forwarding or with any Person who provides services relating to the shipping and storage of Business Products (or components thereof, including Inventory), in each case under which the expenditure by Parent or any of its Affiliates during 2022 or expected in 2023 (calculated using the average expenditure, payment or receipt per month from January through May 2023 multiplied by twelve (12)) is more than $1,000,000 in the aggregate;
(xxii)    any Contract concerning or governing the hiring, contracting or leasing of any Contingent Workers from or with any staffing agency, recruiting firm or similar organization; and
(xxiii)    any royalty, dividend or similar arrangement.
(b)    Parent has made available to Buyer true, correct and complete copies of all of the Material Contracts and all exhibits and schedules thereto, in each case, as amended, waived, renewed or otherwise modified and in effect. All of the Material Contracts are valid and binding on each party thereto and are in full force and effect in accordance with their terms, except to the extent they have previously expired or terminated in accordance with their terms. None of Parent or any of its Affiliates is in violation of or default under any Material Contract, and, to the Knowledge of the Sellers, there is no existing or claimed violation or default by any other party to any Material Contract. To the Knowledge of the Sellers, no event has occurred or fact or circumstance exists that, with or without the giving of notice, the lapse or time or both, would constitute a default by any party under a Material Contract. None of Parent or any Seller has received any notice of any actual or threatened termination, cancellation, modification or limitation of any Material Contract.
(c)    Section 3.14(c) of the Seller Disclosure Schedule set forth a list as of the date hereof of each Shared Contract that contemplates payments to or from the Business that is greater than $1,000,000, individually or in the aggregate, in any one year (the “Material Shared Contracts”). Parent has made available to Buyer true, correct and complete copies of all of the Material Shared Contracts and all exhibits and schedules thereto, in each case, as amended, waived, renewed or otherwise modified and in effect. All of the Material Shared Contracts are valid and binding on each party thereto and are in full force and effect in accordance with their terms, except to the extent they have previously expired or terminated in accordance with their terms. None of Parent or any of its Affiliates is in violation of or default under any Material Shared Contract, and, to the Knowledge of the Sellers, there is no existing or claimed violation or default by any other party to any Material Shared Contract. To the Knowledge of the Sellers, no event has occurred or fact or circumstance exists that, with or without the giving of notice, the lapse or time or both, would constitute a default by any party under a Material Shared Contract. None of Parent or any Seller has received any notice of any actual or threatened termination, cancellation, modification or limitation of any Material Shared Contract.
(d)    With respect to the Business, (i) the operations of Parent and its Subsidiaries are and have been conducted at all times in compliance with the requirements of any applicable Laws and regulations associated with any federal or state Government Contracts or grants that have been entered into or received and (ii) to the extent that Parent and its Subsidiaries are parties to any federal or national, state or local Government Contracts, there are no pending or to the Knowledge of the Sellers threatened Actions by or before any Governmental

Authority involving Parent or any of its Subsidiaries with respect to any such Government Contracts or grant awards.
Section 3.15    Product Warranty; Recalls.
(a)    All Products developed, marketed, licensed, distributed, shipped or sold by the Business have been in material conformity with all express warranties made by Parent or its Affiliates and complied in all material respects with all applicable Laws. Since the Look-Back Date, except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, none of the Business Products are, or, have been, adulterated or misbranded at the point of introduction to interstate commerce, seized, detained, subject to a suspension of manufacturing, distribution, or marketing, or have been or are currently subject to a recall or safety alert (voluntary or otherwise), nor are there circumstances that are likely to, or imminent plans to, initiate a recall or safety alert (voluntary or otherwise) with respect to a Business Product. To the Knowledge of the Sellers, no material Liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries. Parent has made available to Buyer correct and complete copies of standard written warranty or warranties for sales of all Business Products. Each Business Product performs in all material respects in accordance with its specifications and is documented within the Avanos Quality System maintained by Parent and as the Business has warranted or represented to its customers. There is no material hazard or material defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, related to any Business Product.
(b)    Since the Look-Back Date there have not been, (i) any Actions or claims pending or, to the Knowledge of the Sellers, threatened against Parent, any Seller, the Business or the Purchased Assets for any recall, market withdrawal, field notification, correction, removal, field action, seizure, safety alert, warning or “dear doctor” letter or similar action in respect of any Product, and no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any Product are pending or threatened against the Business or (ii) any Actions or claims pending or threatened in writing or, to the Knowledge of the Sellers, threatened orally against Parent, any Seller, the Business or the Purchased Assets for any product return, product liability, customer fraud, indemnity or warranty obligations relating to any Business Products and neither Parent nor any of its Subsidiaries have received written or, to the Knowledge of the Sellers, oral notice from any third party of any product return, product liability, customer fraud, indemnity, warranty or other claim in respect of the Business or the Business Products alleging that any Business Product is defective or fails to meet any product or services warranties.
Section 3.16    Assets; Title to Assets; Sufficiency.
(a)    The Sellers own, lease, control or hold a license or otherwise have a right to use all of the material assets, properties, rights, titles, goodwill, claims or interests of every kind, nature and description, tangible or intangible, used in or related to the operation of the Business, including the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)    The Purchased Assets, together with (a) the services and licenses to be provided by Parent and Sellers pursuant to the Ancillary Agreements,(b) the Specified OUS Assets and (c) the Excluded Assets, constitute all of the assets used in the Business as currently conducted.
(c)    The Initial Purchased Assets, together with the Later Purchased Assets (assuming that the transfer of the Later Purchased Assets occurs on the Closing Date), the Seller Licensed Marks licensed to Buyer and its Affiliates under Section 5.04(a)(iii) of this Agreement, the licenses set forth on Section 3.14(a)(vii) of the Seller Disclosure Schedule and the services provided to Buyer and its Affiliates under this Agreement, the Supply Agreement, the Distribution Agreements and the Transition Services Agreement, are sufficient for Buyer to continue to conduct the Business immediately after the Closing Date in all material respects as it is currently conducted and currently contemplated to be conducted immediately after the Closing Date by Parent and its Affiliates in the ordinary course of business consistent with past practice. All of the Purchased Assets are (i) free from any material defects, (ii) have been maintained in accordance with normal industry practice, and (iii) are in good repair and operating condition, ordinary wear and tear excepted.
Section 3.17    Brokers. None of Parent or any of its Affiliates, and none of their respective officers, directors or employees, has employed or engaged any broker, finder or investment banker or incurred or will incur any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.
Section 3.18    Customers, Distributors and Suppliers. Section 3.18 of the Seller Disclosure Schedule sets forth a true, correct and complete list of the names of each of (a) (i) the fifteen (15) largest customers (including distributors) of the Business and (ii) the top five (5) general purchasing organization (“GPOs”) of the Business, in each case, measured by dollar volume of receipts for the periods ending April 30, 2023 and December 31, 2022, from each such customer and GPO during such measurement periods (each Person listed in (i) and (ii), a “Material Customer”) and (b) the fifteen (15) largest suppliers of the Business, measured by dollar volume of payments for the periods ending April 30, 2023 and December 31, 2022, made to each supplier during such measurement periods (each, a “Material Supplier”). None of Parent or any Seller has received any written or, to the Knowledge of the Sellers, oral notice that any Material Customer or Material Supplier, (a) intends to terminate, cancel, not-renew or materially alter its relationship with the Business or materially reduce the use or supply of (as applicable) products, goods or services of the Business, including in each case after the consummation of the transactions contemplated hereby, or (c) in the case of any such Material Supplier, will materially adversely change the pricing of its products, goods or services used by the Business. Since the Look-Back Date, neither Parent nor any of its Affiliates has engaged in any material dispute related to the Business with any Material Customer or Material Supplier.
Section 3.19    Insurance. Section 3.19 of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies held by or applicable to the Business (including any of the Purchased Assets) or for which the Business is otherwise the beneficiary of any coverage, including the type of coverage, the carrier, the amount of coverage, the policy number and the term (including the expiration date) (collectively, the “Business Insurance Policies”), together with a description of any claim history with respect to the Business in the last two (2) years. True, correct and complete copies of the Business Insurance Policies have been made available to Buyer. With respect to each such Business Insurance Policy: (a) the policy is legal, valid and binding and enforceable in accordance with its terms and is in full force and effect, (b) the policyholder is not in material breach of or material default under the policy, (c) all premiums due with respect to all such insurance policies have been paid, and (d) no written notice of potential cancellation, termination, material limitation, material premium increase, or notice of non-renewal has been received by Parent or any of its Affiliates. To the Knowledge of the Sellers, no such cancellation, termination or material premium increase is pending or threatened by any current insurer. There is no claim by any of Parent or any of its Affiliates pending and none of Parent or any of its Affiliates has received any written or, to the Knowledge of the Sellers, oral notification from any insurance carrier denying or disputing a claim relating to the Business made on any such policies, denying or disputing any coverage of any claim under such policies or similarly reserving rights in connection therewith, or denying or disputing the amount of any such claim. In addition, there is no pending claim which, if successful, would have a total value (inclusive of defense expenses) in excess of the policy limits of any Business Insurance

Policies. The Business Insurance Policies are in amounts and provide coverages as required by applicable Governmental Authorities, Laws and any Contract relating to the Business. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, neither Parent nor any of its Subsidiaries has any self-insurance or co-insurance programs with respect to the Business or the Purchased Assets.
Section 3.20    Inventories. The Acquired Inventory is in good and marketable condition, and is usable and saleable in the ordinary course of business consistent with past practices, except for obsolete, excess, damaged, slow-moving or otherwise unusable inventory. Since December 31, 2022, the Business has continued to reserve for and dispose of obsolete items in the ordinary course of business consistent with past practices. The Acquired Inventory (whether raw materials, intermediary goods, works-in-process, finished goods or in-transit inventory) is sufficient for the operations of the Business in the ordinary course of business consistent with past practices.
Section 3.21    Certain Compliance Matters; Global Trade.
(a)    Since the Look-Back Date, none of Parent, any Seller or any of their Affiliates has, in connection with or otherwise with respect to the Business (a) made any contribution, bribe, payoff, influence payment, kickback, or other similar payment or provision of anything of value to any Person (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any applicable Law, or (b) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the International Anti-Bribery and Fair Competition Act of 1998, as amended, the UK Bribery Act 2010 (the “UKBA”), or any similar anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”).
(b)    None of Parent or any of the Sellers (i) is a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (ii) has violated (A) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001, as amended, (B) the Bank Secrecy Act, as amended or (C) any similar anti-money laundering Law enacted and enforced by the United States or any other jurisdiction applicable to the Business.; (iii) has been convicted of or charged with a felony relating to money laundering; or (iv) to the Knowledge of the Sellers, is under investigation by any Governmental Authority for money laundering.
(c)    Parent, the Sellers, and their respective Affiliates (in each case, solely in respect of the Business) have established and maintain written policies, procedures and systems of internal controls that are reasonably designed to ensure compliance by the Business with all applicable Anti-Corruption Laws and to ensure that all books and records pertaining to the Business (whether of Parent, any Seller or any of their respective Affiliates) accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither Parent nor any Seller (in each case, solely in respect of the Business) nor the Business nor any of their respective directors, officers or employees are the subject of any written allegation (or, to the Knowledge of the Sellers, other allegation), voluntary disclosure, prosecution or other enforcement action relating to, or has, in connection with the Business, undergone, or is undergoing, any investigation or examination by a Governmental Authority relating to alleged or suspected violations of any Anti-Corruption Laws. There are no pending or, to the Knowledge of the Sellers, threatened investigations or enforcement actions, nor presently existing facts or circumstances that would constitute a reasonable basis for any future investigations or enforcement actions, with respect to the FCPA, the UKBA or any other applicable Anti-Corruption Laws concerning Parent or any Seller (in each case, solely in respect of the Business) or the Business.
(d)    None of Parent or any of the Sellers (i) is a Sanctioned Person; (ii) is currently engaging in, or since the Look-Back Date has engaged in, in the course of their actions for or on behalf of Parent or any Seller (solely in respect of the Business) or the Business, or has any commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Territory or (iii) has, since the Look-Back Date, in the course of their actions for or on behalf of Parent or any Seller (in each case, solely in respect of the Business) or the Business, violated any Sanctions Laws. Neither Parent nor any Seller (in each case, solely in respect of the Business) nor the Business has received notice from any Governmental Authority concerning an investigation of a violation of Sanctions Laws or Trade Laws.
(e)    Parent and the Sellers (in each case, solely in respect of the Business) and the Business are and have been in compliance with all applicable Sanctions Laws and Trade Laws, and have obtained, satisfied the requirements of or are otherwise qualified to rely upon, all necessary Permits required for (i) the import, export or reexport of products, services, software or technologies and (ii) releases of technologies or software to foreign nationals, wherever located (the “Trade Approvals”), which such Trade Approvals are listed on Section 3.21(e) of the Seller Disclosure Schedule.
(f)    All items (including hardware and software) manufactured, developed or exported since the Look-Back Date by Parent and the Sellers in respect of the Business or the Business are designated EAR99 under the Export Administration Regulations.
(g)    There are no pending or, to the Knowledge of the Sellers, threatened claims against Parent or any Seller (in each case, solely in respect of the Business) nor the Business, nor, to the Knowledge of the Sellers, any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future claims, with respect to Sanctions Laws, Trade Laws or Trade Approvals. Parent and the Sellers (in each case, solely in respect of the Business) and the Business have each established and maintained written policies, procedures and internal controls reasonably designed to ensure compliance with Sanctions Laws and Trade Laws.
(h)    To the extent related to the Business, to the Knowledge of the Sellers, none of the current Business Employees are debarred or suspended, or threatened in writing with debarment or suspension for the award of contract by any Governmental Authority or for participation in governmental healthcare programs such as Medicare or Medicaid.
Section 3.22    Affiliate Arrangements. Except as set forth in Section 3.22 of the Seller Disclosure Schedule, with respect to Shared Contracts or as related to such Person’s employment, neither Parent nor any of its Affiliates in any way relating to or with respect to the Business is a party to any Contract, commitment or transaction between or among the Business, on the one hand, and Parent, any Seller or any of their respective Affiliates, employees, officers or directors (each, a “Referenced Affiliated Party”), on the other hand. Except as set forth on Section 3.22 of the Seller Disclosure Schedule, no Referenced Affiliated Party (a) has any direct or indirect financial interest in any competitor, supplier, or contractor of the Business; or (b) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Business uses or has used in the conduct of its business or otherwise; and, except with respect to such Person’s employment, the Business does not have any liability or any other obligation of any nature whatsoever to any Referenced Affiliated Parties.

Section 3.23    Data Privacy and Security.
(a)    Parent and its Subsidiaries (with respect to the Business) comply and since the Look-Back Date, have complied in all material respects with all: (i) applicable Privacy Laws; (ii) contractual obligations relating to privacy, information security and data protection, including the privacy and security of all Personal Information; (iii) public-facing policies and statements of Parent or its Subsidiaries relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information; and (iv) all applicable industry standards including, without limitation, the Payment Card Industry Data Security Standard (“PCI-DSS”) and all other rules and requirements of payment card brands ((i) – (iv), collectively, the “Privacy Requirements”). Parent and its Subsidiaries display a privacy policy on each website and any mobile application owned, controlled or operated by Parent and its Subsidiaries, and comply, in all material respects, with all statements made in such privacy policies, in each case with respect to the Business. None of the disclosures made or contained in any such privacy policy has been inaccurate, misleading or deceptive or in material violation of the Privacy Requirements (including containing any material omission).
(b)    Since the Look-Back Date, Parent and its Subsidiaries have taken all appropriate organizational, physical, administrative, and technical measures required by the Privacy Requirements and consistent with standards prudent in the industry in which the Business operates to protect: (i) the integrity, security, and operations of all Transferred IT Assets related to or used in the Business; and (ii) all Personal Information owned, controlled, or stored by Parent and its Subsidiaries from and against data security incidents or other misuse. Parent and its Subsidiaries have implemented reasonable procedures, satisfying the requirements of applicable Privacy Requirements, to detect data security incidents and to protect Personal Information against loss, unauthorized access, use, modification, disclosure, or other misuse, in each case with respect to the Business.
(c)    Since the Look-Back Date, with respect to the Business, Parent and its Subsidiaries have: (i) regularly conducted reasonable vulnerability testing, risk assessments, and external audits of, and track security incidents related to, all systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available to Buyer true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified material technical information security vulnerabilities. Parent and its Subsidiaries provide its employees with regular training on privacy and data security matters, consistent with generally accepted industry practices.
(d)    Since the Look-Back Date, Parent and its Subsidiaries have not shared, sold, rented or otherwise made available, and are not sharing, selling, renting or otherwise making available, to third parties any Personal Information for remuneration.
(e)    The Transferred IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business as currently conducted. Since the Look-Back Date, the Transferred IT Assets have not malfunctioned or failed at any time in a manner that resulted in material or chronic disruptions to the operation of the Business. The Transferred IT Assets do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware, or contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time, or upon command by any Person. Parent and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices, and, to the Knowledge of the Sellers, no Person has gained unauthorized access to any of the Transferred IT Assets.
(f)    Since the Look-Back Date, in connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of the Business, to the extent required by applicable Privacy Laws, Parent and its Subsidiaries have entered into valid, binding and enforceable written data processing agreements with any such third party to: (i) comply with applicable Privacy Laws with respect to Personal Information; (ii) act only in accordance with the instructions of Parent and its Subsidiaries; (iii) take appropriate steps to protect and secure Personal Information from data security incidents; (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement; and (v) agree to the return or adequate disposal or destruction of Personal Information.
(g)    Since the Look-Back Date, there have been no material data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any of the Business’ Transferred IT Assets, Personal Information, or other data in the custody or control of Parent and its Subsidiaries or any service providers acting on behalf of Parent and its Subsidiaries, nor have any such breaches or violations been threatened in writing. Parent and its Subsidiaries have implemented a data breach response plan which has been tested on at least an annual basis.
(h)    Since the Look-Back Date, there have not been any Actions related to any data security incidents, ransomware incidents, or any violations of any Privacy Requirements filed against Parent and its Subsidiaries (with respect to the Business), and, to the Knowledge of the Sellers, there are no facts or circumstances which could reasonably serve as the basis for any such Actions.
(i)    The execution, delivery and performance of this Agreement, including any transfer of Personal Information by Parent and its Subsidiaries in connection with the transactions contemplated by this Agreement, complies with all Privacy Requirements.
Section 3.24    CFIUS. The Business is not a “U.S. business” that (i) produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies”; (ii) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
Section 3.25    Powers of Attorney. Section 3.25 of the Seller Disclosure Schedule sets forth all powers of attorney granted by the Business in favor of any Person (including in respect of bank accounts, Permits, or otherwise but other than customary powers of attorney granted to outside advisors).
Section 3.26    Disclaimer. EXCEPT AS SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND IN ANY CERTIFICATE DELIVERED PURSUANT TO HERETO OR THERETO, NONE OF PARENT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PARENT, ITS AFFILIATES OR THE BUSINESS; ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED; AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE

ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER OR ITS AFFILIATES OTHER THAN AS SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS, AND ANY CERTIFICATE DELIVERED BY SELLERS PURSUANT HERETO OR THERETO. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL BE DEEMED TO APPLY OR LIMIT IN ANY WAY BUYER’S OR ANY OF ITS AFFILIATES RIGHTS AND REMEDIES IN THE CASE OF FRAUD. IN PARTICULAR, UNLESS OTHERWISE EXPRESSLY THE SUBJECT OF ANY REPRESENTATION OF WARRANTY SET FORTH IN THIS ARTICLE III, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY SELLERS PURSUANT TO HERETO OR THERETO, NONE OF PARENT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY INTERNAL OR PUBLISHED PROJECTIONS, FORECASTS OR REVENUE OR EARNINGS PREDICTIONS FOR THE BUSINESS.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Parent as follows:
Section 4.01    Organization, Authority and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to enter into, execute and deliver this Agreement, the Ancillary Agreements to which it is a party and any document, instrument or certificate specifically contemplated by this Agreement or the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer is or will be, (a) duly and validly executed and delivered by Buyer, and, (b) assuming due authorization, execution and delivery by each of the other Parties hereto and thereto, a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
Section 4.02    No Conflict. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, do not and will not (a) conflict with or violate the Governing Documents of Buyer, (b) assuming that all consents, waivers, approvals, orders, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications have been made and any applicable waiting period has expired or been terminated, conflict with or violate any material Law or Governmental Order applicable to Buyer, (c) conflict with, result in a breach of or constitute a default under, or give rise to any right of termination, amendment, acceleration or cancellation of any material Contract to which Buyer is party or by which its properties or assets are bound, except with respect to clauses (b) and (c) of this Section 4.02, to the extent any such conflicts, violations, breaches, defaults or other occurrences would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
Section 4.03    Governmental Consents and Approvals. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party do not and will not require any consent, approval, waiver, authorization or permit of, or filing with or notification to, any Governmental Authority, except such consents, approvals, waivers, authorizations or permits, the failure of which to obtain would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
Section 4.04    Brokers. None of Buyer or any of its officers, directors or employees, has employed any broker, finder or investment banker or incurred any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby for which Parent or its Affiliates may be liable.
Section 4.05    Litigation. There is no Action pending or, to Buyer’s Knowledge, threatened in writing against Buyer, other than Actions that, if determined adversely to Buyer, would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
Section 4.06    Solvency. Immediately after giving effect to the transactions contemplated hereby, and assuming (i) satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby, (ii) the accuracy of the representations and warranties set forth in ARTICLE III of this Agreement and that all material contingent liabilities are disclosed therein or in the Seller Disclosure Schedule, (iii) Parent’s and its Subsidiaries’ compliance with all applicable covenants, obligations and other agreements under this Agreement and the Ancillary Agreements (including the availability of all services to be provided under the Transition Services Agreement), and (iv) that the Business (taken as a whole) is Solvent as of immediately prior to the Closing, the Business will not cease to be Solvent as a result of the consummation of the Closing.
Section 4.07    Financing. Buyer has delivered to Parent a true and complete copy of the executed equity commitment letter, dated as of the Agreement Date (including all exhibits, schedules and annexes thereto, the “Commitment Letter”), pursuant to which the equity financing sources set forth therein (the “Financing Sources”) have committed, upon the terms and subject to the conditions of the Commitment Letter, to invest in Buyer (or its direct or indirect parent entities) the cash amount set forth in the Commitment Letter for the purpose of funding the transactions contemplated hereby (the “Financing”). The Commitment Letter has not been amended or modified prior to the Agreement Date; no such amendment or modification is contemplated; and none of the commitments contained in the Commitment Letter have been withdrawn or rescinded in any respect as of the Agreement Date. As of the Agreement Date, there are no side letters or other Contracts related to the amount or conditionality of the funding or investment, as applicable of the Financing other than as expressly set forth in the Commitment Letter delivered to Parent prior to the Agreement Date. As of the Agreement Date, the Commitment Letter is in full force and effect and is a valid, binding and enforceable obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, except as enforceability may be limited the Enforceability Exceptions. The only conditions precedent or other contingencies related to the obligations to fund the full amount of the Financing required to pay the Required Amount are those expressly set forth in the Commitment Letter. The Commitment Letter provides that Parent is an express third party beneficiary thereunder. As of the Agreement Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or any direct investor in Buyer under any term that would reasonably be expected to prevent, materially delay or materially impede the Closing, or a failure of any condition, of the Commitment Letter or otherwise would be reasonably likely to result in any portion of the Financing contemplated thereby to be reduced to an amount below the Required Amount on the Closing Date assuming the conditions set forth in Section 8.01 and Section 8.02 hereof have been satisfied. As of the Agreement Date, assuming the conditions set forth in Section 8.01 and Section 8.02 hereof have been satisfied, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Commitment Letter required to be satisfied by it. Based on the terms and conditions of this Agreement, the proceeds from the Financing, together with the cash or cash equivalents otherwise available to Buyer, will provide Buyer at the Closing with sufficient funds to pay the Purchase Price and all fees and expenses required to be paid by Buyer on the Closing Date in connection with the transactions contemplated by this Agreement (including, without limitation, such fees as are payable as a condition to the funding in the Commitment Letter) (collectively, the “Required Amount”). For the avoidance of doubt, the obligations of the Buyer under this Agreement are not contingent in any respect upon the funding of amounts contemplated by the Financing.
Section 4.08    R&W Policy. Buyer has acquired, at its sole cost and expense (and such amounts will not be treated as Transaction Expenses of Parent or the Sellers), a binding agreement for the issuance at or following Closing of a buyer-side representation and warranty insurance policy (the “R&W Policy”) from Dual Transactional Risk as the Underwriting Representative, naming Buyer as the “named insured” and Buyer Indemnified Parties as additional insureds, with (i) respect to which Buyer is solely responsible for all applicable deductible or retention amounts, (ii) policy coverage to include inaccuracies in and breaches of all representations and warranties of Parent and the Sellers, including in the event of Fraud, and (iii) except in the case of claims of Fraud, the insurer not entitled to subrogation rights of recovery against the Parent, Seller or their respective Affiliates or their respective executive officers, directors, managers, agents, counsel, accountants, investment bankers, financial advisors or representatives.
Section 4.09    Independent Investigation; Exclusivity of Representations and Warranties; Non-Reliance. Buyer has on its own and through its representatives conducted its own investigation, due diligence, review, and analysis regarding the Business, Purchased Assets, Parent, Sellers and the transactions contemplated by this Agreement and the Ancillary Agreements. To Buyer’s Knowledge, Buyer and its representatives have been provided with reasonable access to the representatives, properties, offices, facilities, and books and records of Parent and the Sellers and all other information (including the information necessary to determine whether to enter into this Agreement) that they have requested in connection with their investigation of the Business and the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer is not relying upon, has not relied upon, and disclaims all reliance upon, any statement, representation, or warranty (whether oral, written, express, or implied) made by the Parent, Sellers or any of their respective Affiliates or representatives of any kind whatsoever, except, in the case of Parent and the Sellers as expressly set forth in ARTICLE III of this Agreement and the Seller Disclosure Schedule specifically identified in ARTICLE III or in any Ancillary Agreement or certificate delivered by Parent or Seller hereunder or thereunder. Neither Parent, the Sellers nor any of their respective Affiliates or representatives shall have any liability to Buyer or any of its Affiliates or its representatives resulting from the use of any information, documents, or materials made available to the Buyer (or its Affiliates or representatives), whether orally or in writing, in any confidential information memoranda (including any information memorandum or other similar document provided by Parent or the Sellers or their representatives to the Buyer or Affiliates or representatives), “data rooms,” “virtual data rooms,” management presentations (including any management presentation provided by Parent or the Sellers or their representatives to Buyer or Affiliates or representatives), due diligence (whether or not received from Parent, Sellers or any of their respective Affiliates or representatives) in any form (including via discussion or presentation) in expectation of the transactions contemplated by this Agreement, except to the extent any such information, documents or materials forms the basis of any representation or warranty set forth in ARTICLE III or in any Ancillary Agreement or certificate delivered by Parent or the Sellers hereunder or thereunder. Except to the extent the subject of any representation or warranty set forth in ARTICLE III or in any Ancillary Agreement or any certificate delivered by Parent or the Sellers hereunder or thereunder, none of Parent or the Sellers (nor any of their respective Affiliates or representatives) is making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Business or the Purchased

Assets, including as contained in any information memorandum or management presentation. Buyer acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that the Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, or forecasts). Notwithstanding the foregoing, nothing herein shall in any manner limit or restrict any claim in respect of Fraud.
Section 4.10    Disclaimer of Other Representations and Warranties. Except as expressly set forth in this ARTICLE IV (as modified by the Buyer Disclosure Schedule), neither Buyer, its Subsidiaries nor any of Buyer’s former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns makes or has made any representation or warranty, express or implied, at law or in equity, with respect to Buyer or the past, present or future condition of any of its assets, Liabilities or operations, or the past, current or future profitability or performance, individually or in the aggregate, of Buyer or any other matter, and Buyer, on behalf of itself and its Subsidiaries, specifically disclaims any such other representations or warranties.
ARTICLE V

ADDITIONAL AGREEMENTS
Section 5.01    Conduct of Business.
(a)    Parent’s Conduct. Except as otherwise contemplated by this Agreement, including Section 5.07, as set forth in Section 5.01 of the Seller Disclosure Schedule, as required by applicable Law, or as agreed to in writing by Buyer in advance (which agreement shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, prior to the Closing (or to the extent relating to the Later Purchased Assets or the Later Assumed Liabilities transferred at any Later Closing, prior to such Later Closing), (A) Parent shall and shall cause its Subsidiaries and its and their respective employees to, (i) conduct the Business in the ordinary course of business consistent with past practice and (ii) use their respective commercially reasonable efforts to maintain and preserve intact the Business’s business organizations and goodwill and relationships with third parties (including all Governmental Authorities, facilities, customers, vendors, suppliers, distributors, creditors, lessors, employees and contractors) and keep available the services of its present officers and employees and (C) Parent shall not, and it shall cause each of its Affiliates not to, to the extent relating to the Business, the Purchased Assets, the Assumed Liabilities or the Business Employees:
(i)    (A) acquire or agree to acquire, including by merging or consolidating with, or purchasing the assets or capital stock or other equity interests of, or by any other manner, any (x) business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (y) any assets with a value or purchase price in excess of $100,000 individually or $200,000 in the aggregate except in the case of this clause (y) for purchases of assets in the ordinary course of business consistent with past practice or purchases that otherwise would fall under subsection (B) of this Section 5.01(a)(i), or (B) make or commit to make any capital expenditure, or enter into any lease for capital equipment, in an amount in excess of the amount allocated to such items in the Business’s 2023 budget, except pursuant to existing commitments or fail in any material respect to make any capital expenditures contemplated by such budget;

(ii)    sell, lease, license, transfer, divest, abandon, allow to lapse or expire or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license, transfer, divest, abandon, allow to lapse or expire or subject to any Encumbrance or otherwise dispose of, any Permits of the Business, Retained Shared Contracts or Purchased Assets, except in each case (A) other than in the ordinary course of business consistent with past practices pursuant to Contracts existing as of the Agreement Date, (B) immaterial or obsolete properties or assets (or immaterial portions of properties or assets), (C) sales of inventory in the ordinary course of business consistent with past practice, and (D) Permitted Encumbrances;
(iii)    (A)  materially amend, modify or supplement, or terminate or fail to use commercially reasonable efforts to renew, any Material Contract, (B) enter into any Contract that would have been considered a Material Contract if it had been entered into prior to the Agreement Date, (C) amend any Contract such that the amended Contract is one that would have been considered a Material Contract if such amendment had happened prior to the Agreement Date (other than amendments in the ordinary course of business consistent with past practices, that are not materially adverse to the Business), or (D) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise); provided, that nothing in this clause (iii) shall prevent Parent or its Subsidiaries from entering into new Contracts with customers of the Business in the ordinary course of business, on commercial arms length terms;
(iv)    (A) breach in any material respect their obligations under the Material Contracts, or (B) permit any insurance policy (including the Business Insurance Policies) naming any of them as beneficiary or loss payable payee to be canceled or terminated or fail to maintain in full force and effect all such insurance policies in amounts and that provide coverages as required by applicable Governmental Authorities, Laws, and any Contract;
(v)    (A) change any accounting policies, practices or procedures (including Tax accounting policies, practices and procedures), except as required by applicable Law or GAAP, (B) revalue in any material respect any of the Purchased Assets, except as required by GAAP, or (C) make, change or revoke any Tax election, make or change any method of accounting with respect to Taxes except as required by applicable Law, enter into any closing agreement with respect to Taxes, request or receive any Tax ruling, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, settle or compromise any Liability for any Tax or file any amended Tax Return, in each case with respect to the Purchased Assets that could reasonably be expected to affect the Taxes or Tax positions of the Buyer (or any Affiliate of the Buyer);
(vi)    adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization or fail to maintain the existence of, any Seller;
(vii)    incur, assume or guaranty any Closing Indebtedness;
(viii)    except as required by any Parent Plan in effect as of the Agreement Date and set forth on Section 3.12(a) of the Seller Disclosure Schedule, (A) grant, increase or accelerate the vesting or payment of any wages, salaries, bonuses, incentives, severance pay, equity or equity-based awards, other compensation, pension or other benefits payable or potentially available to any Business Employee or Contingent Worker, excluding annual merit-based increases in the ordinary course of business consistent with past practice and equity grants in the ordinary course of business consistent with past practice in an aggregate amount not to exceed 5.0% calculated on a pro forma basis; (B) establish, enter into, adopt, amend or terminate any Parent Plan except in the ordinary course of business consistent with past practices; (C) terminate the employment of any Business Employee whose base salary exceeds $150,000, other than for cause; (D) hire any person as a Business Employee whose base salary exceeds $150,000; (E) enter into any labor or collective bargaining agreement, or recognize any Union or other labor organization as the representative of any employees; (F) implement or announce any facility closings or reductions in work force resulting, or which would result, in employment losses sufficient to trigger the notice requirements of the WARN Act; (G) waive or release any non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant obligation of any current or former officer, director, Business Employee or Contingent Worker; or (H) agree to, commit to, or communicate any intention to, do any of the foregoing; provided that, with respect to Continuing Employees who have a Delayed Transfer Date, Parent shall not, and it shall cause each of its Affiliates not to, take any actions provided in this clause (viii) with respect to such Continuing Employees prior to the applicable Delayed Transfer Date;
(ix)    enter into any new line of business other than the Business;
(x)    fail to use reasonable best efforts to keep current and in full force and effect in all material respects or fail to apply for or use reasonable best efforts to renew any material Permit or Registration necessary for the operation of the Business; accelerate or alter in any material respect practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable; or
(xi)    enter into any settlement or release with respect to any Action other than any settlement or release that contemplates only the payment of money, in each case without non-monetary restrictions on the conduct or operation of the Business, the Purchased Assets or the Assumed Liabilities and which contains no violation of Law or admission of fault or wrongdoing on the part of the Business.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, it is understood and agreed that Buyer shall not have the right to control or direct the operations of Parent or any of its Affiliates prior to Closing. Prior to Closing, Parent and its Affiliates shall exercise, consistent with the terms of this Agreement, complete control and supervision over their respective operations.
Section 5.02    Access to Information; Confidentiality.
(a)    Between the Agreement Date and the Closing (or Later Closing with respect to any Later Purchased Assets), Parent shall, and shall cause its applicable Affiliates to, (a) give Buyer and its officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources and other Representatives (collectively, the “Buyer Representatives”) reasonable access, upon reasonable notice and during Parent’s and such Affiliates’ normal business hours, to the offices, facilities, Books, Records and Files of the Business, and to the Business’s executive officers, key employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Business Representatives”), and (b) furnish or make available to Buyer and the Buyer Representatives such financial and operating data and such other information with respect to the Business, the Purchased Assets or the Assumed Liabilities as Buyer or the Buyer Representatives may from time to time reasonably request. Buyer and the Buyer Representatives shall endeavor to conduct any such activities in such a manner as to minimize any disruption to the Business’s business and not interfere unreasonably with the business or operations of the Business or otherwise cause any unreasonable interference. Notwithstanding the foregoing, prior to the Closing, without the prior written consent of Parent, neither Buyer nor any Buyer Representative shall contact any employee, officer, director, independent contractor, supplier, client or customer of Parent or its Affiliates in connection with any information or matter regarding the Business; provided, however, that, subject to Section 5.15(d), Buyer or a Buyer Representative may contact such Persons in the ordinary course of

Buyer’s business. Notwithstanding Parent’s obligations in this Section 5.02(a), Parent may withhold (i) any document or information the disclosure of which would conflict with the terms of a confidentiality agreement with a third party in existence as of the Agreement Date, (ii) information that, if disclosed, would waive or be otherwise inconsistent with an attorney-client or other privilege or could be expected to constitute a waiver of rights as to attorney work product or attorney-client privilege, or (iii) information, the disclosure of which would violate applicable Law, as advised by outside counsel. If any material is withheld by Parent pursuant to the preceding sentence, Parent shall give Buyer written notice of the fact it is withholding such information (and the basis therefor) and as to the general nature of the material being withheld, and shall withhold only that portion of such information that is reasonably appropriate to be withheld to avoid disclosure of the information described in (i) through (iii) above, and thereafter, Parent shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the foregoing limitations would not apply.
(b)    Except as otherwise agreed to by Parent, and notwithstanding termination of this Agreement, the terms and provisions of the Nondisclosure Agreement, dated as of October 24, 2022 (the “Confidentiality Agreement”), between Buyer and Parent shall apply to all information furnished to Buyer or any Buyer Representative by any Business Representative under this Agreement or the Confidentiality Agreement; provided that the Confidentiality Agreement shall terminate at the Closing and no Person shall have any further Liability thereunder.
Section 5.03    Regulatory and Other Authorizations; Notices and Consents.
(a)    Subject to the terms and conditions of this Agreement, prior to the Closing (any Later Closing with respect to the Purchased Assets transferring at such Later Closing), each of Buyer and Parent shall use its reasonable best efforts to: (i) cooperate with one another in determining which filings are required to be made by each of them prior to Closing or any Later Closing with, and which consents, approvals, permits or authorizations are required to be obtained by each of them prior to Closing or any Later Closing, respectively, from, Governmental Authorities or other Persons (including counterparties to Contracts) in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement, and (ii) assist one another in timely making all such filings and timely seeking all applicable consents, approvals, permits, authorizations and waivers required to be made and obtained as set forth on Section 5.03 of the Seller Disclosure Schedule. Without limiting the generality of the foregoing, Buyer shall use its reasonable best efforts to provide any guarantees of obligations under an Assumed Contract or Business Permit required by any Person or Governmental Authority as a condition to granting such Person’s or Governmental Authority’s consent, approval, permit, authorization or waiver with respect to such Assumed Contract or Business Permit. Notwithstanding anything to the contrary herein, in connection with obtaining the consent of any Person (other than a Governmental Authority), no party shall be obligated to offer or grant any accommodation (financial or otherwise) to obtain any consent or approval required or reasonably advisable for the consummation of the transactions contemplated hereby under any Assumed Contract. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, Buyer and Parent shall provide one another with drafts of such application or filing (excluding or, as appropriate, restricting access to any confidential information included in such application or filing) and afford one another a reasonable opportunity to comment on such drafts. Notwithstanding anything herein to the contrary, Parent shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or nonactions or consents from Governmental Authorities in connection with the transactions contemplated by this Agreement.
(b)    Without limiting the generality of Section 5.03(a), each of Buyer and Parent shall (and shall use its reasonable best efforts to cause its Subsidiaries, directors, officers,

employees, agents, attorneys, accountants and representatives to) use reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Governmental Order that would restrain, prevent or delay consummation of the transactions contemplated hereby. Subject to the provisions of this Section 5.03, neither Buyer nor Parent shall enter into any agreement with the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any similar foreign Governmental Authority responsible for overseeing acquisition control or competition Laws not to consummate the transactions contemplated hereby, except with the prior written consent of one another.
(c)    Each of Buyer and Parent shall, (i) promptly notify one another of any written or verbal communication to that party or its Affiliates from any Governmental Authority located in the United States and, to the extent practicable, outside of the United States and, subject to applicable Law, if practicable, permit one another to review in advance or engage in consultation, as appropriate, concerning any proposed written or verbal communication to any such Governmental Authority and consider in good faith the other party’s comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, (iii) respond as fully and promptly as practicable to any inquiries or requests for information or documents received from any Governmental Authority, and (iv) furnish one another with copies of all correspondence, filings and written communications between such Parties and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby (it being understood that the parties may designate any competitively sensitive materials provided to the other under this Section 5.03 as “Outside Counsel Only” with such materials and the information contained therein to be provided only to the outside legal counsel of the receiving party and not to be disclosed by such outside legal counsel to employees, officers or directors of the receiving party without the prior written consent of the party provided such materials).
(d)    Buyer and Parent (including Parent’s respective Affiliates) shall use reasonable best efforts, prior to the earlier of the Closing and the termination of this Agreement, to ensure that no Governmental Authority enters any Governmental Order, establishes any Law or takes any other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, including responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority seeking to enjoin, unwind or modify the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, Buyer shall have no obligation to propose or commit to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses that are the subject of the transactions contemplated by this Agreement (including the Purchased Assets and the Business) or of the Buyer or its Affiliates; (ii) terminating existing relationships, contractual rights or obligations with respect to the Purchased Assets or of Buyer or its Affiliates; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Buyer or its Affiliates; or (v) effectuating any other change or restructuring of the Buyer or its Affiliates (and, in each case, to enter into agreements or stipulate to the entry of a Governmental Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Purchased Assets, by consenting to such action by Parent); or (vi) contesting, administratively (through the initiation, response or defense of a legal action) or in court, any Governmental Order or other action of any Governmental Authority regarding the transactions contemplated by this Agreement following the earlier of the Closing and the termination of this Agreement (but subject to Section 2.06(c)).

Section 5.04    Trademarks; Transition Period; Names; Website.
(a)    Notwithstanding anything to the contrary in this Agreement, Parent shall retain the ownership of the trade names Avanos and Avent and any Trademarks that include the name Avanos or Avent used in the Business as of the Closing (the “Seller Licensed Marks”), all of which are set forth on Section 5.04 of the Seller Disclosure Schedule. Except as expressly provided in this Section 5.04 or pursuant to any Ancillary Agreement as contemplated therein, Buyer and its Affiliates shall have no right to use in any way Seller Licensed Marks.
(i)    As soon as reasonably practicable after the Closing, but in no event later than 180 days after the Closing, Buyer shall cease to use and remove or cover the name Avanos or Avent from all signs, billboards, telephone listings, stationery, office forms or other similar materials of the Business, unless such use is otherwise permitted by an Ancillary Agreement; provided, that, nothing in this Section 5.04(a)(i) shall supersede the provisions set forth in Section 5.04(a)(ii) and Section 5.04(a)(iii).
(ii)    Buyer shall, subject to Section 5.04(a)(i), unless otherwise permitted by an Ancillary Agreement, cease the use of the Seller Licensed Marks on any packages and labels of the products of the Business (“Product Labels”) before (a) if there is a Registration Transition Period, the end of such Registration Transition Period, or (b) if there is no applicable Registration Transition Period, the eighteen (18) month period following the Closing Date (such date, the “End Date” and the applicable period set forth in clauses (a) and (b) above ending on such date, the “Sell-Off Period”); provided that, if there is a Registration Transition Period with respect to any Business Product, Buyer shall (i) use reasonable best efforts to obtain such Registrations as soon as practicable under the circumstances and (ii) provide written notice to Parent as soon as reasonably practicable (and, in any event, within five (5) Business Days) after the Permit Grant Date; and provided further that, solely with respect to Inventory of finished Business Products that is (x) Acquired Inventory or (y) packaged and labeled prior to the end of the applicable Sell-Off Period, Buyer shall have the right to continue to use the Seller Licensed Marks on all Product Labels on such Inventory until all such Inventory has been finally sold in its entirety.
(iii)    Parent hereby grants to Buyer and its Affiliates, a non-exclusive, non-assignable, worldwide and royalty-free license, right and privilege to use, the Seller Licensed Marks (A) for the Sell-Off Period in connection with the manufacturing, marketing, distribution and sale of Inventory and Business Products and (B) for a period of 180 days after the Closing, in the same manner in which the Seller Licensed Marks were used in the Business immediately prior to the Closing, including in connection with any signs, websites, billboards, telephone listings, stationery, office forms or other similar materials of the Business.
(b)    Buyer, on behalf of itself and its Affiliates, acknowledges and agrees that Parent or its Affiliate is the owner of all right, title, and interest in and to the Seller Licensed Marks, and all such right, title, and interest shall remain with Parent and its Affiliates. All rights to Seller Licensed Marks not expressly granted to Buyer or its Affiliates under this Agreement shall remain the exclusive property of Parent and its Affiliates. Buyer shall not (and shall ensure its Affiliates do not) during the period specified in Section 5.04(a)(iii) otherwise contest, dispute, or challenge the right, title, and interest of Parent and its Affiliates in and to the Seller Licensed Marks. Buyer shall not (and shall ensure its Affiliates do not) during the period specified in Section 5.04(a)(iii) file applications to register any Trademarks or apply for any domain names in any jurisdiction worldwide that are (i) confusingly similar to any of the Seller Licensed Marks or (ii) consist of, in whole or part, any of the Seller Licensed Marks. All goodwill generated by Buyer’s or its Affiliates’ use of the Seller Licensed Marks pursuant to Section 5.04(a)(iii) shall inure to the benefit of Parent.

(c)    If, after the Closing, Buyer materially changes the use of the Seller Licensed Marks on the Product Labels used in the Business, Buyer must submit samples of its and its Affiliates’ proposed use of the Seller Licensed Marks to Parent prior to such proposed use so that Parent may review such use in accordance with the terms and conditions of this Section 5.04. Parent may not unreasonably withhold, delay or condition its consent to any changes in the use of the Seller Licensed Marks on the Product Labels by Buyer. Notwithstanding the foregoing to the contrary, this Section 5.04(c) shall not apply to removal by Buyer of Seller Licensed Marks from the Product Labels.
(d)    Buyer’s Recording and Similar Responsibilities. Notwithstanding the provisions of Section 2.01, it shall be Buyer’s responsibility (i) to prepare the applicable country patent assignments and trademark assignments in respect of the Business Transferred Intellectual Property and to record such assignments following execution thereof by the applicable Seller (or its applicable Affiliate), (ii) to apply for its own Registrations to the relevant Governmental Authority, where it is not within the power of Parent or its Subsidiaries to cause, by giving notice to the applicable Governmental Authority or otherwise, the transfer directly to Buyer or its Affiliates of the existing Registrations and (iii) except as otherwise expressly set forth in this Agreement, to bear all of the fees and other costs associated with (x) transferring to Buyer or one of its Affiliates the Business Transferred Intellectual Property and the Registrations and (y) removing and moving any tangible Purchased Asset to a location designated by Buyer; provided, however, that if any such amount shall be incurred by Parent, any Seller or any of their respective Affiliates, Buyer shall, subject to receipt of satisfactory evidence of such Person’s payment thereof, promptly reimburse Parent. Parent and Sellers shall, and shall cause their respective Affiliates to, provide all reasonable assistance to Buyer in connection with the foregoing at Buyer’s expense.
(e)    Notwithstanding the foregoing, Buyer and its Affiliates may use the Seller Licensed Marks at all times after the Closing in a non-trademark manner (i) as required by Law; (ii) for internal use only, on legal documents and materials; and (iii) to describe the history of the Business.
(f)    Prior to the Closing, Parent shall (i) cause any of its or Seller’s Subsidiaries that are not a party to this Agreement to execute an intellectual property assignment agreement, in form and substance reasonably satisfactory to Buyer, whereby such Subsidiary assigns all of its rights that it owns in any Business Transferred Intellectual Property to a Seller, and (ii) use commercially reasonable efforts to record the release of the security interest to Brad Vazales for the ENDOCLEAR mark (U.S. Reg. No. 4250455), in form and substance reasonably satisfactory to Buyer, at the U.S. Patent and Trademark Office.
Section 5.05    Further Action; Shared Contracts.
(a)    Further Action. Subject to Section 5.03, each of Parent and Buyer shall (and each shall cause its respective Affiliates to) use reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and the Contracts and Permits included in the Purchased Assets, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, either inside or outside the United States, including to effect the separation of the Business and the Purchased Assets from other assets or other businesses of Parent and its Affiliates, including, to the extent practicable, reasonable steps to divide shared assets that are divisible. At or immediately after the Closing, Parent shall timely execute, or cause the appropriate individual to execute, any and all online forms, papers and/or documents that may be reasonably necessary to effectuate the assignment and transfer to Buyer of all domain names and social media accounts included in the Purchased Assets, including those domain names and social media accounts set forth on Section 3.09(a) of the Seller Disclosure Schedule.
(b)    Shared Contracts.
(i)    Section 5.05(b)(i)(1) of the Seller Disclosure Schedule contains each Material Shared Contract that primarily relates to the Business (excluding any Contracts listed on Section 2.01(c)(xii) of the Seller Disclosure Schedule) and Section 5.05(b)(i)(2) of the Seller Disclosure Schedule contains each Material Shared Contract that primarily relates to the Retained Business (excluding any Contracts listed on Section 2.01(c)(xii) of the Seller Disclosure Schedule). With respect to each Shared Contract that primarily relates to the Business (excluding any Enterprise-Wide Contracts and Contracts listed on Section 2.01(c)(xii) of the Seller Disclosure Schedule) (each, a “Transferred Shared Contract” and collectively, the “Transferred Shared Contracts”), Parent shall (and shall cause its Affiliates to), unless Buyer notifies Parent that it does not desire to inherit any Transferred Shared Contract, use commercially reasonable efforts to cause (i) prior to and after the Closing each Transferred Shared Contract to be transferred and assigned to Buyer or a Subsidiary thereof designated by Buyer, at the Closing or any Later Closing, as applicable (or as soon thereafter as reasonably possible) and (ii) prior to any assignment to Buyer or any such Subsidiary, the counterparty to each Transferred Shared Contract to enter into a new contract or amendment with, or splitting, mirroring or assigning in relevant part such Transferred Shared Contract (a “Stand-Alone Transferred Contract”) to, on the best terms reasonably available, Parent or its Affiliates in order for Parent (or its Affiliates) to receive the applicable benefits under a Stand-Alone Transferred Contract as were provided under the applicable Transferred Shared Contract. After any assignment of a Transferred Shared Contract to Buyer or its Subsidiary (for which a Stand-Alone Transferred Contract does not yet exist), Buyer shall use its commercially reasonable efforts to cause the counterparty to each Transferred Shared Contract to enter into a new contract or amendment with, or splitting, mirroring or assigning in relevant part such Transferred Shared Contract to, on the best terms reasonably available, Parent or its Affiliates in order for Parent (or its Affiliates) to receive the applicable benefits under a Stand-Alone Transferred Contract as were provided under the applicable Transferred Shared Contract. With respect to each Shared Contract that primarily relates to the Retained Business (excluding any Enterprise-Wide Contracts and Contracts listed on Section 2.01(c)(xii) of the Seller Disclosure Schedule) (each, a “Retained Shared Contract” and collectively, the “Retained Shared Contracts”), Parent shall, unless Buyer notifies Parent that it does not desire to inherit the portion of any Retained Shared Contract that relates to the Business, use its commercially reasonable efforts to cause the counterparty to each Retained Shared Contract to enter into a new contract or amendment with, or splitting, mirroring or assigning in relevant part such Retained Shared Contract (a “Stand-Alone Retained Contract” and together with each Stand-Alone Transferred Contract, the “Stand-Alone Contracts”) to, on the best terms reasonably available, Buyer or its Affiliates in order for Buyer (or its Affiliates) to receive the applicable benefits under a Stand-Alone Retained Contract as were provided under the applicable Retained Shared Contract. The Parties acknowledge and agree that the intent of the foregoing obligations is that (x) Buyer or a Subsidiary thereof shall assume all of the rights and obligations, and Parent and its Subsidiaries will be released from all of the liabilities and obligations, under such portion of the Shared Contracts that Buyer desires to inherit and that relate to the Business, on the one hand, and (y) Parent and its Subsidiaries will retain all of the rights and obligations, and Buyer and its Subsidiaries will be released from all of the liabilities and obligations, under such portion of the Shared Contracts that relate to the Retained Business, on the other hand, in each case, such that the Business, on the one hand, and the Retained Business, on the other hand, continue to derive substantially comparable use and benefit of such Shared Contracts as was in place prior to Closing. The costs of any fees or other payments to the counterparties under such Shared Contracts that may be necessary in connection with entering into any Stand-Alone Contract shall be borne 50% by Buyer and 50% by Parent; provided, that if (A) Buyer notifies Parent in writing that it does not desire to inherit any

Transferred Shared Contract or the portion of any Retained Shared Contract that relates to the Business, and (B) such notice is provided after any such costs have been incurred, Buyer shall bear 100% of any such costs solely related to the Business.
(ii)    To the extent that any Seller’s rights under the Assumed Contracts may not be assigned without the consent of another Person, which consent has not been obtained prior to the Closing (or any Later Closing, with respect to the Assumed Contracts transferring at such Later Closing) (each, a “Retained TSA Contract”), this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Retained TSA Contracts shall not be assigned to Buyer, but shall be retained by such Seller or its applicable Subsidiary, subject to the services to be provided in respect thereof pursuant to the Transition Services Agreement, until such time (subject to the termination or expiration of Transition Services Agreement) as such consent shall have been obtained.
(iii)    If, as of the Closing (or applicable Later Closing, with respect to any Shared Contract intended to transfer at such Later Closing), any Shared Contract cannot be so apportioned or entered into in accordance with Section 5.05(b)(i), then until the earlier of such time as such Shared Contract can be so apportioned and twenty-four (24) months following the Closing Date (or applicable Later Closing Date, with respect to any Shared Contract intended to transfer at such Later Closing), each Party will cooperate with the other Party to establish an agency type or other similar arrangement reasonably satisfactory to both Parties (including by means of any subcontracting, sublicensing or subleasing arrangement) so that from and after the Closing (or applicable Later Closing, with respect to any Shared Contract intended to transfer at or such Later Closing) (A) Buyer (or its designated Subsidiary) obtains the benefits and burdens of any Shared Contract to the extent relating to the Business and (ii) any Seller (or its designated Subsidiary) obtains the benefits and burdens of any Shared Contract to the extent relating to the Retained Business, in each case, as if such Shared Contract had been apportioned in accordance with Section 5.05(b)(i) above. In furtherance of the foregoing, Buyer will promptly pay, perform or discharge when due any Liability (including any Liability for Taxes) arising thereunder in respect of the Business after the Closing Date (or applicable Later Closing Date, with respect to any Shared Contract intended to transfer at such Later Closing), and Seller will promptly pay, perform or discharge when due any Liability (including any Liability for Taxes) arising thereunder in respect of the Retained Business after the Closing Date (or applicable Later Closing Date, with respect to any Shared Contract intended to transfer at such Later Closing).
(iv)    From and after the Closing (or applicable Later Closing, with respect to any Shared Contract intended to transfer at such Later Closing), (i) Buyer and its Subsidiaries shall not extend the term or otherwise amend the terms of any Transferred Shared Contract in a manner that would adversely affect any Seller or the Retained Business disproportionately to any adverse affect on Buyer and its Subsidiaries, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) Parent and its Subsidiaries (including the Sellers) shall not extend the term or otherwise amend the terms of any Retained Shared Contract or Retained TSA Contract in a manner that would adversely affect Buyer or its Affiliates or the Business disproportionately to any adverse affect on Parent and its Subsidiaries, without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.06    [RESERVED].
Section 5.07    Misdirected Assets; Wrong Pockets.
(a)    Following the Closing, with respect to all accounts receivable and other items of the Business that are Excluded Assets, Buyer agrees to deliver promptly to Parent all cash, checks or other funds or property received directly or indirectly by Buyer or any of its

Affiliates with respect to such receivables and other items, including any amounts payable as interest. Following the Closing (or any Later Closing with respect to the Purchased Assets transferring at such Later Closing), with respect to any payment included in the Purchased Assets or otherwise due to the Business that is not an Excluded Asset, Parent agrees to deliver promptly to Buyer all cash, checks or other funds or property received directly or indirectly by Parent or any of its Affiliates with respect to such item. From and after the Closing, with respect any business relation of a Party in respect of the Business or Retained Business, as applicable, who is known to be a business relation of the other Party in respect of the Business or the Retained Business, as applicable, the Parties shall use commercially reasonable efforts to inform such business relation of the consummation of the transactions contemplated by this Agreement, and the related separation of the Business from Parent and its Affiliates, and to direct such business relation to make separate payments in respect of the Business and the Retained Business, as applicable.
(b)    Following the Closing (or any Later Closing with respect to the Purchased Assets transferring at such Later Closing), in the event that Parent or its Subsidiaries become aware or Buyer demonstrates that certain assets, rights, Liabilities or properties that properly constitute a Purchased Asset, an Assumed Liability or are otherwise part of the Business were not transferred to Buyer at the Closing (or any Later Closing with respect to the Purchased Assets transferring at such Later Closing), then Parent shall as promptly as practicable take all steps reasonably necessary to transfer and deliver any and all right, title and interest in and to such assets, rights, Liabilities or properties to Buyer without the payment by Buyer of any further consideration therefor, pursuant to an instrument of transfer reasonably satisfactory to Buyer. In the event that Buyer becomes aware or Parent demonstrates that certain assets that do not properly constitute Purchased Assets were transferred to Buyer at the Closing or any Later Closing, then Buyer shall as promptly as practicable take all steps reasonably necessary to transfer and deliver any and all of such assets to Parent without the payment by Parent of any further consideration therefor, pursuant to an instrument of transfer reasonably satisfactory to Parent.
Section 5.08    No-Shop. Parent shall, and shall cause each of its Subsidiaries to, and shall cause its and their Representatives to, (a) immediately cease and cause to be terminated any activities, discussions or negotiations with any Person with respect to an Acquisition Proposal (as defined below) or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to an Acquisition Proposal, (b) terminate access by any Person to any physical or electronic data room or other access to data of Parent and its Affiliates, in each case relating to, or in connection with, an Acquisition Proposal and (c) request any such Person and its representatives to promptly return or destroy all confidential information concerning Parent and its Affiliates relating to, or in connection with, an Acquisition Proposal. Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Parent nor any of its Affiliates shall, directly or indirectly, through any officer, director, employee, Affiliate, agent, intermediary or Representative in his or her official or personal capacity: (i) solicit, initiate or encourage submission of proposals or offers from any Person relating to any sale by Parent or its Affiliates of (x) a material amount of the business or assets of the Business, including the Purchased Assets, whether by sale of assets (other than the sale of Inventory in the ordinary course of business), sale of equity, merger, reorganization, recapitalization, liquidation or otherwise, or (y) any equity interests in any Seller (or any Person that is required to be a Seller pursuant to this Agreement) (an “Acquisition Proposal”); (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise respond to, cooperate or encourage, any effort or attempt by any other Person to make an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal. Parent shall promptly (and in any event within forty-eight (48) hours of learning of the relevant information) notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and identify such Person (to the extent permitted by any confidentiality agreement in effect as of the Agreement Date); or (iv) except as otherwise required by Law, in connection with an Acquisition Proposal, provide any nonpublic financial or other confidential or proprietary information regarding the Business to any Person (other than Buyer, its Affiliates and its Representatives).
Section 5.09    Financing Commitment.
(a)    Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to and within the control of Buyer to obtain the Financing, (iii) consummate the Financing at or prior to the Closing (assuming the conditions set forth in Section 8.01 and Section 8.02 hereof have been satisfied), and (iv) enforce its rights under the Commitment Letter in the event of a breach by the Financing Sources of their obligations under the Commitment Letter. Buyer shall not permit any material amendment or material modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter (or any ancillary letters referred to therein which relate to the funding or conditionality set forth in the Commitment Letter) without the prior written consent of Parent. In the event that the Commitment Letter is amended, replaced, supplemented or Alternative Financing (as defined below) is obtained, Buyer shall comply with its covenants in this Section 5.09(a) and Section 5.09(b) with respect to the Commitment Letter as so amended, replaced, supplemented or with respect to the Alternative Financing, if applicable, to the same extent that Buyer would have been obligated to comply with respect to the Financing.
(b)    In the event Buyer receives notice that any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter for any reason, Buyer shall promptly notify Parent and Buyer shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event but in any event no later than fifteen (15) Business Days prior to the Expiration Date, alternative financing from alternative sources (“Alternative Financing”) in an amount sufficient to pay the Required Amount with terms and conditions with respect to the certainty of funding that are no less favorable, taken as a whole, to Buyer (or its Affiliates) than the terms and conditions set forth in the Commitment Letter.
(c)    Buyer shall give Parent prompt written notice: (i) of any material breach or default by any party to, or any condition not likely to be satisfied in, the Commitment Letter (or any Alternative Financing) of which Buyer becomes aware, (ii) of any termination (or threat of termination) of the Commitment Letter (or commitments for Alternative Financing) (iii) if, for any reason, Buyer believes in good faith that it is reasonably likely that it will not be able to obtain all or any portion of the Financing necessary to pay the Required Amount and that it is not reasonably likely that it will be able to obtain acceptable alternative financing. Buyer shall keep Parent reasonably informed in reasonable detail of the status of its efforts to arrange and consummate the Financing (or Alternative Financing). In the event that the Commitment Letter is materially amended, replaced, materially supplemented or materially modified (including any amendment to the funding obligations or the conditionality relating thereto) or Alternative Financing is obtained in accordance with this Section 5.09, Buyer shall promptly notify Parent of such event. Buyer acknowledges and agrees that obtaining the Financing or any Alternative Financing is not a condition precedent to Buyer’s obligations under this Agreement, including Buyer’s obligations pursuant to ARTICLE II.
(d)    Seller Cooperation.

(i)    Prior to the Closing Date, Parent shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its respective Subsidiaries and Representatives to use commercially reasonable efforts to, provide such cooperation as is reasonably requested by Buyer, is necessary and is customarily provided by sellers to buyers in connection with buyers’ obligations as borrowers in secured debt financings provided by financial institutions or similar sources of debt capital in the context of an acquisition transaction, in each case, at the reasonable request of and at the sole cost and expense of Buyer, including using commercially reasonable efforts to: (i) furnish on a confidential basis to Buyer customary financial statements relating to the Business that are internally available as of the date hereof and any other financial information that is internally available regarding the Business as reasonably requested by Buyer; (ii) assist in the preparation of customary definitive financing documentation and the completion of any schedules, exhibits or annexes thereto (including a customary perfection certificate with respect to the Business, including the Purchased Assets), and permitting officers of the Business who will be officers of the Business after the Closing Date to execute and deliver any documentation in connection with any debt financing; (iii) at least five (5) Business Days prior to the Closing Date, provide to the extent requested at least nine (9) Business Days prior to the Closing Date (A) such documentation and information regarding the Business required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and (B) certifications regarding beneficial ownership required by 31 C.F.R § 1010.230 (solely with respect to beneficial ownership prior to closing); (iv) facilitate the pledging of collateral and the granting of security interests (and the perfection thereof) in the Purchased Assets as of the Closing (or any Later Closing with respect to the Purchased Assets transferring at such Later Closing); and (v) cooperate with Buyer in satisfying the conditions to the funding of any debt financing to the extent the satisfaction of such conditions requires the cooperation of, or is within the control of, Parent or its Subsidiaries or any of their Representatives and to the extent such conditions are customary and reasonable. Parent hereby consents to the use of the logos contained in the Business Transferred Intellectual Property in connection with any such debt financing; provided, that such logos shall be used solely in a manner that is reasonable and customary and that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Parent and/or its Affiliates or their reputation or goodwill.
(ii)    Notwithstanding anything in this Agreement to the contrary, none of the Parent, the Sellers, any Subsidiary or Affiliate of the Parent or the Sellers or any of their respective Representatives shall be required to take any action (A) that would require Parent or any of its Affiliates or any other Persons who are directors, officers or managers of such entities to pass resolutions or consents to approve or authorize the execution of any debt financing, (B) that would require Parent or any of its Affiliates or Representatives to deliver any opinion or accountants’ comfort letters or reliance letters, (C) that would require Parent or any of its Affiliates or Representatives or any other Persons (other than officers of the Business who will remain officers of the Business after the Closing) to execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, (D) that would require any Seller or any of its Representatives to execute or deliver any certificate, opinion, document, instrument or agreement, or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, in each case, that is not contingent on, and effective immediately following, the Closing, (E) that would cause any representation, warranty, covenant or other obligation of Parent or any Seller in this Agreement or any related transaction document to be breached or would cause any condition to the Closing to fail to be satisfied, (F) that would require Parent or any of its Affiliates to pay any commitment or other similar fee or incur any other expense (unless, in the case of any expense, it is subject to reimbursement by the Buyer), liability or obligation in connection with any debt financing, (G) that could cause any director, officer or employee or stockholder of Parent, any Seller or any of its or their Affiliates to incur any personal liability, (H) that could reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective Governing Documents, or any applicable Law or Contracts, (I) that provides access to or discloses information that Parent, any Seller or any of their respective Affiliates determines (1) could reasonably be expected to jeopardize any attorney-client privilege or other related privileges of, or conflict with any Law or confidentiality obligations binding on, Parent, any Seller or any of their respective Affiliates or (2) is of a competitively sensitive nature or constitutes Trade Secrets under applicable Law, (J) that would require Parent, any Seller or any of their respective Affiliates or Representatives to prepare or deliver any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (K) that would unreasonably interfere with the ongoing operations of its or its Affiliates’ businesses (including the Business) or would require an action that is not within the control of Parent or its Subsidiaries using commercially reasonable efforts or that would reasonably be expected to cause competitive harm to Parent or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (L) that would require Parent, any Seller or their respective Subsidiaries or Representatives to provide any information other than information regarding the Business or (M) that would require Parent, any Seller or their respective Subsidiaries or Representatives to prepare any pro forma financial information or post-closing financial information. Buyer shall promptly, upon receipt of a reasonably detailed invoice or receipt therefor by Parent, reimburse Parent for all reasonable and invoiced out-of-pocket costs (including reasonable and invoiced attorneys’ fees) incurred by Parent or any of its Affiliates in connection with the cooperation of Parent and its Affiliates contemplated by this Section 5.09(d) (which shall be deemed to include any offering of debt securities that the Buyer may elect to pursue to finance the transactions contemplated hereby) and shall indemnify and hold harmless Parent and its Affiliates and their respective Representatives from and against any and all losses (excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)), damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the debt financing (which shall be deemed to include any offering of debt securities that the Buyer may elect to pursue to finance the transactions contemplated hereby) and any information used in connection therewith except to the extent such losses damages, claims, costs or expenses arise solely as a result of the gross negligence, intentional fraud or willful misconduct of Parent; provided that the Parent, and not the Buyer, shall be responsible for (x) fees payable to existing legal, financial or other advisors of Parent with respect to services provided prior to the Closing, (y) any ordinary course amounts payable to existing employees of or consultants to Parent with respect to services provided prior to the Closing and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of any debt financing (including the preparation and/or delivery of financial information, payoff letters and lien releases). The foregoing indemnification obligation shall survive Closing or the earlier termination of this Agreement and shall not be subject to the provisions set forth in Article X. Subject to Section 11.03, all non-public or other confidential information provided by Parent, any Seller or any of their Affiliates or Representatives pursuant to Section 5.09(a) shall be kept confidential in accordance with the Confidentiality Agreement (except that such prospective debt financing sources shall be treated as “Representatives” thereunder). Nothing contained in Section 5.09(a) or otherwise shall require Parent or any of its Affiliates to encumber any of its assets or be an issuer or other obligor with respect to any debt financing prior to the Closing.
(iii)    Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and agree that the provisions contained in this Section 5.09(d) represent the sole obligations of Parent and any of its Representatives with respect to cooperation in connection with the arrangement of any debt financing to be obtained by Buyer or any of its Affiliates with respect to the transactions contemplated by this Agreement or any other Ancillary Agreement. Notwithstanding anything to the contrary, the condition set forth in Section 8.02(a), as it applies to the Parent’s, Sellers and their Affiliates’ obligations under this Section 5.09 shall be deemed satisfied unless (A) Buyer has not obtained the debt financing and (B) Parent’s breach of its obligations under this Section 5.09 was a proximate cause of the failure of Buyer to obtain the debt financing.
Section 5.10    Bulk Transfer Act. Subject to ARTICLE VII, the parties hereby waive compliance with any state or provincial “Bulk Transfer Act” or “Bulk Sales Act,” to the extent applicable to the transactions contemplated hereby.
Section 5.11    R&W Policy. Buyer shall use commercially reasonable efforts to take all actions that are reasonably necessary to cause the buyer-side R&W Policy be issued at or following the Closing and, thereafter, to remain in full force and effect in accordance with its terms, including to: (i) satisfy on a timely basis all conditions necessary for the issuance or continuance of coverage under the R&W Policy; (ii) pay when due all premiums, fees, costs, taxes and commissions associated therewith; and (iii) comply in all material respects with the terms and conditions of the R&W Policy. Neither Buyer nor any of its Affiliates shall, and Buyer shall direct its Representatives not to, amend, terminate, cancel or waive any right or obligation under the R&W Policy in a manner that is materially adverse to the Parent, Sellers or any of their respective Affiliates, without the prior written consent of Parent.
Section 5.12    Returned Goods. For a period of one hundred eighty (180) days after the Closing Date (or Later Closing Date with respect to the Later Purchased Assets transferring at such Later Closing), Buyer agrees to use commercially reasonably efforts to adhere to the returned goods policy set forth on Section 5.12 of the Seller Disclosure Schedule with respect to all products of the Business received from customers, whether sold by Buyer or Seller, to the extent any such returned Product has the name or trademark of Seller or an Affiliate of Seller on it.
Section 5.13    India Purchase Agreement. As soon as reasonably practicable following the Agreement Date, Buyer shall form a Subsidiary organized under the laws of India (the “Buyer Indian Subsidiary” and, together with the Parent Indian Subsidiary, each an “Indian Subsidiary”). As soon as reasonably practicable following the Agreement Date, (a) Buyer shall cause the Buyer Indian Subsidiary to execute and deliver to the Parent Indian Subsidiary a counterpart to the India Purchase Agreement, and (b) Parent shall cause the Parent Indian Subsidiary to execute and deliver to the Buyer Indian Subsidiary a counterpart to the India Purchase Agreement. Buyer and Parent shall take such actions as necessary to cause the consummation of the transactions contemplated by the India Purchase Agreement to not occur prior to the Closing, and to cause the termination of the India Purchase Agreement immediately following any termination of this Agreement. Buyer and Parent agree to cause the Buyer Indian Subsidiary and the Parent Indian Subsidiary, respectively, to comply with the terms of the India Purchase Agreement following its execution and delivery. Each of Buyer and Parent shall cause its respective Indian Subsidiary to enter into a “Transition Services Agreement” (as defined in the India Purchase Agreement) that is substantially the same as the Transition Services Agreement executed at the Closing hereunder, subject to any modifications required by applicable Law or the operations of the Business in India. Further, each of Buyer and Parent shall cause the transfer and assignment of Contracts used or held for use in the Parent Indian Subsidiary’s fulfillment of customer orders pursuant to a Distribution Agreement to occur upon the termination of such Distribution Agreement.
Section 5.14    Distribution Agreements, Supply Agreement, Transition Services Agreement and Other Agreements. The Parties shall enter into the Distribution Agreements, Supply Agreement, Transition Services Agreement, Assumption Agreement, Transfer Agreements and the Escrow Agreement at the Closing. With respect to the Transition Services Agreement, after the date hereof and prior to the Closing, the Parties shall (i) consider in good faith any proposed revision to the services proposed to be provided by any Party or its

Subsidiaries that may be proposed by the other Party and (ii) negotiate, in good faith, a form of Transition Services Agreement based on the term sheet attached hereto as Exhibit C.
Section 5.15    Restrictive Covenants.
(a)    As a material inducement to, and as a condition to, Buyer entering into this Agreement, and in consideration for the payments made by Buyer hereunder and the other substantial direct and indirect benefits received by Parent from the transactions contemplated hereby, Parent agrees as follows:
(i)    Non-Competition. During the Restricted Period, Parent shall not, and shall cause the other Restricted Parties not to, whether directly or indirectly, and whether as employee, agent, consultant, director, equity holder, member, manager, general or limited partner or in any other capacity, Participate In any business which engages in a Restricted Business in the Restricted Area; provided, that Parent and the Restricted Parties shall be entitled to have a passive ownership of less than three percent (3%) of any class of equity in a Person so long as the Restricted Parties are not actively engaged in the operation or management of such Person and do not have representation on the board of directors (or similar governing body) of such Person. This Section 5.15(a)(i) is intended to apply in lieu of any statutory non-competition obligations that exist under applicable Law as a result of the transactions contemplated by this Agreement, including Article 21-1 of the Companies Act of Japan, which statutory obligations the Parties agree shall not apply to the Parent or the other Restricted Parties as a result of the transactions contemplated by this Agreement.
(ii)    Business Non-Solicitation. During the Restricted Period, Parent shall not, and shall cause the other Restricted Parties not to, anywhere in the Restricted Area, directly or indirectly, (i) induce, or attempt to induce, any customer, supplier, distributor, licensor or other business relation of the Business to cease doing business with, or reduce its business with, Buyer or its Subsidiaries with respect to the Business, or (ii) in any way intentionally interfere with the relationship between any such customer, supplier, distributor, licensee, licensor or other business relation and Buyer or its Subsidiaries with respect to the Business (including intentionally making any negative statements or communications about Buyer or its Subsidiaries, the Business, or their respective Products or services).
(iii)    Employee Non-Solicitation. During the Restricted Period, Parent shall not, and shall cause the other Restricted Parties not to, directly or indirectly (i) divert, solicit, persuade, induce or attempt to divert, solicit, persuade or induce any Continuing Employee to leave the employ or service of Buyer or its Subsidiaries or in any way intentionally interfere with the relationship between Buyer or its Subsidiaries, on the one hand, and any Continuing Employee, on the other hand, or (ii) hire any Continuing Employee. The foregoing restrictions shall not preclude general solicitations made by job opportunity advertisements and headhunter searches not specifically targeting any Continuing Employee; provided, that no Continuing Employee that responds to any such general solicitation may be hired without the prior written consent of Buyer. Parent shall not, and shall cause the other Restricted Parties not to, terminate any Business Employee prior to the Closing (or for any Continuing Employees transferring at a Delayed Transfer Date, prior to such Delayed Transfer Date)) or transfer or otherwise alter the role of any employee that would result in such employee no longer being considered a Business Employee hereunder, for the purpose of avoiding the restrictions set forth in this Section 5.15(a)(iii).
(iv)    Parent Confidentiality. Parent shall not, and shall cause the other Restricted Parties not to and shall direct the Representatives not to, at any time from and after the Closing, directly or indirectly, without the prior written consent of Buyer or as otherwise required to perform its obligations under (and subject to the terms of) the Distribution

Agreements, Supply Agreement, or Transition Services Agreement, disclose or use any information involving or relating to the Business (other than with respect to the Excluded Assets and the Excluded Liabilities) or the Purchased Assets (collectively, “Confidential Information”); provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 5.15(a)(iv) will not prohibit any disclosure (a) required by applicable Law (provided, that in such case, Parent shall provide Buyer with prompt written notice of such requirement prior to disclosure thereof (whether by Parent, its Representatives or the other Restricted Parties) and shall, upon request by Buyer, reasonably cooperate with Buyer and its Subsidiaries at Buyer’s expense to obtain a protective order or other remedy) or (b) required to be made in a forum of proper jurisdiction and venue in connection with the enforcement of any right or remedy under this Agreement.
(v)    No Releases of Confidentiality or IP Assignment. Parent shall not, and shall cause the other Restricted Parties not to, release any Person from or waive any provisions of any confidentiality, non-competition, intellectual property assignment, or similar agreement to which Parent or a Restricted Party is a party to the extent related to any Confidential Information or otherwise to the Purchased Assets. In furtherance of the foregoing, upon the request of Buyer and at Buyer’s expense, Parent hereby agrees to enforce for the benefit of Buyer any rights of the Parent or a Restricted Party under, or obligations imposed on third parties by, such agreements to the extent related to any Confidential Information or otherwise to the Purchased Assets.
(b)    Buyer Confidentiality. Buyer shall not, and shall cause its Subsidiaries not to and shall direct its Representatives not to, at any time from and after the Closing, directly or indirectly, without the prior written consent of Parent or as otherwise required to perform its obligations under (and subject to the terms of) the Distribution Agreements, Supply Agreement, or Transition Services Agreement, disclose or use any information involving or relating to the Retained Business (collectively, “Parent Confidential Information”); provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 5.15(b) will not prohibit any disclosure (a) required by applicable Law (provided, that in such case, Buyer shall provide Parent with prompt written notice of such requirement prior to disclosure thereof (whether by Buyer, its Representatives or its Affiliates) and shall, upon request by Parent, reasonably cooperate with Parent and its Subsidiaries at Parent’s expense to seek a protective order or other remedy) or (b) required to be made in a forum of proper jurisdiction and venue in connection with the enforcement of any right or remedy under this Agreement.
(c)    Mutual Non-Disparagement. During the Restricted Period, each Party shall not, and shall cause their Subsidiaries and otherwise direct their respective Representatives not to, make, or cause to be made, any public statement (whether oral or written) that disparages the reputation or business of the other Party or any of its Subsidiaries, or its or their respective directors, managers, officers, employees, agents, equityholders and partners; provided, however, that this Section 5.15(c) shall not in any way affect the rights and obligations of any Party to testify truthfully in any legal proceeding.
(d)    Buyer Employee Non-Solicitation. From and after the Agreement Date through the second (2nd) anniversary of the Closing Date, Buyer shall not, and shall cause its Subsidiaries not to, directly or indirectly (i) divert, solicit, persuade, induce or attempt to divert, solicit, persuade or induce any individual (other than a Continuing Employee) with whom Buyer or any of its Affiliates or Representatives have had contact prior to the Closing in connection with the transactions contemplated by this Agreement (each, a “Restricted Retained Employee”)

to leave the employ or service of Parent or its Subsidiaries or in any way intentionally interfere with the relationship between Parent or its Subsidiaries, on the one hand, and any Restricted Retained Employee, on the other hand, or (ii) hire any Restricted Retained Employee. The foregoing restrictions shall not preclude general solicitations made by job opportunity advertisements and headhunter searches not specifically targeting any Restricted Retained Employee; provided, that no Restricted Retained Employee that responds to any such general solicitation may be hired without the prior written consent of Parent.
(i)    Acknowledgements. Each Party hereby acknowledges and agrees (on behalf of itself, its Subsidiaries and its Affiliates) that the restrictions contained in this Section 5.15 are essential in order to effectuate the transfer of the goodwill of the Business to Buyer and the preservation of the goodwill of the Retained Business by Parent and that each Party’s remedies for a breach or other failure to comply with the restrictions contained in this Section 5.15 are not intended to be limited by reference to the value of any amount explicitly assigned by the Parties as specific consideration for the restrictions contained in this Section 5.15 (or any portion thereof) or otherwise. Each Party acknowledges and agrees that in the event of a breach of any of the applicable provisions of this Section 5.15, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching Party shall be entitled to specific performance and/or injunctive or other relief, in addition to all other remedies available at law or equity, in order to enforce or prevent any violations of the provisions of this Section 5.15 (without posting a bond or other security); provided, that in the event any such breach is determined to have occurred pursuant to a final, non-appealable order of a court of competent jurisdiction, the applicable restricted period set forth above shall be tolled during the period such breach is continuing and in effect, in order that the non-breaching Party and its Subsidiaries shall have all of the agreed-upon temporal protection provided in this Section 5.15. If a court of competent jurisdiction determines that the character or duration of the provisions of this Section 5.15 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Parent and the Restricted Parties, on the one hand, or Buyer and its Subsidiaries, on the other, that are reasonable in light of the circumstances and as are necessary to assure to Buyer and Parent, as applicable, the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.15 because taken together they are more extensive than necessary to assure to Buyer or Parent, as applicable, the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such Action, shall be deemed eliminated, for the purposes of such Action, from this Agreement. Parent and Buyer each acknowledge (on behalf of itself and its Subsidiaries) (i) that during its ownership of the Business (including the Purchased Assets), Parent and the Restricted Parties have become familiar with the Trade Secrets of and other Confidential Information concerning the Business and (ii) in connection with the negotiation of this Agreement and the other transactions contemplated hereby, Buyer and its Subsidiaries have become familiar with Confidential Information concerning the Retained Business. Therefore, in further consideration of the transactions contemplated by this Agreement, each Party agrees to the covenants set forth in Section 5.15 and acknowledges that (i) the covenants set forth in this Section 5.15 are reasonably limited in time and in all other respects, (ii) the covenants set forth in this Section 5.15 are reasonably necessary for the protection of Buyer, Parent and their respective Subsidiaries, (iii) neither Party would have entered into this Agreement but for the agreement of the other Party to the restrictions set forth in this Section 5.15 and (iv) the covenants set forth in this Section 5.15 have been made in order to induce each Party to enter into this Agreement.
Section 5.16    Release of Encumbrances. To the extent that Buyer or any Designated Purchaser discovers any Encumbrances (other than a Permitted Encumbrance) on any of the Initial Purchased Assets or Later Purchased Assets following the Closing, Parent shall, promptly following receipt of notice by Buyer of such Encumbrance, deliver (or cause delivery) to Buyer

UCC-3 or equivalent financing statements and other release documentation that, in each case, is necessary to evidence the release of any Encumbrances in respect of such Initial Purchased Assets or Later Purchased Assets.
Section 5.17    Litigation Support. In the event that, following the Closing, either Party (or any of their respective Affiliates) is named as a party in any Action relating to both the Business and the Retained Business (a “Joint Litigation Matter”), each Party shall, and shall cause its respective Affiliates and its and their respective directors, officers and employees, to reasonably cooperate with such other Party and its Representatives in the prosecution, contest and/or defense of such Action, including by making available its personnel, witnesses and Representatives, providing such testimony and access to its books and records and entering into a mutually agreeable joint defense agreement (which shall provide for, among other things, the treatment of privileged communications and control of such Action), in each case as shall be reasonably necessary in connection with such prosecution, contest and/or defense of such Action. Without limiting the generality of the foregoing, any Joint Litigation Matter shall be controlled by either Parent (or one of its Affiliates), on the one hand, or Buyer (or one of its Affiliates) on the other hand, based on whether the underlying act, circumstance, event, act, omission or other matter upon which such Joint Litigation Matter is based is primarily related to the Business or the Retained Business, and any such non-controlling Party shall be entitled to participate in (but not control) such prosecution, contest and/or defense with counsel of its own choosing. Each Party shall bear its own costs and expenses in connection with any such Joint Litigation Matter.
Section 5.18    Insurance. From and after the Closing and each Later Closing, as applicable, Parent shall (and shall cause its Subsidiaries to) (i) use their respective commercially reasonable efforts to maintain their existing insurance policies with respect to coverage for claims in respect of loss to the (x) the Initial Purchased Assets or Initial Assumed Liabilities prior to the Closing and (y) the Later Purchased Assets or Later Assumed Liabilities prior to the applicable Later Closing (collectively, the “Seller Insurance Policies”) and use their respective commercially reasonable efforts not to cause any material breach, default or cancellation (other than expiration and replacement of policies in the ordinary course of business consistent with past practices) of such Seller Insurance Policies to occur or exist, (ii) provide Buyer and its Subsidiaries with access to (and shall submit claims on behalf of Buyer and its Subsidiaries under) the Seller Insurance Policies in order to provide insurance coverage to Buyer and its Subsidiaries for any loss to the Initial Purchased Assets or Initial Assumed Liabilities that occurred or existed prior to the Closing or to the Later Purchased Assets or Later Assumed Liabilities prior to the applicable Later Closing, in each case that are covered by such Seller Insurance Policies, and (iii) to notify the insurers of any such Actions, acts, omissions, events or circumstances and use commercially reasonable efforts to administer such claims submitted on behalf of Buyer and its Subsidiaries and promptly deliver to Buyer and its Subsidiaries the proceeds related to such Actions, net of any Taxes, expenses or other costs incurred by Parent or its Affiliates in connection with any such recovery and any increase to premiums directly attributable thereto, for the life of such Seller Insurance Policies. Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to assist Buyer and its Subsidiaries in submitting, processing, adjudicating and resolving any such claims; provided, that in no event will Buyer and its Subsidiaries have the right to take any such actions directly. If, after the Closing Date, Buyer (or any of its Affiliates) reasonably requires any information regarding claims data for renewal purposes or other information pertaining to an Action or occurrence that could reasonably be expected to give rise to an Action (including any pre-Closing or pre-Later Closing claims, as applicable, under the Seller Insurance Policies) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then Parent shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to cause such information to be supplied to the other (or its designee), to the extent such information is in its possession and control or can be reasonably obtained by Parent (or its Subsidiaries), as applicable, promptly upon a written request therefore (at such requester’s sole cost). In furtherance of the foregoing, if any third party requires the consent of Parent or any of its Subsidiaries to the disclosure of claims data or information maintained by an insurance company or other third party in respect of any Action (including any pre-Closing or pre-Later Closing claims, as applicable, under any Seller Insurance Policies), such consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.19    Mexico Assets. At the Closing and thereafter, Parent and the Sellers shall cooperate with and assist Buyer or a Designated Purchaser in securing and perfecting a senior secured first priority Encumbrance on the Mexico Assets in favor of Buyer or a Designated Purchaser thereof.
ARTICLE VI

EMPLOYEE MATTERS
The provisions of this ARTICLE VI shall apply to the Business Employees (as defined in Section 6.02(a) below) regardless of the country in which such employees work, unless a country-specific section is contained in Appendix VI, in which case such country-specific section shall apply, in addition to this ARTICLE VI, with respect to all Business Employees in the applicable country. To the extent there is any conflict between the provisions of this ARTICLE VI and the provisions of Appendix VI, the provisions of Appendix VI shall govern with respect to employees in the applicable country. Appendix VI is incorporated herein by reference. Following the Agreement Date and prior to the Closing (or for any Continuing Employees transferring at a Delayed Transfer Date, prior to such Delayed Transfer Date), to the extent that either Buyer or Parent reasonably determines that the procedures contained in Appendix VI for any country are not permissible under any applicable Law (including but not limited to applicable “TUPE” or similar regulations), then Buyer and Parent shall cooperate in good faith to modify Appendix VI to determine an alternate procedure for the Buyer to offer employment to the Business Employees located in such country.
Section 6.01    Employee Matters.
(a)    For a period of twelve (12) months following the Closing (or for any Continuing Employees transferring at a Delayed Transfer Date, following such Delayed Transfer Date) or such shorter period of employment, as applicable, with respect to the Continuing Employees (as defined in Section 6.02(a)), Buyer or one of its Affiliates shall provide employee benefits and compensation (including base salary or hourly wage rate, as applicable, bonus or incentive opportunities and severance) to the Continuing Employees that in the aggregate are substantially comparable to the employee benefits, compensation and other terms and conditions of employment provided to other similarly-situated employees of Buyer and its Subsidiaries; provided, that nothing herein shall require Buyer or its Subsidiaries to offer any equity-based benefits, defined benefit pension or severance benefits, except where required by applicable Law.
(b)    For all purposes, including with respect to any Employee Benefit Plan maintained by Buyer or its Affiliates in which any Continuing Employees will participate after the Closing, Buyer shall, or shall cause its Affiliates to undertake commercially reasonable efforts to, recognize all service of the Continuing Employees with Parent or any of its Affiliates (or service credited by Parent or any of its Affiliates), including for vesting and eligibility purposes. Buyer shall, and shall cause its Affiliates to, also give credit to Continuing Employees for their respective amounts of accrued paid time off under Parent’s or any of its Affiliates’ paid time off plan (as and to the extent set forth on Section 6.02(a)(ii) of the Seller Disclosure Schedule), and Buyer will, or will cause its Affiliates to, be responsible for all of the obligations for accumulated amounts of paid time off of the Continuing Employees under Parent’s or any of its Affiliates’ paid time off plan (as and to the extent set forth on Section 6.02(a)(ii) of the Seller

Disclosure Schedule); provided that the foregoing shall not apply to any Continuing Employees working in a jurisdiction where Law requires accrued but unused paid time off to be paid out upon termination of employment, which Parent or its Affiliates shall pay as required by Law (the “Mandatory Payout PTO”). Notwithstanding anything herein to the contrary, no such crediting of service shall be required to the extent it would result in the duplication of benefits (including after taking into account any payment or other treatment provided for under this Agreement).
(c)    With respect to any welfare plan maintained by Buyer or any of its Affiliates in which Continuing Employees are eligible to participate after the Closing (or for any Continuing Employees transferring at a Delayed Transfer Date, after such Delayed Transfer Date), Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive (unless prohibited by applicable Law or the terms of the applicable plan) all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Parent and its Affiliates prior to the Closing (or at the close of any subsequent period during which the benefits of such plan maintained by Parent and its Affiliates are extended to employees of Buyer and its Affiliates after the Closing pursuant to the Transition Services Agreement).
(d)    Following the Closing Date (or for any Continuing Employees transferring at a Delayed Transfer Date, following such Delayed Transfer Date), each Continuing Employee shall be permitted to elect to take distribution (subject to applicable Law) of his or her vested accounts under Parent’s tax-qualified defined contribution plan or plans and, if such Continuing Employees so elect, to roll them over, directly or otherwise, in accordance with applicable Law, to an individual retirement account or to one or more defined contribution retirement plans qualified under Section 401(a) of the Code established or maintained by Buyer (the “Buyer Defined Contribution Plans”). Buyer and Parent shall reasonably cooperate to facilitate the direct rollover of distributions, including loan balances, due the Continuing Employees to the Buyer Defined Contribution Plans where elected by Continuing Employees.
Section 6.02    Employment of Business Employees.
(a)    “Business Employees” shall mean, other than a Retained Employee, each current and former employee of Parent and its Affiliates whose employment by Parent and such Affiliates primarily relates or related to the Business, including, with respect to such current employees, those employees absent from work on the Closing Date on account of paid time-off, vacation, sick or personal leave, short- or long-term disability or other leave of absence. A list of all current Business Employees as of May 24, 2023 is set forth on Section 6.02(a)(i) of the Seller Disclosure Schedule. Parent shall provide Buyer with an updated list set forth on Section 6.02(a)(ii) of the Seller Disclosure Schedule of all Business Employees expected to transfer at the Closing Date at least thirty (30) days prior to the Closing Date (or for any Business Employees transferring at a Delayed Transfer Date, at least thirty (30) days prior to the Delayed Transfer Date), which shall include the information set forth on Section 3.11(a) of the Seller Disclosure Schedule and shall also exclude any individual previously listed as a Business Employee whose employment has terminated and include any employee hired in the ordinary course of business consistent with past practices to replace any such terminated employee consistent with Section 5.01(a).
(b)    Prior to the Closing Date or applicable Delayed Transfer Date, Buyer shall, or shall cause its Affiliates to, offer employment, contingent on the Closing, consistent with Buyer’s obligations under Section 6.01(a), to each Business Employee (except that with respect to any Inactive Business Employee, Buyer shall either (x) offer employment to such Inactive Business Employee with a commencement date of the date that such employee actively returns to work within six (6) months of the Closing Date or the applicable Delayed Transfer

Date and if such Inactive Business Employee does not so return within six (6) months, then the offer shall expire and such employee shall not become a Continuing Employee, as long as such expired offer conforms with applicable Law or (y) elect to terminate such Inactive Business Employee as of the Closing Date or the applicable Delayed Transfer Date (with any severance or other Liabilities payable as a result of such termination being borne by Buyer)) set forth on Section 6.02(a)(ii) of the Seller Disclosure Schedule (the “Offered Employees”). The Offered Employees who accept employment with Buyer or one of its Affiliates by executing and delivering his, her, or its acceptance of an offer of employment, employment agreement or employer substation notice (if any) (in either case, an “Offer Letter”), and associated employment-related documents including, as applicable, Buyer’s form of confidentiality, inventions assignment and restrictive covenants agreement and such other agreements and documents as Buyer reasonably requires (collectively, the “Employee Documentation”), all within the deadline set by the Offer Letter, shall be referred to herein as “Continuing Employees.” Business Employees who are not set forth on Section 6.02(a)(ii) of the Seller Disclosure Schedule or who do not accept employment with Buyer or one of its Affiliates shall be referred to herein as “Non-Continuing Employees.” All such offers of employment shall comply with the provisions of this ARTICLE VI to the extent and for the period then applicable and be subject to only such standard employment requirements and forms of Buyer. In addition, at least thirty (30) days prior to the Closing Date, Parent shall use commercially reasonable efforts to assist in Buyer’s efforts to ensure that the Contingent Workers listed on Section 6.02(b) of the Seller Disclosure Schedule execute and deliver to Buyer all agreements and documents as Buyer requires, including without limitation an express assignment of any agreement between such Contingent Worker on the one hand and Parent, a Seller, or any of its or their Affiliates (as applicable) on the other hand.
(c)    Parent shall provide notice and an opportunity to exercise all outstanding equity awards of Continuing Employees prior to the Closing or applicable Delayed Transfer Date (or their respective termination of employment with Parent and its Affiliates, if later), but only to the extent then vested. There shall be no acceleration of any outstanding equity awards of Continuing Employees prior to the Closing or applicable Delayed Transfer Date relating to or as a result of the transactions contemplated hereby.
(d)    Parent or one of its Affiliates (including Sellers), as applicable, shall be solely responsible for providing any notice or other filing required under the WARN Act in respect of any plant closing, mass layoff, employment losses or similar events of or affecting the employees of Parent or one of its Affiliates (including Sellers) (whether Continuing Employees or Non-Continuing Employees) that occurs or occurred at any time up to and including the Closing Date, and any Liability associated therewith shall be considered an Excluded Liability. For a period of ninety (90) days after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, terminate Continuing Employees in such numbers as could trigger any liability or notice requirements for Parent, Parent’s Affiliates, Sellers, Buyer, or Buyer’s Affiliates under the WARN Act.
Section 6.03    No Third Party Beneficiaries. This Article VI shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Article VI, express or implied, shall confer upon any other Person (including but not limited to any Continuing Employee) any rights or remedies of any nature whatsoever under or by reason of this Article VI, including any rights as a third-party beneficiary of this Agreement. Nothing contained in this Article VI, express or implied (a) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (b) shall alter or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (c) shall create any rights in any employee of Buyer or any of its Affiliates (including but not limited to any Continuing Employee) with respect to continued employment for any specified period of any kind or nature whatsoever.
ARTICLE VII

TAXES
Section 7.01    Refunds. Parent or one of its Affiliates shall be entitled to retain or, to the extent actually received by or otherwise available to Buyer or its Affiliates, receive prompt payment from Buyer or any of its Affiliates of, any Tax refund or any credit for overpayment of Taxes that are actually received by Buyer or its Affiliates with respect to any Pre-Closing Tax Period relating to the Purchased Assets (other than with respect to any VAT or Conveyance Taxes), net of any reasonable out-of-pocket expenses or Taxes incurred by Buyer or its Affiliates in obtaining such refunds or credits. Notwithstanding the foregoing, (i) to the extent any such Tax refund is subsequently disallowed or required to be returned to the applicable Taxation Authority and Buyer has paid over such refund to Parent pursuant to this Section 7.01, Parent and its Affiliates agree to promptly repay the amount received in respect of such Tax refund, together with any interest and other additional amounts imposed by such Taxation Authority, to Buyer and (ii) in no event shall this Section 7.01 require the Buyer or any Affiliate of Buyer to make any payment for a refund or credit that results from the payment of Taxes with respect to a Pre-Closing Tax Period made on or after the Closing Date to the extent (X) Buyer was not indemnified or otherwise reimbursed for such Taxes and (Y) such Taxes were not taken into account in the calculation of Indebtedness or Assumed Net Working Capital, or (C) that gives rise to a payment obligation by Buyer or any of its Affiliates under applicable Laws or pursuant to a provision of a contract or other agreement entered (or assumed) by Parent, Seller or their Affiliates prior to the Closing. Notwithstanding anything else herein, unless otherwise required by applicable Law, Buyer and its Affiliates shall not amend any Tax Return with respect to a Purchased Asset for a Pre-Closing Tax Period without the prior written consent of Parent. Buyer shall be entitled to retain or, to the extent actually received by Parent or its Affiliates, receive prompt payment from Parent or any of its Affiliates of, any refund or credit with respect to (i) VAT or (ii) Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Post-Closing Tax Period. Any Tax refunds or credits for overpayment of Taxes with respect to Straddle Periods shall be apportioned between Pre-Closing Tax Periods and Post-Closing Tax Periods pursuant to the principles set forth in Section 7.06.
Section 7.02    Tax Deficiencies; Resolution of Tax Controversies. Parent shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Purchased Assets or the Business with respect to any taxable periods ending on or before, or including, the Closing Date (or a Later Closing Date with respect to applicable Later Purchased Assets) of a character or nature that would reasonably be expected to result in Encumbrances or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets following the Closing or the Later Closing, as applicable, or that would reasonably be expected to result in any claim against or Liability of Buyer. If any claim related to Taxes (including Excluded Taxes) shall be made by any Taxation Authority that (A) might result in an indemnity payment to the Buyer or any of its Affiliates pursuant to Section 10.02 or (B) relates to VAT or a Conveyance Tax for which the other party bore all or a portion of the tax, then the party receiving such notice of claim shall promptly notify Buyer or Parent, as applicable, of such claim; provided, however, that any failure to give such notice shall not release, waive or otherwise affect Parent’s or any Seller’s obligations under this Agreement unless Parent or such Seller actually forfeits material rights or defenses as a result of such failure. Parent shall control the conduct and resolution of any claim relating to Taxes that involves the assertion of any claim or the commencement of any action in respect of which an indemnity may be sought pursuant to this Agreement other than any claim that relates to VAT or Conveyance Taxes (a “Parent-

Controlled Tax Claim”); provided, that (i) Buyer may participate in such proceedings at its own cost, (ii) Parent shall keep Buyer reasonably informed of the progress of any Parent-Controlled Tax Claim and (iii) Parent shall not settle or compromise such Parent-Controlled Tax Claim without Buyer’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Buyer shall control the conduct and resolution of any claim relating to Taxes that involves the assertion of any claim or the commencement of any action that relates to VAT or Conveyance Tax payable in connection with the transactions described in this Agreement; provided, that in the event Parent or its Affiliates could be liable for any such VAT or Conveyance Tax pursuant to the terms of this Agreement (A) Parent may participate in such proceedings at its own cost, (B) Buyer shall keep Parent reasonably informed of the progress of any such claim or action and (C) Buyer shall not settle or compromise such claim or action without Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. The provisions of this Section 7.02 shall be applied in lieu of the provisions of Section 10.05 where applicable.
Section 7.03    Tax Cooperation. Each of the Parties and their Affiliates shall provide the other Party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Purchased Assets.
Section 7.04    Conveyance Taxes. Notwithstanding any other provisions of this Agreement to the contrary (except with respect to VAT as provided in Section 7.05), all transfer, documentary, recording, sales, use, registration, stamp and other similar taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or capital gains) together with any notarial and registry fees and recording costs imposed by any Taxation Authority or other Governmental Authority in connection with the transfer of the Purchased Assets hereunder (“Conveyance Taxes”) shall be borne fifty percent (50%) by Buyer and/or its Affiliates and fifty percent (50%) by Parent and/or its Affiliates. To the extent that one Party claims any exemptions from any Conveyance Taxes (it being understood that each Party shall claim any such exemptions available to it), such Party shall provide to the other Party the appropriate exemption certificates. The Parties and their respective Affiliates will cooperate in timely preparing and filing all Tax Returns and obtaining all exemptions that may be required to comply with Law relating to Conveyance Taxes.
Section 7.05    VAT.
(a)    The amount of any payment for a supply of goods or services or the value of any supply made or deemed to have been made pursuant to this Agreement with respect to the transfer of the Purchased Assets will be exclusive of any VAT properly chargeable on the supply, and the amount of the VAT that is (i) Recoverable VAT will be borne one hundred percent (100%) by Buyer or one of its Affiliates and (ii) Non-Recoverable VAT will be borne fifty percent (50%) by Buyer or one of its Affiliates and fifty percent (50%) by Parent or one of its Affiliates, in each case notwithstanding anything contrary under applicable Law, in addition to any payment due under this Agreement at the time the supply is made. The Parties shall cooperate to prepare and promptly file the appropriate VAT documentation in a timely manner with the applicable Taxation Authority; provided, that failure to timely provide notice or such other information required by this sentence will not relieve any Party of any liability that it may have to the other Party for payment of VAT hereunder, except to the extent that the defense of such action is actually prejudiced thereby. Parent shall prepare (or cause the applicable Seller to prepare) accurate and complete VAT invoices as required by applicable Law in a timely manner and shall provide Buyer a reasonable opportunity to review such VAT invoices in advance of issuing such VAT invoice to Buyer. Buyer shall be required to pay its portion of any VAT (whether one hundred percent (100%) in the case of Recoverable VAT or one hundred percent

(100%) less the Parent’s fifty percent (50%) share of Non-Recoverable VAT) to Parent upon receipt of a valid VAT invoice issued by Parent (or applicable Seller) at which point Parent shall (or cause applicable Seller to) timely and properly remit such VAT and any other required Tax Return with respect to such VAT to the applicable Taxation Authority as required by Law. For the avoidance of doubt, any credit or refund applicable to Recoverable VAT shall inure to the benefit of Buyer (or an Affiliate of Buyer) and, if any such refund or credit is received by Parent (or an Affiliate of Parent), Parent shall promptly pay over such refund or the amount of such credit. For purposes of this Section 7.05, “Recoverable VAT” shall mean any VAT (i) that would reasonably be expected to be recoverable as a VAT credit or refund by a business entity purchasing the relevant Purchased Assets that is formed in the same jurisdiction as the relevant Seller and registered with the appropriate Taxation Authority therein for VAT purposes and (ii) that is charged due to Buyer’s failure to form an entity in a jurisdiction if the formation of an entity in such jurisdiction and the purchase of the Purchased Assets contemplated hereby could otherwise qualify as a transaction that would not be subject to VAT. “Non-Recoverable VAT” shall mean all VAT that is not Recoverable VAT.
(b)    Buyer hereby represents and warrants to Parent that prior to Closing each entity (whether Buyer or an Affiliate) acquiring Purchased Assets, or (if relevant) assuming the Assumed Liabilities, the supply of which, but for being outside the scope of VAT as a transfer of a going concern, would for VAT purposes be treated as made in any jurisdiction (the “Relevant Jurisdiction”) will be registered or registrable for VAT in such Relevant Jurisdiction and on or before Closing (but solely if and to the extent then available), Buyer will provide Parent with the VAT registration number of Buyer or its applicable Affiliate with respect to such Relevant Jurisdiction or other evidence of such valid VAT registration for such Relevant Jurisdiction, and shall as soon as is practical after Closing provide Parent with a copy of a certificate of VAT registration (if applicable) for each such Buyer or designated Affiliate of Buyer in a Relevant Jurisdiction, valid as at the date of Closing. In addition, Buyer shall provide Parent prior to Closing with such other information or confirmations as Parent or one of its Affiliates may reasonably request in considering whether the sale of any of the Purchased Assets should properly be characterized as a transfer of a going concern (including, without limitation, confirmation by Buyer or its Affiliates that the relevant Purchased Assets will be used to carry on the same kind of business as the relevant Seller).
(c)    In the event that: (i) an amount of VAT is payable under the terms of this Agreement and the consideration as stated on the relevant VAT invoice in respect of such amount of VAT differs from the actual consideration for the relevant supply for VAT purposes (which will include where the Purchase Price is adjusted in accordance with this Agreement, where the allocation of consideration to any Purchased Assets or Assumed Liabilities is amended or where no VAT invoice was actually issued), or (ii) where a Taxation Authority determines in writing that a supply by Parent or one of its Affiliates in respect of which Buyer or one of its Affiliates has paid VAT should properly be characterized as a transfer of a going concern, the parties agree to co-operate in good faith to correct the respective invoices/VAT returns.
(d)    TOGC. Parent and its Affiliates (including the Sellers) and Buyer and its Affiliates (including the Designated Purchasers) agree to investigate, and to cooperate with a view to determining, in each case prior to the issuance of any relevant VAT invoice, whether the sale and purchase of Purchased Assets and the assumption of Assumed Liabilities in each case located in any relevant jurisdiction outside of the United States, will or is reasonably capable of constituting in that jurisdiction the transfer of a business as a going concern pursuant to Article 19 of the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and all applicable Laws implementing such Article, or any equivalent Laws outside of the European Union). Where Parent and any of its Affiliates (including the Sellers) and Buyer and any of its Affiliates (including the Designated Purchasers) agree that the sale and purchase of the Purchased Assets and the assumption of Assumed Liabilities in any jurisdiction will or may constitute a transfer of a going concern, Buyer and its Affiliates and Parent and its Affiliates will use commercially reasonable efforts to seek to have any such sale and purchase and assumption so treated (including by providing information reasonably requested by the other party in connection with the foregoing, and seeking to include relevant provisions in any relevant Transfer Agreement). Parent and its Affiliates and Buyer and its Affiliates shall also cooperate with each other, so far as is commercially reasonable and in each case prior to the issuance of any relevant VAT invoice, to obtain such other exemptions from, reductions of, or other recovery of, any VAT, in each case to the extent permitted by applicable Law, including by cooperating to determine whether the applicable transfer is exempt from any VAT other than as a result of a transfer of a going concern).
Section 7.06    Straddle Period. For purposes of this Agreement in the case of any Straddle Period, the amount of any Taxes of the Business or any Purchased Asset allocable to the portion of the Straddle Period ending on the Closing Date (or Later Closing Date, as applicable) shall be deemed (a) in the case of any Tax that is imposed on a periodic basis (such as real or personal property Taxes, but excluding VAT) to be (i) the amount of such Tax for the entire period multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date (or Later Closing Date, as applicable) and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (b) in the case of any Tax not described in clause (a) above (such as franchise Taxes, payroll or withholding Taxes, Taxes that are based upon or measured by income, receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property, whether real or personal, tangible or intangible (including, for the avoidance of doubt, VAT), to be the amount of any such Taxes that would be payable if the taxable year ended as of the close of business on the Closing Date (or Later Closing Date, as applicable) (and for such purposes, the taxable period of any partnership or other pass-through entity, or any non-U.S. entity in which such Person holds a beneficial interest, directly or indirectly, shall be deemed to terminate at such time).
ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.01    Conditions to Obligations of Each Party. The obligation of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Governmental Approvals. All consents, approvals, permits or, authorization from, notifications to and filings with any Governmental Authorities required to be made, obtained or effected prior to the consummation of the transactions contemplated hereby shall have been made, obtained or effected, other than those consents, approvals, permits, authorizations or notifications that, if not made, obtained or affected, would not have a Seller Material Adverse Effect;
(b)    No Orders or Injunctions; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order (preliminary or permanent) that is then in effect and has the legal effect of restraining, enjoining or otherwise making illegal consummation of the transactions contemplated hereby.
Section 8.02    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants. (i) (A) The Fundamental Representations of Parent and the Sellers contained in this Agreement (other than those contained in Section 3.03) shall have been true and correct in all but de minimis respects as of the Agreement Date and shall be true and correct in all but de minimis respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct in all but de minimis respects as of such date), and (B) all other representations and warranties of Parent and the Sellers contained in this Agreement (other than the Fundamental Representations but including those contained in Section 3.03) shall have been true and correct as of the Agreement Date and shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), in each case except for any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect (provided that all materiality, Seller Material Adverse Effect and similar qualifications in such representations and warranties shall be disregarded), (ii) the covenants and agreements contained in this Agreement to be complied with or performed by Parent or its Subsidiaries on or before the Closing shall have been complied with in all material respects on or before the Closing, and (iii) Buyer shall have received a written certificate signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in clauses (i) and (ii) and Section 8.02(b) have been satisfied;
(b)    No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Seller Material Adverse Effect that is continuing;
(c)    Certain Agreements. Parent and any of its applicable Affiliates shall have executed and delivered to Buyer all agreements, instruments, documents, consents and other deliverables required to be delivered by or on behalf of Parent pursuant to Section 2.07.
Section 8.03    Conditions to Obligation of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the Agreement Date and shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where any failure of such representations and warranties to be true and correct, individually or in the aggregate, would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof, (ii) the covenants and agreements contained in this Agreement to be complied with or performed by Buyer on or before the Closing shall have been complied with in all material respects on or before the Closing, and (iii) Parent shall have received a written certificate signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in clauses (i) and (ii) have been satisfied; and
(b)    Certain Agreements. Buyer and any of its applicable Affiliates shall have executed and delivered to Parent all agreements, instruments, documents, consents and other deliverables required to be delivered by or on behalf of Buyer pursuant to Section 2.08.

ARTICLE IX

TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing in the following circumstances:
(a)    by the mutual written consent of Parent and Buyer;
(b)    by either Parent or Buyer, if the Closing shall not have occurred by 5:00 p.m., Eastern Time on October 31, 2023 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have primarily resulted in, the failure of the Closing to occur on or prior to the Expiration Date;
(c)    by either Parent or Buyer, if any Governmental Authority of competent jurisdiction has issued a Governmental Order (that has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Governmental Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any party that has failed to perform its obligations in Section 5.03;
(d)    by Buyer, if Parent or any Seller has breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the Agreement Date, and such breach or untruth (i) would give rise to the failure of a condition set forth in Section 8.02(a) and (ii) is incapable of being cured by the Expiration Date or, if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by Buyer thereof and (y) the Expiration Date (a “Parent Terminating Breach”); provided, however, that Buyer shall have no right to terminate this Agreement pursuant to this Section 9.01(d) if there is an uncured Buyer Terminating Breach at the time Buyer seeks to terminate for a Parent Terminating Breach; and
(e)    by Parent, if Buyer has breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the Agreement Date, and such breach or untruth (i) would give rise to the failure of a condition set forth in Section 8.03(a) and (ii) is incapable of being cured by the Expiration Date or, if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by Parent thereof and (y) the Expiration Date (a “Buyer Terminating Breach”); provided, however, that Parent shall have no right to terminate this Agreement pursuant to this Section 9.01(e) if there is an uncured Parent Terminating Breach at the time it seeks to terminate for a Buyer Terminating Breach.
Section 9.02    Effect of Termination.
(a)    Except as set forth in Section 9.02(b), in the event of the termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 9.01, this Agreement shall immediately become null and void and have no effect, without any Liability on the part of any party hereto or its officers, directors, employees, stockholders, Affiliates and agents; provided, however, that (i) termination of this Agreement shall be without prejudice to any rights any party hereto may have under this Agreement against any other party hereto for any Willful Breach of this Agreement prior to termination and (ii) the provisions of the last sentence of Section 5.02(b) (Confidentiality), the indemnification obligations set forth in

Section 5.09(d) (Indemnification for Assistance with Financing), and the provisions of this Section 9.02 (Effect of Termination) and ARTICLE XI (General Provisions) shall remain in effect. “Willful Breach” means a material breach of, or material failure to perform, any of the covenants or other agreements contained in this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Party’s act or failure to act would, or would be reasonably expected to, result in or constitute a material breach of or material failure of performance under this Agreement. If this Agreement is terminated for any reason, including as a result of a Willful Breach by Buyer or Parent, in no event shall the aggregate liability of either Party or any other Buyer Related Party or Parent Related Party, as applicable, under this Agreement exceed the Purchase Price.
(b)    For the avoidance of doubt, prior to any termination of this Agreement by Parent, the parties hereto acknowledge and agree that Parent may pursue any right or remedy available to it, including the right of specific performance under Section 11.10.
ARTICLE X

INDEMNIFICATION
Section 10.01    Survival. The representations and warranties of the Buyer contained in this Agreement (other than in Section 4.01, Section 4.04 and Section 4.08) shall not survive, and shall be extinguished by, the Closing, and neither Buyer nor its Affiliates shall have any liability after the Closing for any breach of the representations and warranties of Buyer (other than a breach of Section 4.01, Section 4.04 and Section 4.08). The representations and warranties of Buyer contained in Section 4.01, Section 4.04 and Section 4.08 shall survive the Closing and any Later Closings until the date that is twelve (12) months following the Agreement Date. The representations and warranties of Parent and the Sellers contained in this Agreement shall not survive, and shall be extinguished by, the Closing, and neither Parent nor any Seller shall have any Liability after the Closing for any breach of the representations and warranties of Parent and the Sellers. None of the covenants or agreements contained in this Agreement to be performed prior to the Closing or any Later Closing shall survive the Closing or such Later Closing, respectively, and no party shall have any Liability after the Closing or such Later Closing, respectively, for any pre-Closing or pre-Later Closing, respectively, breach thereof. None of the limitations contained in this ARTICLE X shall apply to (a) Fraud, which shall survive the Closing and any Later Closing indefinitely or (b) covenants and agreements, and the rights arising out of any breach of such covenants and agreements, set forth herein to the extent they are to be performed after the Closing or any Later Closing, as applicable (the “Post-Closing Covenants”), which shall survive until the expiration of the applicable statute of limitations with respect to a breach of such Post-Closing Covenant.
Section 10.02    Indemnification by Parent.
(a)    Subject to the limitation set forth in Section 10.04 below, from and after the Closing, Buyer, its Affiliates, and their respective officers, directors, managers, employees, representatives, agents, successors and assigns (the “Buyer Indemnified Parties”) shall be indemnified and held harmless by Parent and Sellers, jointly and severally, from and against all damages, costs, losses, Liabilities and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) actually suffered or incurred (hereinafter, “Losses”) by the Buyer Indemnified Parties if and to the extent arising out of, resulting from or by reason of:
(i)    any failure or breach by Parent or its Subsidiaries (including any Seller) to perform, fulfill or comply with any Post-Closing Covenant;

(ii)    the Excluded Liabilities (including, for the avoidance of doubt, any Excluded Taxes);
(iii)    any Fraud by Parent or its Affiliates; and
(iv)    any forfeiture of any Mexico Asset resulting from an audit of Parent or its Subsidiaries by a Mexican Governmental Authority.
(b)    The right to indemnification with respect to any claim for which notice has been properly and timely given in accordance with Section 10.05 shall expire upon the final resolution of such claim.
Section 10.03    Indemnification by Buyer.
(a)    From and after the Closing, Parent, its Affiliates, and their respective officers, directors, managers, employees, representatives, agents, successors and assigns (the “Parent Indemnified Parties”) shall be indemnified and held harmless by Buyer from and against any and all Losses if and to the extent arising out of, resulting from or by reason of:
(i)    the breach of any representation or warranty of Buyer set forth in Section 4.01 or Section 4.04;
(ii)    any failure by Buyer to perform, fulfill or comply with any Post-Closing Covenant;
(iii)    events occurring on or after the Closing Date arising out of or related to the Business or the Purchased Assets (other than (i) the Excluded Assets or Excluded Liabilities, (ii) until the “Closing” (as defined in the India Purchase Agreement), the Specified OUS Assets or Specified OUS Liabilities to be transferred at such “Closing” and (ii) until the applicable Later Closing, the applicable Later Purchased Assets or Later Assumed Liabilities);
(iv)    the Assumed Liabilities (other than (i) until the “Closing” (as defined in the India Purchase Agreement), the Specified OUS Liabilities to be transferred at such “Closing”, and (ii) until the applicable Later Closing, the applicable Later Assumed Liabilities);
(v)    any incremental Liability that was incurred directly as a result of Buyer’s election to terminate any Inactive Business Employee pursuant to Section 6.02(b)(y) and that would not otherwise have been incurred had such Inactive Business Employee transferred to Buyer in accordance with ARTICLE VI; and
(vi)    any Fraud by Buyer.
(b)    The right to indemnification with respect to any claim for which notice has been properly and timely given in accordance with Section 10.05 shall expire upon the final resolution of such claim.
Section 10.04    Limits on Indemnification.
(a)    General. None of the parties hereto shall be liable to any other, whether in contract, tort or otherwise, for any punitive or exemplary or other similar type of damages whatsoever that in any way arise out of or relate to this Agreement, except to the extent to which a Third Party Claim indemnified under this ARTICLE X awards such damages against the Indemnified Party.

(b)    Losses.
(i)    The amount of any Losses incurred or suffered by any Indemnified Party shall be calculated net of any insurance proceeds (other than pursuant to the R&W Policy, except as contemplated by Section 10.04(c)(i)), actually recovered by the Indemnified Party (or any of its Affiliates) from any other third Person with respect to such Losses, net of any Taxes, expenses or other out-of-pocket costs incurred in connection with any such recovery and any increase to premiums directly attributable thereto, as applicable. Each Indemnified Party shall use commercially reasonable efforts to obtain such insurance proceeds, benefits and recoveries; provided, that nothing herein shall obligate the Indemnified Party to seek or obtain any other third-party recoveries from any Person and in no event shall any such available insurance coverages prevent or delay the obligation of the Indemnifying Party to provide indemnification on a timely basis prior to such recoveries. If any such insurance recoveries are recognized or received by an Indemnified Party (or any of its Affiliates) with respect to any Losses and such recoveries are related to the underlying Loss related to such Claim (provided, that any recovery shall expressly exclude any recovery of proceeds from a third party in connection with any unrelated claims, counterclaims, cross-claims or indemnification rights) (a “Subsequent Recovery”), to the extent that the aggregate amount of any indemnification payment actually received by the Indemnified Party (the “Indemnification Payment”) and Subsequent Recovery received by the Indemnified Party (taken together, after deducting therefrom all net Taxes, expenses or other costs incurred in connection with any such recovery and any directly resulting increase to premiums, as applicable) exceeds the amount of the Losses giving rise to such Claim (such excess amount, the “Excess Recovery”), such Indemnified Party shall pay to the Indemnifying Party an amount equal to the Excess Recovery.
(ii)    All Losses under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. Solely for purposes of avoiding any purported “double recovery” for the same Loss, no Indemnified Party shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Party had already actually recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement.
(c)    Order of Recovery; Sole Remedy.
(i)    Any and all indemnification payments required pursuant to Section 10.02 shall be paid from Parent and the Sellers directly; provided, that (A) solely with respect to any claim for indemnification pursuant to Section 10.02(a)(ii) based on an Excluded Liability of the type arising under Section 2.02(c)(viii) or Section 2.02(c)(ix) (and not any other sub-clauses of Section 2.02(c)) (a “General Pre-Closing Liability”), if such General Pre-Closing Liability is eligible for coverage under the R&W Policy, then Buyer shall be obligated to pursue a claim for coverage in respect thereof under the R&W Policy and the indemnification obligation of Parent and the Sellers under Section 10.02(a)(ii) for such General Pre-Closing Liability shall be reduced by the amount of any proceeds actually received by Buyer or its Subsidiaries under the R&W Policy in respect of such claim net of the out-of-pocket cost of such recovery (such amount, the “Recoverable Amounts”) and (B) solely with respect to any claim for indemnification pursuant to Section 10.02(a)(iii), if such claim is eligible for coverage under the R&W Policy, then Buyer shall be obligated to pursue a claim for coverage in respect thereof under the R&W Policy and the indemnification obligation of Parent and the Sellers under Section 10.02(a)(iii) shall be reduced by the amount of any Recoverable Amounts; provided, further, that such pursuit of potential Recoverable Amounts shall not limit, delay or preclude the obligation of Parent and the Sellers to indemnify the Buyer Indemnified Parties for all indemnifiable Losses in respect of such General Pre-Closing Liability other than the amount of Recoverable Amounts reasonably estimated by Buyer in respect thereof (such reasonable estimate, not to exceed the remaining limit of liability of the R&W Policy, the “Estimated Recoverable Amount”); provided, further, that if any portion of the Estimated Recoverable Amount is not ultimately a Recoverable Amount (whether because the R&W Policy’s limit of liability has been exhausted, coverage has been denied, or otherwise) (such difference between the Estimated Recoverable Amount and the actual Recoverable Amount, the “R&W Shortfall”), upon final determination of such R&W Shortfall, Parent and the Sellers shall indemnify the Buyer Indemnified Parties for any such R&W Shortfall; provided, further, Buyer shall have no obligation to commence any litigation, mediation or arbitration with any insurer of the R&W Policy.
(ii)    The indemnification rights provided in this ARTICLE X constitute the sole and exclusive remedy of the parties following Closing with respect to any claims arising out of or related to, this Agreement, other than (i) claims based on Fraud, (ii) the remedy of specific performance provided by Section 11.10 and other equitable remedies, (iii) as provided by Section 2.03(c) with respect to the Proposed Allocation or by Section 2.05 with respect to the Adjustment Amount, or (iv) the indemnification obligations set forth in Section 5.09(d) (Indemnification for Assistance with Financing). For purposes of clarity, from and after the Closing, the sole and exclusive source of any remedy for any Buyer Indemnified Parties for any claim arising out of any inaccuracy or breach of any representation or warranty of Parent or the Sellers in this Agreement shall be the R&W Policy, other than any claim based on Fraud. This Section 10.04(c) does not apply to any Losses suffered, or remedies sought, under or in connection with any Ancillary Agreement.
(d)    Mitigation. Each of the parties hereto agrees to take all reasonable steps required by Law to mitigate its respective Losses upon and after becoming actually aware of any event or condition that could reasonably be expected to give rise to any Losses indemnifiable under this ARTICLE X.
(e)    Fraud. None of the limitations contained in this ARTICLE X shall apply to claims for Fraud solely to the extent embodied in, subject to Section 3.26 and Section 4.10, the express representations and warranties made by Parent or the Sellers in ARTICLE III or in any certificate delivered pursuant to this Agreement or Buyer in ARTICLE IV or any certificate delivered pursuant to this Agreement; provided, that nothing in this Agreement shall be construed to limit any remedy set forth in any Ancillary Agreement.
Section 10.05    Notice of Loss; Third Party Claims.
(a)    An Indemnified Party shall give the party from whom indemnification is sought (the “Indemnifying Party”) notice of any matter that an Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (a “Claim”), in accordance with Section 10.05(b), stating the nature and basis of such Claim, the amount of the Loss, if known, and method of computation thereof.
(b)    A claim for indemnification for any matter not involving a third-party claim shall be asserted by notice to the Indemnifying Party as promptly as practicable and in any event within sixty (60) days of the date that the Indemnified Party becomes actually aware that such matter is subject to indemnification hereunder; provided, however, that, any failure of the Indemnified Party to give notice of such claim within such time period shall not release, waive or otherwise affect the Indemnifying Party’s obligations under this ARTICLE X with respect thereto unless the Indemnifying Party actually forfeits material rights or defenses as a result of such failure. In the event that any Action is instituted or asserted by any third party in respect of which payment may be sought under Section 10.02 or Section 10.03 (regardless of the limitations set forth in Section 10.04(a), Section 10.04(b), and Section 10.04(c)) (a “Third Party Claim”), the Indemnified Party shall promptly give written notice (following the date on which such Indemnified Party gains actual knowledge of a fact, circumstance or conduct that could give rise to a Third Party Claim hereunder) of the assertion of any Third Party Claim to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations under this ARTICLE X with respect thereto unless the Indemnifying Party actually forfeits material rights or defenses as a result of such failure. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third Party Claim (other than any Excluded Claims) that relates to any Losses indemnified by it hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified by it hereunder, it shall within thirty (30) days notify in writing the Indemnified Party of its intent to do so and agree in writing to assume the Third Party Claim and to be fully responsible for any and all Losses related thereto or arising therefrom to the extent indemnified under this ARTICLE X. Notwithstanding the foregoing in this ARTICLE X the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third Party Claim, shall cease to defend and control, any of the following Third Party Claims (each, an “Excluded Claim”): (i) that include any criminal charges against any Indemnified Party, including any investigation by a Governmental Authority (including any civil investigative demand or “qui tam” action); (ii) that involve any injunctive relief or equitable remedy against any Indemnified Party; (iii) in which the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party (or any Affiliate thereof) and the Indemnified Party (or any Affiliate thereof) and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them; or (iv) in any circumstance where the insurer under the R&W Policy has elected to assume or control the defense or settlement of the Third Party Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified by it hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his, her or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if in upon the written advice of legal counsel to the Indemnified Party, a legal conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation reasonably necessary; and provided, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus appropriate local counsel for one jurisdiction) for all Indemnified Parties in connection with any Third Party Claim. The parties agree to reasonably cooperate in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.05 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, (A) settle or compromise, or attempt to settle or compromise, any Third Party Claim or (B) permit a default under or consent to entry of any judgment, provided in each case, that the Indemnifying Party may do so if (x) the claimant provides to the Indemnified Party an unqualified release from all potential liability in respect of the Third Party Claim, (y) the Third Party Claim involves no relief other than monetary damages that are paid in full by the Indemnifying Party and (z) the settlement or compromise does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or its Affiliates. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 10.04(a), Section 10.04(b), and Section 10.04(c), pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third

Party Claim that the Indemnifying Party has an obligation to pay hereunder shall, be limited to the lesser of (1) the amount of the settlement offer that the Indemnified Party declined to accept or (2) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.
Section 10.06    Tax Treatment of Indemnity Payments. For purposes of any Tax, the parties hereto agree to treat all payments made under any indemnity provisions contained in this Agreement as adjustments to the Purchase Price to the extent permissible under applicable Law (and not to take a contrary position in any Tax Return, audit, or subsequent proceeding or contest), except to the extent a change in any applicable Law after the Agreement Date requires otherwise.
Section 10.07    Payments. All amounts due to an Indemnified Party as so finally determined will be paid by wire transfer, to an account or accounts designated in writing by the Indemnified Party, within ten (10) Business Days after the final determination of the amount of indemnification owed thereto.
Section 10.08    INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK TRANSFER ACT, ENVIRONMENTAL LAWS, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, FALSE CLAIMS ACT OR OTHER HEALTH CARE LAWS, SECURITIES OR OTHER LAWS) AND, EXCEPT TO THE EXTENT REQUIRED BY Section 10.04(d), REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
ARTICLE XI

GENERAL PROVISIONS
Section 11.01    Expenses. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such expenses, whether or not the Closing shall have occurred.
Section 11.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a)    if to Parent or the Sellers:
Avanos Medical, Inc.
5405 Windward Parkway
Alpharetta, Georgia 30004
Attention: Michael Greiner (michael.greiner@avanos.com)
with a copy (which shall not constitute notice) to:

Alston & Bird LLP
1201 West Peachtree St.
Atlanta GA, 30309
Attention: Sarah Ernst (sarah.ernst@alston.com)
(b)    if to Buyer:
SunMed Group Holdings, LLC
2710 Northridge Drive NW
Grand Rapids, Michigan 49544
Attention: Hank Struik; Caitlin Anderson
E-mail: hstruik@sun-med.com; canderson@sun-med.com
with a copy (which shall not constitute notice) to:
c/o Frazier Healthcare
Two Union Square
601 Union Street, Suite 3200
Seattle, WA 98101
Attention: Ben Magnano; Philip Zaorski
Email: Ben@frazierhealthcare.com; Philip.Zaorski@frazierhealthcare.com
And
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Jared Spitalnick; Michael Miller
E-mail: jspitalnick@goodwinlaw.com; mrmiller@goodwinlaw.com
Section 11.03    Public Announcements. Each Party to this Agreement shall consult with the other parties before issuing, and shall provide the other parties the opportunity to review and comment upon, any press release or other public announcement in respect of this Agreement or the transactions contemplated hereby and shall not issue any press release or other public statements or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the consultation and prior written consent of the other Party, unless otherwise required by Law or applicable stock exchange regulation. The initial press release regarding the transactions contemplated hereby shall be a joint press release and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication to be issued on or shortly following the Agreement Date; provided that the Financing Sources and the investment funds sponsored, managed or advised by Affiliates of such Financing Sources, are permitted to report and disclose the status and terms (including price terms and the resulting financial return or other financial or statistical performance information) of this Agreement and the transactions contemplated hereby on a confidential basis to current or potential limited partners of investment funds sponsored, managed or advised by such Financing Sources in connection with fundraising, marketing or informational or reporting activities, to the direct or indirect limited partners of the investment funds sponsored, managed or advised by such Financing Sources, as applicable, and otherwise in the ordinary course of their respective businesses. Notwithstanding anything herein to the contrary, nothing herein shall restrict the Buyer or its debt financings sources or their respective Affiliates from making customary communications in connection with the arrangement and consummation of debt financing in connection with the transactions contemplated hereby.

Section 11.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 11.05    Entire Agreement. This Agreement, the Confidentiality Agreement, the Commitment Letter, and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and the transactions contemplated hereby and thereby, and supersede all prior agreements and undertakings, both written and oral (including any offer letter or term sheet), among Parent, the Sellers and Buyer with respect to the subject matter hereof and thereof.
Section 11.06    Assignment. This Agreement may not be assigned without the express written consent of Parent and Buyer (which consent may be granted or withheld in the sole discretion of Parent or Buyer), as the case may be; provided, however, that (a) Parent or Buyer may, without the consent of the Buyer or Parent, respectively, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its controlled Affiliates, (b) Parent or Buyer may, without the consent of the Buyer or Parent, respectively, assign its rights and obligations, in whole or in part, under this Agreement to a purchaser of all or substantially all of the business, assets or equity of a Party (or its ultimate parent entity) in the aggregate, whether by sale of assets, sale of equity, merger, liquidation or otherwise, except that no such assignment shall relieve the assigning party from the performance of its obligations hereunder and (c) Buyer may collaterally assign, in whole or from time to time in part, its rights under this Agreement to one or more lenders of Buyer for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing as long as Buyer remains ultimately liable for all of its obligations hereunder.
Section 11.07    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Buyer and Parent or (b) by a waiver in accordance with Section 11.08.
Section 11.08    Waiver. Parent or Buyer may (a) extend the time for the performance of any of the obligations or other acts of Buyer or Parent and its Affiliates, respectively, (b) waive any inaccuracies in the representations and warranties of Buyer or Parent and its Affiliates, respectively, contained herein or in any document delivered thereby pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of Buyer or Parent and its Affiliates, respectively, or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of Buyer or Parent to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 11.09    Successors; No Third Party Beneficiaries.
(a)    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, provided, however, that the provisions of ARTICLE X, and Section 11.09(b), and Section 11.16 shall be enforceable by each Indemnified Party or other third-party beneficiary described in such Sections; provided, further, that Parent shall have the right to pursue damages on behalf of its stockholders in the event of Buyer’s breach or wrongful termination of this Agreement.
(b)    All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement, or the execution or performance of this Agreement (including any representation or warranty made in this Agreement) or the transactions contemplated hereby, may be made only against the Persons who are expressly identified as parties to this Agreement or the Ancillary Agreements.  No Person who is not a named party to this Agreement or any Ancillary Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equity holder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its execution or the transactions contemplated hereby, and each party to this Agreement waives and releases all such Liabilities and claims against any such Non-Party Affiliates.  Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.
Section 11.10    Other Remedies; Specific Performance. Unless otherwise specified in his Agreement, the rights and remedies of the parties to this Agreement shall be cumulative. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that money damages would not be a sufficient remedy for any breach of this Agreement; accordingly, in addition to and not in limitation of any other remedies available to the parties to this Agreement for a breach or threatened breach of this Agreement, the parties hereto shall be entitled to specific performance of this Agreement and an injunction restraining any such party from such breach or threatened breach. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief. Each of the parties hereto hereby waives (i) any defense that a remedy at law would be adequate in any action for specific performance and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The Buyer Indemnified Parties hereby disclaim, and shall not be entitled to seek, recission of this Agreement as a remedy for any claims based upon, arising out of, or related to the representations and warranties contained in this Agreement, other than claims for Fraud.
Section 11.11    Interpretive Rules. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Article and Section references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “days” means calendar days unless otherwise specified herein. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require either party or their respective officers, directors, subsidiaries or Affiliates to take any action that would violate or conflict with any applicable Law. The word “or” shall not be exclusive. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. References to “foreign,” “outside the United States,” “non-United

States” or any similar phrase shall be deemed references to jurisdictions outside of the United States. References to “domestic” shall be deemed references to the United States. All references to “days” shall be to calendar days unless otherwise indicated as a Business Day. All references to any documents or information being “made available”, “provided to” or “delivered to” Buyer (or any phrase of similar import) on or prior to the date of this Agreement shall mean that such information or document, as applicable, has been posted to the online data room hosted on behalf of Parent by Venue under the code name “Project Breeze” at least two (2) Business Day prior to the date of this Agreement and has been accessible for viewing by Buyer and its Representatives during such period through Closing. Reference to “consistent with past practice” (or any similar phrases of analogous meaning) means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with the past practice, including with respect to frequency, duration, severity, materiality and other similar metrics. Whenever an action is required (or permitted) to be taken on a day that is not a Business Day, such action may be validly taken on the next Business Day. The words “shall” and “will” denote a directive and obligation, and not an option.
Section 11.12    Governing Law. This Agreement and all claims and causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or non-performance of this Agreement and the transactions contemplated hereby (including any claims or causes of action based upon, arising out of or relating to any representation or warranty made in this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws of the State of Delaware. Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware, in any dispute, claim, cause of action (whether in contract or tort) or proceeding arising out of or relating to this Agreement or the negotiation, execution, termination, performance or non-performance of this Agreement and the transactions contemplated hereby (including any claims or causes of action based upon, arising out of or relating to any representation or warranty made in this Agreement). Each of the parties agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that any judgment in any such dispute may be enforced in other jurisdictions by suit or in any other manner provided by Law.
Section 11.13    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES; THEREFORE, EACH PARTY HERETO EXPRESSLY WAIVES ITS RIGHT TO JURY TRIAL OF ANY CLAIMS OR CAUSES OF ACTIONS (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION, TERMINATION, PERFORMANCE, OR NON-PERFORMANCE OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO ANY REPRESENTATION OR WARRANTY MADE IN

CONNECTION WITH THIS AGREEMENT) OR ANY OTHER AGREEMENTS RELATING TO THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL ACTIONS, SUITS AND PROCEEDINGS THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND WITH THE ADVICE OF COUNSEL HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS Section 11.13.
Section 11.14    Exchange Rate. If applicable Law requires that any payment pursuant to this Agreement be made in local currency, the parties shall use the applicable exchange rate published in the Wall Street Journal, Eastern Edition, three (3) Business Days prior to the Closing or, if applicable, the Later Closing, at which such payment is made.
Section 11.15    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or scanned electronic or e-mail transmission.
Section 11.16    Release. Effective as of (i) the Closing with respect to the Initial Purchased Assets and (ii) the applicable Later Closing, with respect to the applicable Later Purchased Assets, except for any rights or obligations under this Agreement or any of the other Ancillary Agreement, to the fullest extent permitted by applicable Law, each of Parent and Buyer (on behalf of itself and each of its Affiliates) and its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the other Party and its Affiliates, and each of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Business (including, with respect to Parent, the Initial Purchased Assets and the Initial Assumed Liabilities as of the Closing and the Later Purchased Assets and Later Assumed Liabilities as of the applicable Later Closing and, with respect to Buyer, the Excluded Assets and Excluded Liabilities) or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Business (including, with respect to Parent, the Initial Purchased Assets and the Initial Assumed Liabilities as of the Closing and the Later Purchased Assets and Later Assumed Liabilities as of the applicable Later Closing and, with respect to Buyer, the Excluded Assets and Excluded Liabilities) or the operation of the Business. The provisions of this Section 11.16 are intended to be for the benefit of, and shall be enforceable by, the Released Parties, who are third party beneficiaries of this Section 11.16.
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IN WITNESS WHEREOF, Parent, Buyer and the Sellers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SUNMED GROUP HOLDINGS, LLC
By: /s/ Hendrik Struik
Name: Hendrik Struik
Title: Chief Executive Officer
AVANOS MEDICAL, INC.
By: /s/ Joseph F. Woody
Name: Joseph F. Woody
Title: Chief Executive Officer
AVENT, INC.
By: /s/ Michael C. Greiner
Name: Michael C. Greiner
Title: President and CFO
AVENT, S. DE R.L. DE C.V.
By: /s/ Michael C. Greiner
Name: Michael C. Greiner
Title: President of Board of Managers

AVANOS MEDICAL AUSTRALIA PTY LTD
By: /s/ Sameer Singla
Name: Sameer Singla
Title: Director
AVANOS MEDICAL INDIA PRIVATE LIMITED
By: /s/ Sameer Singla
Name: Sameer Singla
Title: Director
AVANOS MEDICAL BELGIUM BV
By: /s/ Dieter B. Krines
Name: Dieter B. Krines
Title: Director
AVANOS MEDICAL UK LIMITED
By: /s/ Dieter B. Krines
Name: Dieter B. Krines
Title: Director
AVANOS MEDICAL JAPAN, INC.
By: /s/ Michael C. Greiner
Name: Michael C. Greiner
Title: President and CFO

AVANOS MEDICAL FRANCE SAS
By: /s/ Dieter B. Krines
Name: Dieter B. Krines
Title: Managing Director
AVANOS MEDICAL DEUTSCHLAND GMGH
By: /s/ Dieter B. Krines
Name: Dieter B. Krines
Title: Managing Director
MICROCUFF GMBH
By: /s/ Dieter B. Krines
Name: Dieter B. Krines
Title: Managing Director
AVANOS MEDICAL NEDERLAND BV
By: /s/ Dieter B. Krines
Name: Dieter B. Krines
Title: Director
AVANOS MEDICAL SALES, LLC
By: /s/ Michael C. Greiner
Name: Michael C. Greiner
Title: President and CFO
AVANOS MEDICAL MEXICO, S. DE R.L. DE C.V.
By: /s/ Michael C. Greiner
Name: Michael C. Greiner
Title: President of Board of Managers

SCHEDULES

Seller Disclosure Schedule

EXHIBITS

Exhibit A – Form of Distribution Agreement
Exhibit B – Form of Supply Agreement
Exhibit C – Term Sheet for Transition Services Agreement

APPENDICES

Appendix I -- Specified NWC SKUs; Applicable SKU-Level Targets
Appendix VI – Country -specific provisions